As filed with the Securities and Exchange Commission on June 24, 1996
                                                       Registration No. 333-
- -------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                            _________________________

                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                            _________________________

                          BEVERLY BANCORPORATION, INC.
             (Exact name of Registrant as specified in its charter)

        Delaware                    6712                      Applied For
(State or other jurisdiction   (Primary standard            (I.R.S. employer
 of incorporation or            industrial classification     identification
 organization)                  code number)                     number)

                              1357 W. 103rd Street
                             Chicago, Illinois 60643
                                 (312) 881-2214

          (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                               John D. Van Winkle
                      President and Chief Executive Officer
                          Beverly Bancorporation, Inc.
                              1357 W. 103rd Street
                            Chicago, Illinois  60643
                                 (312) 881-2223

            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                            _________________________

                                    Copy to:

     Louis E. Rosen, Esq.               Matthew C. Boba, Esq.
     Lord, Bissell & Brook              Chapman and Cutler
     115 South LaSalle Street           111 West Monroe Street
     Chicago, Illinois  60603           Chicago, Illinois  60603

                            _________________________

                Approximate date of commencement of proposed sale
                        of the securities to the public:
                 As soon as practicable after the effective date
                         of this Registration Statement.
                            _________________________

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. / /


     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
/ / ______________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
/ / ______________


     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                            _________________________


                         CALCULATION OF REGISTRATION FEE

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
                                                     Proposed
 Title of Each                       Proposed        Maximum
 Class of                             Maximum       Aggregate       Amount of
 Securities to      Amount to     Offering Price     Offering     Registration
 be Registered     be Registered   Per Share(1)      Price(1)          Fee
- -------------------------------------------------------------------------------
 Common Stock,
 $.01 par value      1,150,000        $16.00       $18,400,000      $6,345.00
 per share           shares(2)
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

(1) Estimated solely for purposes of calculating the amount of the registration fee.

(2)  Includes 150,000 shares subject to the Underwriters' over-allotment option.

                            _________________________

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                          BEVERLY BANCORPORATION, INC.

                              Cross Reference Sheet
                     Pursuant to Regulation S-K Item 501(b)


 Form S-1 Item                                    Prospectus Heading
- ---------------
- ---------------------------------------

 1.   Forepart of the Registration
           Statement and Outside Front
           Cover Page of Prospectus  . .  Forepart of Registration Statement;
                                          Outside Front Cover Page of Prospectus
 2.   Inside Front and Outside Back
           Cover Pages of Prospectus . .  Inside Front and Outside Back Cover
                                          Pages of Prospectus

 3.   Summary Information, Risk
           Factors and Ratio of Earnings
           to Fixed Charges  . . . . . .  Prospectus Summary; The Company; Risk
                                          Factors

 4.   Use of Proceeds  . . . . . . . . .  Use of Proceeds

 5.   Determination of Offering
           Price . . . . . . . . . . . .  Underwriting

 6.   Dilution . . . . . . . . . . . . .  Dilution

 7.   Selling Security Holders . . . . .  *

 8.   Plan of Distribution . . . . . . .  Underwriting

 9.   Description of Securities to
           Be Registered . . . . . . . .  Description of Capital Stock

 10.  Interests of Named Experts
           and Counsel . . . . . . . . .  Legal Matters; Experts

 11.  Information with Respect to
           the Registrant  . . . . . . .  The Company; Market for Common Stock
                                          and Dividends; Capitalization;
                                          Selected Consolidated Financial Data;
                                          Management's Discussion and Analysis
                                          of Financial Condition and Results of
                                          Operations; Business; Management;
                                          Principal Stockholders; Description of
                                          Capital Stock; Shares Eligible for
                                          Future Sale; Consolidated Financial
                                          Statements
 12.  Disclosure of Commission
           Position on Indemnification
           for Securities Act
           Liabilities . . . . . . . . .*

 ------------------------------------------
* Item is omitted because answer is negative or item is inapplicable.

INFORMATION CONTAINED HEREIN IS SUBJECT TO CONPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                   SUBJECT TO COMPLETION, DATED JUNE 24, 1996

                                1,000,000 Shares

                          BEVERLY BANCORPORATION, INC.

                                  Common Stock

     All of the shares of Common Stock, par value $.01 per share (the "Common Stock"), offered hereby are being issued and sold by Beverly Bancorporation, Inc. (the "Company").

     The Company's Common Stock is traded occasionally in the over-the-counter market and the bid price is quoted in the National Quotation Bureau's "pink sheets." It is currently estimated that the initial public offering price per share will be between $14.00 and $16.00. See "Market for Common Stock and Dividends." For information relating to the determination of the initial public offering price of the Common Stock, see "Underwriting." The Common Stock has been approved for quotation on the Nasdaq National Market under the symbol "BEVB."

     Investors should carefully consider the factors set forth under "RISK FACTORS" beginning on page 7.

     THE SHARES OF COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS OR DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND, THE SAVINGS ASSOCIATION INSURANCE FUND OR ANY OTHER GOVERNMENT AGENCY.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
                                             Underwriting       Proceeds to
                           Price to Public   Discount(1)        Company(2)
- -------------------------------------------------------------------------------
 Per Share . . . . . . .   $                 $                  $

 Total(3)  . . . . . . .   $                 $                  $
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

(1) See "Underwriting" for information concerning indemnification arrangements with the Underwriters.
(2)  Before deducting expenses of the offering, estimated at $450,000.
(3) The Company has granted the Underwriters a 30-day option to purchase up to 150,000 additional shares of Common Stock solely to cover over-allotments, if any, on the same terms and conditions as shown above. If such option is exercised in full, the total Price to Public, Underwriting Discount and Proceeds to Company will be $_________, $__________ and $__________, respectively.

     The shares of Common Stock being offered hereby are being offered severally by the Underwriters named herein subject to receipt and acceptance by them and subject to the right to reject any order in whole or in part. See "Underwriting." It is anticipated that delivery of the certificates for the shares of Common Stock will be made against payment therefor on or about July __, 1996.
                                 _______________

                          HOWE BARNES INVESTMENTS, INC.
                                  July __, 1996

                          BEVERLY BANCORPORATION, INC.










               Graphic Material - Map of location of bank branches








IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED IN THE NASDAQ NATIONAL MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

The Company intends to furnish its stockholders with annual reports containing financial statements audited by an independent public accounting firm for each fiscal year and with quarterly reports containing unaudited summary information for the first three quarters of each fiscal year.

                               PROSPECTUS SUMMARY

     THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED, THE INFORMATION CONTAINED IN THIS PROSPECTUS (i) ASSUMES THE REINCORPORATION OF BEVERLY BANCORPORATION, INC., AN ILLINOIS CORPORATION ("BEVERLY ILLINOIS"), AS A DELAWARE CORPORATION, WHICH WILL TAKE PLACE PRIOR TO THE COMPLETION OF THE OFFERING (THE "REINCORPORATION"), (ii) GIVES EFFECT TO THE ISSUANCE OF FIVE SHARES OF COMMON STOCK OF THE COMPANY FOR EACH SHARE OF COMMON STOCK OF BEVERLY ILLINOIS IN CONNECTION WITH THE REINCORPORATION AND ALL STOCK DIVIDENDS PAID THROUGH THE DATE HEREOF, AND (iii) ASSUMES NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION. PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE MATTERS SET FORTH IN "RISK FACTORS."

                                   The Company

     Beverly Bancorporation, Inc. (the "Company") is a community-based financial services holding company headquartered in Chicago, Illinois. Through its subsidiaries, the Company provides a full range of banking services and also provides personal and corporate trust services. The Company's principal operating subsidiaries are Beverly Bank, Beverly Bank Matteson, First National Bank of Wilmington ("Wilmington") and Beverly Bank Lockport (collectively, the "Banks"), and Beverly Trust Company ("Beverly Trust"). The Banks are chartered as Illinois state banks, with the exception of Wilmington, which was federally chartered in 1863 and is the second oldest active national bank in Illinois.

     The Banks are community-oriented, full-service commercial banks, providing a full range of banking services to individuals, small-to-medium-sized businesses, and not-for-profit organizations. The Banks operate out of 12 full-service locations in the south and southwest parts of the Chicago metropolitan area, a business development office located in downtown Chicago and a mortgage origination office located in Naperville, Illinois. Through Wilmington, the Company also operates a full-service insurance agency and a residential mortgage brokerage business and offers a broad range of annuities and mutual funds through a relationship with a securities firm. Beverly Trust provides a wide array of trust services for individuals and corporations. As of March 31, 1996, Beverly Trust managed $276.3 million in assets, primarily in the areas of personal living trusts and corporate employee benefit plans, and administered more than 3,000 land trusts.

     As of December 31, 1995, the Company's total assets were $591.2 million and net income for the year ended December 31, 1995 was $6.2 million, with a return on average assets of 1.09% and a return on average equity of 13.37% for the year then ended. As of March 31, 1996, the Company's total assets had grown to $601.8 million, with net income of $1.4 million for the quarter then ended, an increase in net income of 5.1% from the quarter ended March 31, 1995.

     The Company's strategy is to continue to increase its core banking business through its commercial community banking presence and its retail product sales and distribution system. The Company will also pursue an increased market share in personal and corporate trust services and intends to further develop its securities sales and insurance activities. Where opportunities arise, the Company may seek to augment its internal growth through the establishment of additional branches and offices, as well as acquisitions or joint ventures in both banking and non-banking areas. In 1996, Wilmington formed a joint venture, currently in its initial stages, with a prominent realtor for the purpose of increasing its mortgage origination business.

     The Company was incorporated in Delaware on June 13, 1996 as a wholly-owned subsidiary of Beverly Bancorporation, Inc., an Illinois corporation ("Beverly Illinois"). Beverly Illinois was organized in 1969 and at present owns all of the outstanding capital stock of the Banks and Beverly Trust. Pursuant to the Reincorporation, prior to the completion of the offering, Beverly Illinois will be merged with and into the Company and the Company will be the surviving corporation. After the Reincorporation, the Company will own all of the outstanding capital stock of the Banks and Beverly Trust. In connection with the Reincorporation, each outstanding share of common stock of Beverly Illinois will be converted into five shares of Common Stock of the Company.

     The Company intends to merge Beverly Bank, Beverly Bank Matteson and Beverly Bank Lockport with and into Wilmington by year-end 1996. Pursuant to the merger, Wilmington will be renamed Beverly National Bank and will remain a nationally chartered bank. The anticipated result of the merger will be to consolidate the operations of the Banks and to reduce the administrative costs under which the Banks presently operate.

     The Company's principal executive offices are located at 1357 West 103rd Street, Chicago, Illinois 60643, and its telephone number is (312) 881-2214.

     Except where the context otherwise requires, when used herein the term "Company" refers to Beverly Bancorporation, Inc., a Delaware corporation, its predecessor and its subsidiaries.

                                  THE OFFERING

Common Stock offered  . . . . . .      1,000,000 shares
Common Stock to be outstanding
after the offering(1). . . . . .       4,974,940 shares
Nasdaq symbol . . . . . . . . . .      BEVB
Use of Proceeds . . . . . . . . .       The Company will use a portion of the
                                        net proceeds from the sale of shares of
                                        Common Stock offered hereby to repay
                                        outstanding short-term borrowings of
                                        $9.7 million.  The remaining net
                                        proceeds will be used for general
                                        corporate purposes including, if and
                                        when opportunities arise, establishing
                                        additional branches and offices and
                                        acquiring businesses complementary to
                                        those of the Company.  See "Use of
                                        Proceeds."



________________
(1) In addition, 513,040 shares of Common Stock are reserved for issuance under the Company's stock option plan pursuant to which options to purchase 421,965 shares of Common Stock are outstanding, 168,756 of which are presently exercisable.

                       SUMMARY CONSOLIDATED FINANCIAL DATA


                                        Three Months Ended
                                            March 31,(1)                         Year Ended December 31,

                                            1996        1995         1995          1994          1993           1992         1991
                                           -----       -----        -----          ----          ----           ----         ----
Statement Of Income Data:                                   (dollars in thousands, except per share data)
- -------------------------
  Total interest income                   $10,253      $9,528       $39,970       $35,206       $33,468       $36,583      $42,328
  Total interest expense                    4,768       3,984        17,184        12,949        12,805        15,256       20,858
                                           ------     -------       -------       -------       -------       -------      -------
  Net interest income                       5,485       5,544        22,786        22,257        20,663        21,327       21,470
  Provision for loan losses                    41          76           159           311         1,299         3,577        2,923
  Other income                              2,123       1,844         7,870         8,017         9,820        11,300        9,048
  Operating expense                         5,477       5,360        21,416        20,875        22,169        23,127       22,513
  Income tax expenses                         647         579         2,877         2,672         2,143         1,519        1,036
  Cumulative effect of change in
    accounting principle                        -           -             -             -           374             -            -
                                           ------     -------       -------       -------       -------       -------      -------
  Net income                               $1,443      $1,373        $6,204        $6,416        $5,246        $4,404       $4,046
                                           ------     -------       -------       -------       -------       -------      -------
                                           ------     -------       -------       -------       -------       -------      -------
Per Share Data(2):
- ------------------
  Income before cumulative effect
    of change in accounting principle        $.35        $.28         $1.26         $1.34         $1.05          $.96         $.89
  Net income                                  .35         .28          1.26          1.34          1.13           .96          .89
  Cash dividends declared                     .05         .05           .19           .18           .17           .17          .12
  Book value at end of period               10.31        9.13         10.35          8.44          8.58          7.69         6.94
  Net tangible book value at end of
    period                                  10.00        8.81         10.02          8.11          8.14          7.15         6.29
  Stock dividends declared                   5.00%       5.00%         5.00%        5.00 %         5.00%            -            -

Selected Financial Ratios:
- ---------------------------
  Return on average assets                   .97 %        .99%         1.09%        1.20 %         1.03%          .90%         .85%
  Return on average equity                  13.93       12.93         13.37         16.10         13.33         12.61        12.95
  Dividend payout ratio (dividends
    declared per share to net income
    per share)                              14.29       17.86         15.08         13.43         15.04         17.71        13.48
  Average equity to average assets           7.04        7.62          8.17          7.47          7.72          7.17         6.53
  Net interest margin (tax equivalent)       4.16        4.56          4.55          4.73          4.56          5.05         5.27
  Allowance for loan losses to
    total loans at end of period(2)          1.28        1.29          1.13          1.37          1.51          1.79         1.51
  Non-performing loans to total loans
    at end of period                          .55         .71           .57           .82          1.05          1.76         2.70
  Net loans charged off (recoveries) to
  average loans                              (.12)        .24           .21           .13           .70          1.23         2.02


                                               March 31,                            December 31,
                                         ---------------------     ---------------------------------------------------------------
                                           1996        1995          1995          1994          1993          1992         1991
                                         ---------------------     ---------------------------------------------------------------
                                                                                             (in thousands)
Selected Balance Sheet Data:
- ---------------------------

  Total assets                           $601,810    $564,493      $591,203      $561,339      $519,635      $510,642     $467,287
  Total earning assets                    555,379     517,877       539,842       505,307       477,196       462,549      422,185
  Loans                                   311,405     303,025       312,160       291,042       267,517       251,062      279,511
  Total deposits                          544,452     504,015       527,131       504,445       459,132       454,917      418,134
  Short-term borrowings                    11,701      12,786        17,292        11,414        13,346        15,795       12,884
  Total stockholders' equity               40,881      44,199        40,961        40,808        40,055        35,253       31,266
  Net tangible book value                  39,650      42,688        39,660        39,202        38,017        32,651       28,365


_______________
(1) Ratios for interim periods are stated on an annualized basis. However, interim operating results and ratios for the three months ended March 31, 1996 are not necessarily indicative of results that may be experienced for the full year.
(2) All per share amounts have been adjusted to give effect to the issuance of five shares of Common Stock of the Company for each share of common stock of Beverly Illinois in connection with the Reincorporation and all stock dividends paid through the date hereof.

                                  RISK FACTORS

     IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, THE FOLLOWING FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING THE COMPANY AND ITS BUSINESS AND DECIDING WHETHER TO PURCHASE ANY OF THE COMMON STOCK OFFERED HEREBY.

IMPACT OF INTEREST RATES AND OTHER ECONOMIC CONDITIONS

     The Company's earnings depend to a great extent upon the level of net interest income, which is the difference between total interest income earned on earning assets and total interest expense paid on interest bearing liabilities. Although management believes that the maturities of the Company's assets are well balanced in relation to maturities of liabilities ("asset/liability management"), asset/liability management involves estimates as to how changes in the general level of interest rates will impact the yields earned on assets and the rates paid on liabilities. As community banks, the Banks are primarily dependent on local deposits as a source of funds. Additionally, the Company uses a number of funding sources as alternatives to local area deposits. These alternatives include repurchase agreements, municipal deposits and federal funds purchased from correspondent banks. See "Management's Discussion and Analysis of Results of Operations and Financial Condition -- Asset/Liability Management." Because the Banks are community banks operating solely in the Chicago metropolitan area, the success of the Company is also dependent to a certain extent upon the general economic conditions in the Chicago metropolitan area.

ALLOWANCE FOR LOAN LOSSES

     The Company's allowance for loan losses is maintained at a level considered adequate by management to absorb anticipated losses in its loan portfolio. The amount of future loan losses is susceptible to changes in economic, operating and other conditions, including changes in interest rates, that may be beyond the Company's control. Such losses may exceed current estimates. Although management believes that the Company's allowance for loan losses is adequate, there can be no assurance that the allowance will prove sufficient to cover actual loan losses in the future. See "Management's Discussion and Analysis of Results of Operations and Financial Condition -- Analysis of Allowance for Loan Losses."

LIMITED PUBLIC MARKET FOR COMMON STOCK

     Prior to this offering, there has been a limited public market for the Common Stock. See "Market for Common Stock and Dividends." While the Company has been approved for inclusion in the Nasdaq National Market, there can be no assurance that following this offering an active public market for the Common Stock will develop or be sustained. The initial public offering price of the Common Stock will be determined by negotiations between the Company and the Underwriters and may not be indicative of the market price of the Common Stock after this offering. See "Underwriting."

GOVERNMENT REGULATION AND LEGISLATION

     The Company, the Banks and Beverly Trust are subject to extensive federal and state legislation, regulation and supervision. Future legislation and regulations may have significant impact on the financial services industry. Some of the legislative and regulatory changes may benefit the Company; others, however, may increase the Company's costs of doing business and assist competitors of the Company. See "Supervision and Regulation."

     Although the Company has certain investments and expects to continue to generate some revenues at the holding company level, the Company has been and is likely to continue to be largely dependent upon the receipt of dividends from the Banks to fund dividends on the Company's Common Stock. Dividends payable by the Banks are limited by law and applicable capital adequacy requirements and are also subject to regulation by the various regulators. See "Supervision and Regulation -- Regulation of Banks -- Dividends."

COMPETITION

     The financial services business is highly competitive. The Company encounters strong direct competition for deposits, loans and other financial services. The Company's principal competitors include other commercial banks, savings banks, savings and loan associations, mutual funds, money market funds, finance companies, credit unions, mortgage companies, private issuers of debt obligations and suppliers of other investment alternatives, such as securities firms. In addition, in recent years, several major multi-bank holding companies have entered or expanded in the Chicago metropolitan market. Generally, these financial institutions are significantly larger than the Company and have access to greater capital and other resources. Many of the Company's non-bank competitors are not subject to the same degree of regulation as that imposed on bank holding companies, federally insured banks and national or Illinois chartered banks. As a result, such non-bank competitors have advantages over the Company in providing certain services. See "Business -- Competition."

NO ASSURANCE OF ACQUISITIONS OR EXPANSION

     A portion of the net proceeds from the offering is intended to be used to support future growth, which may include establishing additional branches and offices and acquiring businesses complementary to those of the Company. See "Use of Proceeds." Acquisition candidates may not be available on terms favorable to the Company. The Company must compete with a variety of institutions and individuals for suitable acquisition candidates. In recent years, several major bank holding companies have actively pursued acquisition opportunities in the Chicago metropolitan area. Competition from other institutions could affect the Company's ability to make acquisitions and increase the price that the Company pays for certain acquisitions. Furthermore, acquisitions of financial institutions are subject to regulatory approval.
There can be no assurance that potential acquisitions which meet the Company's investment criteria will be available on terms acceptable to the Company or that the required regulatory approval of any proposed acquisitions will be obtained. There can also be no assurance that the Company will continue to experience growth or be able to successfully operate and manage any business that it does acquire so as to establish, maintain or increase profitability. At present, the Company is not a party to any understanding, letter of intent or agreement with respect to the acquisition of the stock or assets of another entity.

RELIANCE ON KEY PERSONNEL

     The Company's success has been and will be largely dependent on its continuing ability to retain the services of its existing senior management and, as it expands, to attract and retain qualified additional senior and middle management. The loss of the services of any of its key management personnel, or the inability to recruit and retain qualified personnel in the future, could have an adverse effect on the Company's business and financial results. See "Management."

SHARES ELIGIBLE FOR FUTURE SALE

     Following completion of the offering, the Company will have 4,974,940 shares of Common Stock issued and outstanding (5,124,940 shares if the Underwriters' over-allotment option is exercised in full). The 1,000,000 shares offered hereby (1,150,000 shares if the over-allotment option is exercised in full) along with 2,815,237 previously issued and outstanding shares will be freely tradeable without restriction under the Securities Act of 1933, as amended (the "1933 Act"), except for any shares which are purchased in this offering by affiliates of the Company. Additionally, approximately 964,600 additional shares of Common Stock currently outstanding will become eligible for public sale 90 days after completion of the offering pursuant to the provisions of Rule 144 under the 1933 Act. However, the Company and all the directors and executive officers of the Company have agreed with the Underwriters not to offer, sell or otherwise dispose of any shares of Common Stock (except, in the case of the Company, shares issuable pursuant to outstanding options) for a period of 180 days after the date of this Prospectus without the prior written consent of the Representative of the Underwriters. Upon expiration of this 180-day period, however, all of these shares (representing 19.4% of the total number of shares which will be outstanding following completion of the offering) could be resold by these and other persons who are affiliates of the Company, subject to certain requirements of Rule 144 under the 1933 Act. As of June 10, 1996, options to purchase 421,965 shares of Common Stock were outstanding, of which options with respect to 168,756 shares of Common Stock were exercisable. Sales of substantial amounts of Common Stock in the public market following the offering could adversely affect the market price of the Company's Common Stock. See "Shares Eligible for Future Sale" and "Underwriting."

DILUTION

     Purchasers of shares of Common Stock offered hereby will suffer an immediate and substantial dilution in net tangible book value per share of Common Stock. The net tangible book value of the Company at March 31, 1996 was approximately $39.7 million or $10.00 per share of Common Stock. Based upon an initial public offering price of $15.00 per share, the dilution per share to new stockholders is $4.30. See "Dilution."

                                 USE OF PROCEEDS

     The net proceeds to the Company from the sale of the 1,000,000 shares of Common Stock offered hereby are estimated to be approximately $13.5 million ($15.6 million if the over-allotment option is exercised in full), assuming an initial public offering price of $15.00 per share and after deducting the estimated underwriting discount and offering expenses.

     The Company will use a portion of the net proceeds to repay $9.7 million of outstanding short-term bank borrowings under a demand note, bearing interest at adjusted LIBOR rates, issued to finance the Company's repurchase of 881,340 shares of Common Stock in December 1995. The remaining net proceeds will be used for general corporate purposes including, if and when opportunities arise, establishing additional branches and offices and acquiring businesses complementary to those of the Company. At present, the Company is not a party to any understanding, letter of intent or agreement with respect to the acquisition of the stock or assets of another entity. Pending such uses, the Company intends to invest the net proceeds in short-term, marketable, investment grade interest bearing securities.

                      MARKET FOR COMMON STOCK AND DIVIDENDS

LIMITED PRIOR TRADING MARKET

     The Company's Common Stock trades occasionally in the over-the-counter market and the bid price is quoted in the National Quotation Bureau's "pink sheets." Accordingly, although a limited market for the Company's Common Stock exists, quotations of the bid and ask prices may not be indicative of the fair value of the Common Stock.

     On June 19, 1996, the last reported bid and ask prices for the Common Stock as quoted by Howe Barnes Investments, Inc. were $62.50 and $66.25, respectively (or $12.50 and $13.25, respectively, as adjusted to give effect to the issuance of five shares of Common Stock of the Company for each share of common stock of Beverly Illinois in connection with the Reincorporation). As of the close of business on June 10, 1996, the Company had approximately 310 holders of record of its Common Stock.

     It is expected that the Common Stock will trade in the over-the-counter market and will be quoted on the Nasdaq National Market under the symbol "BEVB." There can be no assurance, however, that an active or liquid trading market will develop in the Common Stock.

DIVIDENDS

     The Company has paid quarterly cash dividends on the Common Stock since June 1991. Since January 1, 1994, the Company has declared per share cash dividends with respect to its Common Stock as follows:


1994
     First Quarter  . . . . . . . . . . . . . . .     $.04513
     Second Quarter . . . . . . . . . . . . . . .      .04513
     Third Quarter  . . . . . . . . . . . . . . .      .04513
     Fourth Quarter . . . . . . . . . . . . . . .      .04513

1995
     First Quarter  . . . . . . . . . . . . . . .      .04750
     Second Quarter . . . . . . . . . . . . . . .      .04750
     Third Quarter  . . . . . . . . . . . . . . .      .04750
     Fourth Quarter . . . . . . . . . . . . . . .      .04750

1996
     First Quarter  . . . . . . . . . . . . . . .      .05000
     Second Quarter (through _____, 1996) . . . .


The Company has declared a five percent stock dividend on the Common Stock in the first quarter of each year since 1993.

     Holders of Common Stock are entitled to receive such dividends as may be declared by the Board of Directors from time to time and paid out of funds legally available therefor. Because the Company's consolidated net income consists largely of the net income of the Banks, the Company's ability to pay dividends depends, in part, upon its receipt of dividends from the Banks. The Banks' ability to pay dividends is regulated by banking statutes. See "Supervision and Regulation -- Regulation of Banks -- Dividends." The declaration of dividends by the Company is discretionary and will depend on the Company's earnings and financial condition, regulatory limitations, tax considerations, and other factors. While the Board of Directors expects to continue to declare dividends quarterly, there can be no assurance that dividends will be paid in the future.

                                 CAPITALIZATION

     The following table sets forth the consolidated short-term borrowings and capitalization of the Company as of March 31, 1996, and as adjusted to give effect to the sale of the 1,000,000 shares of Common Stock offered hereby (at an assumed initial public offering price of $15.00 per share and after deducting the estimated underwriting discount and offering expenses) and the application of the net proceeds as described in "Use of Proceeds."


                                                                 March 31, 1996
                                                          ------------------------------
                                                            Actual           As Adjusted
                                                           --------          -----------
                                                                   (in thousands)
 Short-Term Borrowings
    Securities sold under agreements to repurchase,
     funds purchased, and treasury tax deposits            $   2,001            $  2,001

    Short-term bank borrowings                                 9,700                 -
                                                           ---------           ---------
       Total short-term borrowings                         $  11,701            $  2,001
                                                           ---------           ---------
                                                           ---------           ---------
 Long-term obligations

    Capitalized lease obligation                           $     601            $   601

 Stockholders' Equity
   Preferred Stock, par value $.01 per share -
   1,000,000 shares authorized; no shares issued and
   outstanding                                                   -                   -


   Common Stock, par value $.01 per share -
   8,000,000 shares authorized; 3,966,485 shares
   issued and outstanding; 4,974,940 shares
   outstanding as adjusted(1)(2)(3)                               40                  50

   Additional paid-in-capital(3)                              11,315              24,905

   Retained earnings                                          32,032              32,032
   Net unrealized loss on available-for-sale
     securities                                                 (816)               (816)

   Notes receivable - officer stockholders                    (1,690)             (1,690)
                                                           ---------           ---------
     Total Stockholders' Equity                            $  40,881           $  54,481
                                                           ---------           ---------
     Total Capitalization                                  $  41,482           $  55,082
                                                           ---------           ---------
                                                           ---------           ---------

_______________
(1)  Adjusted for a five percent stock dividend paid on April 15, 1996.
(2) Excludes 513,040 shares of Common Stock reserved for issuance under the Company's stock option plan pursuant to which options to purchase 421,965 shares of Common Stock are outstanding, 168,756 of which are presently exercisable.
(3) The as adjusted column includes 8,455 shares issued on April 15, 1996 for dividends reinvested and directors' fees paid in shares of Common Stock.

                                    DILUTION

     The net tangible book value of the Company as of March 31, 1996 was $39.7 million or $10.00 per share of Common Stock. "Net tangible book value" is defined as the total stockholders' equity of the Company less intangible assets. "Net tangible book value per share" is determined by dividing the net tangible book value of the Company by the number of outstanding shares of Common Stock.

     After giving effect to the sale of the Common Stock offered hereby (assuming an initial public offering price of $15.00 per share and after deducting the estimated underwriting discount and offering expenses), the Company's pro forma net tangible book value as of March 31, 1996 would have been $53.2 million or $10.70 per share of Common Stock. This represents an immediate increase in net tangible book value of $.70 per share to the existing stockholders, and an immediate dilution of $4.30 per share to investors who purchase shares of Common Stock in this offering. "Dilution" is the difference between the offering price per share and the pro forma net tangible book value per share as adjusted for the offering.

     The following table illustrates this per share dilution as of March 31, 1996, which is determined by subtracting the net tangible book value per share after the offering from the price paid by a new investor.


Assumed initial public offering price per share(1) . . . . . . . . . . . .$15.00
     Net tangible book value per share as of March 31, 1996 . . . .$10.00
     Increase in net tangible book value per share attributable
     to payments by new investors(2) . . . . . . . . . . . . . . .   0.70
                                                                    -----
Pro forma net tangible book value per share after offering . . . . . . . . 10.70
                                                                           -----
Dilution of net tangible book value per share to new investors . . . . . . $4.30
                                                                           -----
                                                                           -----
_______________
(1)  Before deducting the estimated underwriting discount and offering expenses.
(2)  After deducting the estimated underwriting discount and offering expenses.


     The following table summarizes as of March 31, 1996, the number of shares purchased from the Company, the total consideration paid and the average price per share paid by: (i) the officers, directors and affiliated persons of the Company who acquired such shares since December 31, 1990 and (ii) investors in this offering assuming an initial public offering price of $15.00 per share (before deducting the estimated underwriting discount and offering expenses):


                                                       Number of Shares        Total         Average Price
                                                          Purchased        Consideration        Per Share
                                                       ----------------    -------------     -------------
Officers, directors and affiliated persons . . . . . .      148,678          $ 1,137,807           $7.65
New investors. . . . . . . . . . . . . . . . . . . . .    1,000,000           15,000,000           15.00


                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following table sets forth selected consolidated financial and other data of the Company. The selected statement of income and balance sheet data, insofar as they relate to the five years in the five-year period ended December 31, 1995, have been derived from the Company's audited consolidated financial statements. The consolidated financial statements of the Company for each of the three years in the period ended December 31, 1995 and as of December 31, 1995 and 1994 are included elsewhere herein. The selected financial data for the three-month periods ended March 31, 1996 and 1995 and as of March 31, 1996 and 1995 are derived from the Company's unaudited interim financial statements. Such unaudited interim financial statements include all adjustments (consisting only of normal, recurring accruals) that the Company considers necessary for a fair presentation of the financial position and the results of operation as of the dates and for the periods indicated. Information for any interim period is not necessarily indicative of results that may be anticipated for the full year. The following information should be read in conjunction with "Management's Discussion and Analysis of Results of Operations and Financial Condition" and the Consolidated Financial Statements and Notes thereto included elsewhere herein.




                                                    Three Months Ended
                                                         March 31, (1)                    Year Ended December 31,
                                                    ------------------   ---------------------------------------------------------
                                                       1996      1995      1995      1994          1993        1992         1991
                                                       ----      ----      ----      ----          ----        ----         ----
Statement of Income Data:                                                        (dollars in thousands, except per share data)
- ------------------------
   Total interest income                             $10,253    $9,528   $39,970   $35,206        $33,468     $36,583      $42,328
   Total interest expense                              4,768     3,984    17,184    12,949         15,256      20,858       12,805
                                                     -------    ------   -------   -------        -------     ------- -------
     Net interest income                               5,485     5,544    22,786    22,257         21,327      21,470       20,663
     Provision for loan losses                            41        76       159       311          1,299       3,577        2,923
     Other income                                      2,123     1,844     7,870     8,017          9,820      11,300        9,048
     Operating expense                                 5,477     5,360    21,416    20,875         22,169      23,127       22,513
     Income before income tax expense                  2,090     1,952     9,081     9,088          7,763       5,923        5,082
     Income tax expense                                  647       579     2,877     2,672          2,143       1,519        1,036
     Cumulative effect of change in
       accounting principle                               --        --        --        --            374          --           --
                                                     -------    ------   -------   -------        -------     -------      -------
     Net income                                     $  1,443  $  1,373 $   6,204 $   6,416        $ 5,246     $ 4,404      $ 4,046
                                                     -------    ------   -------   -------        -------     -------      -------
                                                     -------    ------   -------   -------        -------     -------      -------
Per Share Data(2):
- -----------------
     Income before cumulative effect                    $.35      $.28     $1.26     $1.34          $1.05        $.96         $.89
       of change in accounting principle
     Net income                                          .35       .28      1.26      1.34           1.13         .96          .89
     Cash dividends declared                             .05       .05       .19       .18            .17         .17          .12
     Book value at end of period                       10.31      9.13     10.35      8.44           8.58        7.69         6.94
     Net tangible book value at end of period          10.00      8.81     10.02      8.11           8.14        7.15         6.29
     Stock dividends declared                           5.00%     5.00%     5.00%     5.00%          5.00%          -            -
     Selected Financial Ratios:
     Return on average assets                            .97%      .99%     1.09%     1.20%          1.03%        .90%         .85%
     Return on average equity                          13.93     12.93     13.37     16.10          13.33       12.61        12.95
     Dividend payout ratios (dividends declared per    14.29     17.86     15.08     13.43          15.04       17.71        13.48
       share to net income per share)
     Average equity to average assets                   7.04      7.62      8.17      7.47           7.72        7.17         6.53
     Net interest margin (tax equivalent)               4.16      4.56      4.55      4.73           4.56        5.05         5.27
     Allowance for loan losses to total loans at
       end of period                                    1.28      1.29      1.13      1.37           1.51        1.79         1.51
     Nonperforming loans to total
       loans at end of period                            .55       .71       .57       .82           1.05        1.76         2.70
     Net loans charged off (recoveries) to average     (0.12)      .24      0.21      0.13           0.70        1.23         2.02
       loans(1)
     Tier 1 risk-based capital                         12.47     13.61     12.25     14.78          13.15       12.97         9.74
     Total risk-based capital                          13.67     14.35     13.34     16.09          14.51       14.75        11.19


                                                           March 31,                      December 31,
                                                    ------------------   -------------------------------------------------------
                                                       1996      1995      1995      1994            1993      1992         1991
                                                       ----      ----      ----      ----            ----      ----         ----
                                                                          (in thousands)
Selected Balance Sheet Data:
- ----------------------------
Total assets                                        $601,810   $564,493  $591,203   $561,339        $519,63   $510,642   $467,2875
     Total earning assets                            555,379    517,877   539,842    505,307        477,196    462,549     422,185
     Loans                                           311,405    303,025   312,160    291,042        267,517    251,062     279,511
     Allowance for loan losses                         3,930      3,894     3,524      3,995          4,026      4,484       4,230
     Total deposits                                  544,452    504,015   527,131    504,445        459,132    454,917     418,134

     Short term borrowings                            11,701     12,786    17,292     11,414         13,346     15,795      12,884
     Total stockholders' equity                       40,881     44,199    40,961     40,808         40,055     35,120      31,266
     Net tangible book value                          39,650     42,688    39,660     39,202         38,017     32,651      28,365


_______________
(1) Ratios for interim periods are stated on an annualized basis. However, interim operating results and ratios for the three months ended March 31, 1996 are not necessarily indicative of results that may be experienced for the full year.

(2) All per share amounts have been adjusted to give effect to the issuance of five shares of Common Stock of the Company for each share of common stock of Beverly Illinois in connection with the Reincorporation and all stock dividends paid through the date hereof.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  RESULTS OF OPERATIONS AND FINANCIAL CONDITION

     The following discussion and analysis is intended as a review of significant factors affecting the results of operations and the financial condition of the Company for the periods indicated. This discussion should be read in conjunction with the Consolidated Financial Statements and the Notes thereto and the Selected Consolidated Financial Data presented herein.

OVERVIEW

     The Company provides a full range of banking services, including personal and corporate trust services. The strategy of the Company is to continue to increase its core banking business and to further develop its mortgage, trust, securities sales and insurance activities in order to provide an array of household financial services encompassing banking and other investment products. As of December 31, 1995, the Company's total assets were $591.2 million and net income for the year ended December 31, 1995 was $6.2 million, with a return on average assets of 1.09% and a return on average equity of 13.37% for the year then ended. As of March 31, 1996, the Company's total assets had grown to $601.8 million with net income of $1.4 million for the quarter then ended, an increase in net income of 5.1% over the quarter ended March 31, 1995.

RESULTS OF OPERATIONS

NET INTEREST INCOME

     Net interest income equals the difference between interest income earned on assets and the interest expense paid on liabilities and is a measure of how effectively management has balanced and allocated the Company's interest-rate-sensitive assets and liabilities. Net interest income on a tax-equivalent basis was relatively constant at $5.7 million for the quarter ended March 31, 1996 and $5.8 million for the quarter ended March 31, 1995. Net interest income on a tax-equivalent basis increased 2.6% to $23.6 million in 1995 from $23.0 million in 1994 and increased 8.1% in 1994 from $21.3 million in 1993.

     The following tables set forth the average balances, net interest income and expense and average yields and rates for the Company's earning assets and interest-bearing liabilities for the indicated periods on a tax-equivalent basis assuming a 34% tax rate.


                                                               For the Three Months Ended March 31,(1)
                                      ------------------------------------------------------------------------
                                                           1996                                          1995
                                      ---------------------------------------------   -------------------------
                                      Average Balance     Interest     Yield/Rate(%)   Average Balance  Interest    Yield/Rate(%)
                                      ---------------     --------     -------------   ---------------  --------    ------------
INTEREST EARNING ASSETS:                                               (dollars in thousands)
Investment securities:
  Taxable                                    $187,894         $2,848            6.06%         $184,143    $2,887           6.27%
  Tax exempt (tax
    equivalent)                                27,099            509            7.51            26,441       523           7.93
                                             --------        -------                          --------   -------
    Total investment securities               214,993          3,357            6.25           210,584     3,410           6.48
                                             --------        -------                          --------   -------
Funds sold                                     27,229            359            5.29             2,977        42           5.66
                                             --------        -------                          --------   -------
Loans:(2)
  Commercial and industrial                    48,740          1,153            9.49            50,836     1,195           9.43
  Residential real estate                     149,277          2,831            7.58           146,400     2,763           7.55
  Commercial real estate                       73,508          1,668            9.10            64,854     1,443           8.92
  Other consumer                               37,104          1,030           11.13            33,458       802           9.61
  Fees on loans                                   -               61                               -          83
    Total loans (tax equivalent)              308,629          6,743            8.74           295,548     6,286           8.51
                                             --------        -------                          --------   -------
          Total earning assets                550,851        $10,459            7.59%          509,109    $9,738           7.65%
                                             --------        -------                          --------   --------
                                             --------        -------                          --------   --------
Cash and due from banks                        25,907                                           23,134
Other assets                                   18,016                                           21,037
                                             --------                                          -------
          Total assets                       $594,774                                         $553,280
                                             --------                                         --------
                                             --------                                         --------
INTEREST BEARING LIABILITIES:
Interest bearing deposits:
  Interest bearing demand
    deposits                                 $111,545        $   614            2.21          $105,491    $  727           2.76
  Savings deposits                            107,699            724            2.70           110,003       781           2.85
  Time deposits                               229,706          3,187            5.56           192,987     2,350           4.88
                                             --------        -------                          --------   -------
    Total deposits                            448,950          4,525            4.04           408,481     3,858           3.79
  Short-term borrowings:
    Securities sold under
      agreements to
      repurchase, funds
      purchased, and treasury
      tax deposits                              3,835             55            5.75             7,322        99           5.42
    Short-term bank
      borrowings                               10,103            188            7.46             1,146        27           9.45
                                              -------         ------                           -------    ------
    Total interest bearing
      liabilities                            $462,888         $4,768            4.13          $416,949    $3,984           3.83
                                             --------         ------                          --------    ------
                                             --------         ------                          --------    ------
Demand deposits                                84,642                                           90,003
Other liabilities                               5,373                                            4,190
Stockholders' equity                           41,871                                           42,138
                                             --------                                         --------
Total liabilities and
  stockholders' equity                       $594,774                                         $553,280
                                             --------                                         --------
                                             --------                                         --------
Net interest income (tax
  equivalent)                                                 $5,691                                      $5,754
                                                              ------                                      ------
                                                              ------                                      ------
Net interest margin(3)                                                          4.13%                                      4.52%
                                                                                 ----                                       ----
                                                                                 ----                                       ----
Interest bearing liabilities to
  earning assets                                84.03%                                        81.90%
                                                -----                                         -----
                                                -----                                         -----

_______________
(1)  Yield/Rates are annualized.
(2)  Nonaccrual loans are included in average balances.
(3) Net interest margin is net interest income divided by average total earning assets.



                                                                        For the Years Ended December 31,
                                -------------------------------------------------------------------------------------------------
                                               1995                             1994                            1993
                                 ------------------------------    -----------------------------   ------------------------------
                                 Average             Yield/Rate    Average            Yield/Rate   Average             Yield/Rate
                                 -------                           -------                         -------
                                 Balance   Interest     (%)        Balance  Interest     (%)       Balance  Interest      (%)
                                 -------   --------  ----------    -------  --------  ----------   -------  --------   ----------
INTEREST EARNING ASSETS:                                          (dollars in thousands)

Investment securities:
  Taxable                       $181,538    $11,168 6.15%         $189,404    $11,393 6.02%       $198,052    $11,680   5.90%
  Tax-exempt (tax
    equivalent)                   26,271      2,048  7.80           23,211      1,882  8.11         17,395      1,538    8.84
                                --------    -------               --------   --------             --------   --------
      Total investment
       securities                207,809     13,216  6.36          212,615     13,275  6.24        215,447     13,218    6.14
                                --------    -------               --------   --------             --------   --------
Funds sold                         8,389        478  5.70            5,908        228  3.86          6,173        177    2.87
                                --------    -------               --------   --------             --------   --------
Loans:(1)
  Commercial and
   industrial                     50,879      4,960  9.75           49,950      4,293  8.60         51,420      3,929    7.64
  Residential real estate        150,028     11,634  7.75          128,034      9,197  7.18         98,206      7,116    7.25
  Commercial real
   estate                         70,240      6,373  9.07           60,249      5,196  8.62         55,850      4,944    8.85
  Other consumer                  36,050      3,818 10.59           34,697      3,385  9.76         44,151      4,339    9.83
  Fees on loans                        -        341     -              414          -   390
    Total loans (tax
     equivalent)                 307,197     27,126  8.83          272,930     22,485  8.24        249,627     20,718    8.30
                                --------    -------               --------   --------             --------   --------
          Total earning assets  $523,395    $40,820  7.80         $491,453    $35,988  7.32       $471,247    $34,113    7.24
                                --------    -------               --------    -------             --------   ---------
                                --------    -------               --------    -------             --------   ---------
Cash and due from banks           24,647                            22,041                          20,034
Other assets                      20,161                            20,488                          22,640
                                 -------                           -------                         -------
Total assets                    $568,203                          $533,982                        $513,921
                                --------                          --------                        --------
                                --------                          --------                        --------
INTEREST BEARING LIABILITIES:
Interest bearing deposits:
  Interest bearing
   demand deposits              $108,487     $2,738  2.52         $104,784     $2,515  2.40       $105,441     $2,398    2.27
  Savings deposits               108,656      3,072  2.83          112,397      2,981  2.65        106,539      3,104    2.91
  Time deposits                  203,874     10,916  5.35          172,453      7,016  4.07        162,860      6,576    4.04
                                --------    -------               --------   --------             --------   --------
    Total deposits               421,017     16,726  3.97          389,634     12,512  3.21        374,840     12,078    3.20
  Short-term borrowings:
      Securities sold under
        agreements to repurchase,
       funds purchased, and
       treasury tax deposits       7,211        379  5.26            5,680        231  4.07          9,547        350    3.67
      Short-term bank
        borrowings                   781         79 10.12            2,971        206  6.93          6,000        377    6.28
                                --------    -------               --------   --------             --------   --------
    Total interest
      bearing liabilities       $429,009    $17,184  4.01         $398,285    $12,949  3.25       $390,387    $12,805    3.28
                                --------    -------               --------    -------             --------    -------
                                --------    -------               --------    -------             --------    -------
Demand deposits                   88,009                            91,474                          81,274
Other liabilities                  4,783                             4,372                           2,904
Stockholders' equity              46,402                            39,851                          39,356
                                --------                          --------                        --------
Total liabilities and
  stockholders' equity          $568,203                          $533,982                        $513,921
                                --------                          --------                        --------
                                --------                          --------                        --------
Net interest income (tax
 equivalent)                                $23,636                           $23,039                         $21,308
                                            -------                           -------                         -------
                                            -------                           -------                         -------
Net interest margin(2)                               4.52%                             4.69%                             4.52%
                                                    -----                             -----                             -----
                                                    -----                             -----                             -----
Interest bearing liabilities to
  earning assets                   81.97%                            81.04%                          82.84%
                                   -----                             -----                          ------
                                   -----                             -----                          ------

______________
(1)     Nonaccrual loans are included in average balances.
(2) Net interest margin is net interest income divided by average total earning assets.

     Net interest income, on a tax-equivalent basis, was $5.7 million for the three months ended March 31, 1996 and $5.8 million for the three months ended March 31, 1995. Interest income on total earning assets increased $721,000 for the three months ended March 31, 1996 as compared to the three months ended March 31, 1995. Interest income on loans increased $457,000 for the three months ended March 31, 1996 as compared to the three months ended March 31, 1995 primarily due to a $17.1 million increase in average loans outstanding and a slight increase in average loan rates. Interest expense on interest-bearing liabilities increased $784,000 for the three months ended March 31, 1996 as compared to the three months ended March 31, 1995 as a result of a $667,000 increase in interest expense on deposits, which was due to a combination of a $40.5 million increase in average deposits and an increase in the average rate paid to 4.04% from 3.79%. The increase in the average rate on deposits is due to the increasing market rates experienced over the past year plus a high rate certificate of deposit promotion to introduce the Company's new Will-Cook branch in February 1996. The $161,000 increase in interest expense on short-term bank borrowings for the three months ended March 31, 1996 is attributable to the borrowings incurred to finance the repurchase of the Company's Common Stock in December 1995. Net interest margin decreased .39% to 4.13% for the three months ended March 31, 1996 from 4.52% for the three months ended March 31, 1995 as a result of the above factors.

     Net interest income, on a tax-equivalent basis, was $23.6 million for the year ended December 31, 1995 and $23.0 million for the year ended December 31, 1994. Interest income on total earning assets increased $4.8 million in 1995 from 1994. Interest income on loans increased $4.6 million in 1995 from 1994 primarily due to a combination of a $34.3 million increase in loans and an increase in the average yield to 8.83% from 8.24%. Interest expense on interest bearing deposits increased $4.2 million in 1995 from 1994 due to growth of $31.4 million in deposits and an increase in the average rate paid to 3.97% from 3.21%. Interest on securities sold under agreements to repurchase and funds purchased increased $148,000 due to an increase of $1.5 million in the average balance. Interest expense on short-term bank borrowings decreased $127,000 in 1995 from 1994 attributable to a decrease of $2.2 million in the average balance of those borrowings. Net interest margin decreased .17% to 4.52% in 1995 from 4.69% in 1994 as a result of the above factors.

     Net interest income, on a tax-equivalent basis, was $23.0 million for the year ended December 31, 1994 and $21.3 million for the year ended December 31, 1993. Interest income on total earning assets increased $1.9 million in 1994 from 1993. Interest income on loans increased $1.8 million in 1994 from 1993 primarily due to a $23.3 million increase in loans. Interest expense on deposits increased $434,000 in 1994 from 1993 due to an increase of $14.8 million in deposits. Interest on securities sold under agreements to repurchase and funds purchased decreased $119,000 due to a decrease of $3.0 million in the average balance. Interest expense on short-term bank borrowings decreased $171,000 in 1994 from 1993 attributable to a decrease of $3.9 million in the average balance of those borrowings. Net interest margin increased .17% to 4.69% in 1994 from 4.52% in 1993 as a result of the above factors.

     The changes in net interest income from period to period are reflective of changes in the rate environment, changes in the composition of assets and liabilities as to type and maturity (and the inherent rate differences related thereto), and volume changes. The Company's emphasis on residential loans, as compared to commercial loans which generally bear higher rates, has also had an impact on net interest income. Later sections of this discussion and analysis address the changes in maturity composition of loans and investments, and in the asset and liability repricing gaps associated with interest rate risk, all of which contribute to changes in net interest margin.

     The following table sets forth an analysis of volume and rate changes in interest income and interest expense of the Company's average earning assets and average interest-bearing liabilities for the indicated periods on a tax-equivalent basis assuming a 34% tax rate. The table distinguishes between the changes related to average outstanding balances (changes in volume holding the initial interest rate constant) and the changes related to average interest rates (changes in average rate holding the initial outstanding balance constant). The change in interest due to both volume and rate has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.


                                  For the Three Months Ended
                                            March 31,                          For the Years Ended December 31,
                                  -----------------------------   --------------------------------------------------------------
                                     1996 Compared to 1995           1995 Compared to 1994              1994 Compared to 1993
                                  -----------------------------   ----------------------------      ----------------------------
                                         Change due to                   Change due to                       Change due to
                                         -------------                   -------------                       -------------
                                  Volume      Rate      Net       Volume       Rate        Net       Volume       Rate       Net
                                  ------      ----      ---       ------       ----        ---       ------       ----       ---
Interest Earned On:                                                           (in thousands)
- ------------------

  Investment securities:

    Taxable                       $  235    $  (274)    $(39)    $  (474)     $  249     $ (225)    $  (510)     $  223   $  (287)
    Tax-exempt                        52        (66)     (14)         248       (82)         166         514      (170)        344
  Funds sold                       1,373     (1,056)      317          96        154         250         (8)         59         51
  Total loans                      1,113       (656)      457       2,824      1,817       4,641       1,934      (167)      1,767
                                  ------    --------  -------     -------    -------     -------     -------    -------     ------
Total Interest Earned              2,773     (2,052)      721       2,694      2,138       4,832       1,930       (55)      1,875
                                  ------    --------  -------     -------    -------     -------     -------    -------     ------

Interest Paid On:
  Interest bearing
   demand deposits                   167       (280)    (113)          89        134         223        (15)    132 117
  Savings deposits                  (66)           9     (57)        (99)        190          91         170      (293)      (123)
  Time deposits                    1,792       (955)      837       1,279      2,621       3,900         388     52 440
  Short-term borrowings:
    Securities sold under
     agreements to
      repurchase, funds
     purchased, and
      treasury tax deposits        (189)         145     (44)          62         86         148       (142)    23(119)

    Short-term bank
     borrowings                      846       (685)      161       (152)         25       (127)       (190)         19      (171)
                                  ------    --------  -------     -------    -------     -------     -------    -------     ------
Total Interest Paid                2,550     (1,766)      784       1,179      3,056       4,235         211       (67)        144
                                  ------    --------  -------     -------    -------     -------     -------    -------     ------
Net Interest Income               $  223    $  (286)  $  (63)      $1,515    $ (918)      $  597     $ 1,719      $  12    $ 1,731
                                  ------    --------  -------     -------    -------     -------     -------    -------     ------
                                  ------    --------  -------     -------    -------     -------     -------    -------     ------


OTHER INCOME

     The Company's total other income for the three months ended March 31, 1996 increased $279,000 to $2.1 million from $1.8 million for the three months ended March 31, 1995. The Company's total other income decreased $147,000 to $7.9 million in 1995 from $8.0 million in 1994 and decreased $1.8 million in 1994 from $9.8 million in 1993. The following table sets forth the Company's other income for the indicated periods.


                                      For the Three Months
                                        Ended March 31,          For the Years Ended December 31,
                                      --------------------    -----------------------------------
                                        1996       1995           1995        1994         1993
                                        ----       ----           ----        ----         ----
                                                            (in thousands)
Income from fiduciary activities         $497       $467         $1,927      $1,872       $1,764
Service charges on deposit accounts     1,105      1,005          4,078       4,256        4,123

Net gains (losses) on sales of
investment securities                     -          (14)            49         207        1,421

Mortgage origination fees                 137         80            555         336        1,266
Securities sales                           58         26            132         174          117

Insurance activities                       47         59            207         218          183
Loan servicing fees                        58         47            206         196          198
Other                                     221        174            716         758          748
                                       ------     ------         ------      ------       ------
          Total other income           $2,123     $1,844         $7,870      $8,017       $9,820
                                       ------     ------         ------      ------       ------
                                       ------     ------         ------      ------       ------

     The $279,000 increase in total other income for the three months ended March 31, 1996 over the three months ended March 31, 1995 is primarily due to a $100,000 increase in service charges on deposit accounts and modest increases in most other income categories. The $147,000 decrease in 1995 from 1994 is primarily attributable to a $178,000 decrease in service charges on deposit accounts and a reduction of $158,000 in net gains on sales of investment securities, offset by increases in mortgage origination fees of $219,000. The $1.8 million decrease in total other income in 1994 from 1993 is attributable to a $930,000 decrease in mortgage origination fees due to an unusually high level of refinancings in 1993 and decreases in net gains on sales of investment securities.

OPERATING EXPENSES

     The Company's total operating expenses increased $117,000 to $5.5 million from $5.4 million for the three months ended March 31, 1996 compared to the three months ended March 31, 1995. The Company's total operating expenses increased $541,000 to $21.4 million in 1995 from $20.9 million in 1994 and decreased $1.3 million in 1994 from $22.2 million in 1993. The following table sets forth the Company's operating expenses for the indicated periods.



                                          For the Three Months Ended
                                                  March 31,                    For the Years Ended December 31,
                                          ---------------------------      ------------------------------------
                                              1996          1995              1995          1994           1993
                                                                     (in thousands)
  Salaries and employee benefits             $2,755       $2,698           $10,730        $10,496       $10,486
  Occupancy                                     623          504             2,134          2,003         2,102

  Equipment                                     420          529             1,918          2,155         2,156
  FDIC insurance                                  1          278               570          1,035          999
  Marketing and Promotion                       203          190               952            647           854

  Computer system and services                  242           26               492            124           158
  Supplies                                      207          174               724            717           782
  Loan, legal and collection fees               109           77               257            143           443

  Other real estate                             -            -                  53             50           388
  Other                                         917          884             3,586          3,505         3,801
                                             ------       ------           ------         -------       -------
            Total operating expenses         $5,477       $5,360           $21,416        $20,875       $22,169
                                             ------       ------           ------         -------       -------
                                             ------       ------           ------         -------       -------


     The increase in total operating expenses for the three months ended March 31, 1996 is primarily due to the following factors. Salaries and employee benefits expense increased $57,000 compared to the three months ended March 31, 1995. Occupancy expense increased $119,000 for the three months ended March 31, 1996 compared to the three months ended March 31, 1995 due to the addition of the Will-Cook branch and additional depreciation due to expansion and remodeling of other facilities. The remaining operating expenses increased $33,000 for the three months ended March 31, 1996 compared to the three months ended March 31, 1995 due primarily to an increase of $216,000 for computer system and services which were outsourced in mid-1995, offset by a decrease of $277,000 for FDIC insurance. The increase of $541,000 in total operating expenses in 1995 from 1994 is attributable to increases in salaries and employee benefits, occupancy, marketing and promotion and other operating expenses. The $1.3 million decrease in total operating expenses in 1994 compared to 1993 is primarily attributable to a decrease in other operating expenses resulting from a reduction in collection and repossessed asset costs.

FEDERAL INCOME TAX

     The Company's consolidated income tax rate varies from statutory rates principally due to interest income from tax-exempt securities and loans. The Company recorded income tax expenses totaling $2.9 million in 1995, $2.7 million in 1994, and $2.1 million in 1993, reflecting changes in income. Similarly, the change in provision for income taxes to $647,000 for the quarter ended March 31, 1996 from $579,000 for the quarter ended March 31, 1995 reflects changes in income.

FINANCIAL CONDITION

LOANS

     The Company's loan portfolio largely reflects the profile of the communities in which it operates. The following table sets forth the composition of the Company's loan portfolio as of the indicated dates.


                                                       March 31,                               December 31,
                                               ------------------------     ------------------------------------------------------
                                                 1996            1995           1994            1993          1992           1991
                                                 ----            ----           ----            ----          ----           ----
                                                                               (in thousands)
Commercial and industrial                       $52,176        $50,258        $50,339        $51,162        $53,970        $58,372
Residential real estate                         118,109        119,153        110,045         80,172         50,746         51,949
Home equity lines of credit                      30,875         31,152         32,256         37,684         42,848         48,293
Commercial real estate                           72,080         74,199         64,789         56,774         54,308         54,236
Other consumer                                   38,165         37,398         33,613         41,725         49,190         66,661
                                               --------       --------       --------       --------       --------       --------
          Total loans                           311,405        312,160        291,042        267,517        251,062        279,511
Allowance for loan losses                       (3,930)        (3,524)        (3,995)        (4,026)        (4,484)        (4,230)
                                               --------       --------       --------       --------       --------       --------
          Net loans                            $307,475       $308,636       $287,047       $263,491       $246,578       $275,281
                                               --------       --------       --------       --------       --------       --------
                                               --------       --------       --------       --------       --------       --------

     Total loans decreased $755,000 as of March 31, 1996 from December 31, 1995. This decrease is primarily attributable to a decrease in residential and commercial real estate loans. Total loans increased $21.2 million to $312.2 million as of December 31, 1995 from $291.0 million as of December 31, 1994. This increase in total loans was principally due to increased residential and commercial real estate loans.

     Commercial and industrial loans increased $1.9 million to $52.2 million as of March 31, 1996 from $50.3 million as of December 31, 1995. The net increase in 1996 is attributable to purchases of short-term commercial leases aggregating $3.1 million. Commercial and industrial loans remained relatively constant at $50.3 million at December 31, 1995 and December 31, 1994.

     Residential real estate loans decreased $1.1 million to $118.1 million as of March 31, 1996 from $119.2 million as of December 31, 1995 primarily due to refinancing of adjustable rate mortgages held by the Company. The Company generally sells fixed-rate residential loans into the secondary market, retaining the servicing rights. See "Business -- Services." As of December 31, 1995, residential real estate loans increased $9.1 million from December 31, 1994. As of December 31, 1995, residential real estate loans increased $67.2 million from December 31, 1991. The increase in this category since 1991 is due to the Company's mortgage origination operation and emphasis on residential real estate lending.

     Home equity lines of credit decreased $277,000 to $30.9 million as of March 31, 1996 from $31.2 million as of December 31, 1995. As of December 31, 1995, home equity lines of credit decreased $1.1 million from December 31, 1994. As of December 31, 1995, home equity lines of credit decreased $17.1 million from December 31, 1991. Management believes this trend is due to mortgage refinancings which include the home equity lines, and aggressive competition within the banking industry for home equity lines of credit.

     Commercial real estate loans decreased $2.1 million to $72.1 million as of March 31, 1996 from $74.2 million as of December 31, 1995. As of December 31, 1995, commercial real estate loans increased $9.4 million from December 31, 1994. As of December 31, 1995, commercial real estate loans increased $20.0 million from December 31, 1991. This increase in commercial real estate loans reflects the overall improvement in the commercial real estate market during this period.

     Other consumer loans increased $767,000 to $38.2 million as of March 31, 1996 from $37.4 million as of December 31, 1995. As of December 31, 1995, other consumer loans increased $3.8 million from December 31, 1994. As of December 31, 1995, other consumer loans decreased $29.3 million from December 31, 1991. The significant decreases in consumer loans were due to the sale of the credit card portfolio in 1992 and the run-off of other installment loans, including indirect auto loans in 1993 and 1994. The Company's recent increase in consumer loans is due primarily to the moderate re-entry into the indirect auto loan market.

     Although the risk of non-payment for any reason exists with respect to all loans, certain other more specific risks are associated with each type of loan. The primary risks associated with commercial loans are quality of the borrower's management and the impact of local economic factors. Risks associated with real estate loans include concentrations of loans in a loan type such as commercial or residential and fluctuating land values. Consumer loans also have risks associated with concentrations of loans in a single type of loan. Consumer loans additionally face the risk of a borrower's unemployment as a result of deteriorating economic conditions.

     The Company attempts to balance the types of loans in its portfolio with the objective of reducing risk. While the Company has a sizable portion of its loan portfolio secured by real estate in one form or another, almost all of those loans have adjustable or floating interest rates. The Company believes that its philosophy in extending credit is relatively conservative in nature, with a presumption that most credit should have both a primary and a secondary source of repayment, and that the primary source should generally be operating cash flows, while the secondary source should generally be disposition of collateral. The Company engages in very little unsecured lending, and generally requires personal guarantees of principals for business obligations. The Company practices a system of concurrence in the approval of commercial credit whereby the documented concurrence of a higher-ranking officer (or approval by the board or a board committee, where applicable) is obtained in addition to that of the recommending officer. This system is intended to assure that commercial credit is subjected to the independent objective review of at least two lending officers.

LOAN MATURITIES

     The following table sets forth the remaining maturities, based upon contractual dates, for selected loan categories as of March 31, 1996.


                                    One Year
                                     Or Less         Over 1 Year Through 5 Years            Over 5 Years              Total
                                    ---------        -----------------------------    ----------------------------    ------
                                                                       (in thousands)

                                                     Fixed Rate      Floating Rate    Fixed Rate    Floating Rate
                                                     ----------      -------------    ----------    -------------
Commercial and industrial             $15,266          $15,239          $7,203          $6,611          $7,857        $52,176
Residential real estate                 6,768           15,960             415           5,379          89,587        118,109

Home equity lines of
  credit                                3,206             -            17,277              -            10,392         30,875
Commercial real estate                 10,644           34,945          6,828           1,139           18,524         72,080
Other consumer                          5,439           30,387            -             1,721              618         38,165
                                      -------          -------         ------          -------         -------        -------
             Total                    $41,323          $96,531        $31,723         $14,850         $126,978       $311,405
                                      -------          -------         ------          -------         -------        -------
                                      -------          -------         ------          -------         -------        -------


NON-PERFORMING LOANS

     The Company discontinues the accrual of interest income on any loan when, in the opinion of management, there is reasonable doubt as to the timely collectibility of interest or principal. Non-accrual loans are returned to an accrual status when, in the opinion of management, the financial position of the borrower indicates that there is no longer any reasonable doubt as to the timely payment of principal and interest. There are no potential problem loans as to which management has serious doubts as to collectibility that are not included in the following table.

     The following table sets forth information on the Company's non-performing loans and other assets as of the indicated dates.


                                        March 31,                            December 31,
                                       ------------  -------------------------------------------------------
                                          1996         1995         1994     1993         1992          1991
                                         ------       ------       ------   ------       ------        ------

                                                             (dollars in thousands)
Nonaccrual loans                         $1,482       $1,606       $2,221   $2,599       $3,006        $4,571
Other loans 90 days past due                237          177          167      227        1,416         2,964

Other real estate                           858          858        1,081    1,401        3,238         2,344
                                         ------       ------       ------   ------       ------        ------
   Total nonperforming assets            $2,577       $2,641       $3,469   $4,227       $7,660        $9,879
                                         ------       ------       ------   ------       ------        ------
                                         ------       ------       ------   ------       ------        ------

Nonaccrual and other loans 90
 days past due to total loans           .55%           .57%         .82%      1.05%        1.76%        2.70%
Nonperforming assets to total
 loans plus other real estate           .82           .84          1.19      1.57         3.01          3.50
Nonperforming assets to total
 assets                                 .43           .45          .62        .81         1.50          2.11

Nonperforming assets have decreased in each of the last five years and constitute .43% of total assets as of March 31, 1996, down from 2.11% as of December 31, 1991. Management believes that the significant improvement in the level of nonperforming assets is due to the Company's conservative lending philosophy and increased collection efforts, along with improved economic conditions. See "Business -- History."

ANALYSIS OF ALLOWANCE FOR LOAN LOSSES

     An allowance for loan losses has been established to provide for those loans that may not be repaid in their entirety. The allowance for loan losses is maintained at a level considered by management to be adequate to provide for potential loan losses. The allowance is increased by provisions charged to earnings and is reduced by charge-offs, net of recoveries. The provision for loan losses is based on past loan loss experience and management's evaluation of the loan portfolio under current economic conditions. Loans are charged to the allowance for loan losses when, and to the extent, they are deemed by management to be uncollectible. The allowance for loan losses is composed of specific reserves for impaired loans and general reserves for all other loans.

     The following table sets forth loans charged-off and recovered by type of loan and an analysis of the allowance for loan losses for the indicated periods.



                                  For the Three
                                     Months Ended
                                      March 31,                                    For the Years Ended December 31,
                                    -------------         ----------------------------------------------------------------------

                                         1996                    1995          1994           1993           1992           1991
                                        --------              --------        --------      --------       --------       ------
                                                                               (dollars in thousands)
Average total loans                     $308,629              $307,197        $272,930      $249,627       $270,113       $285,895
                                        --------              --------        --------      --------       --------       --------
                                        --------              --------        --------      --------       --------       --------
Total loans at end of period            $311,405              $312,160        $291,042      $267,517       $251,062       $279,511
                                        --------              --------        --------      --------       --------       --------
                                        --------              --------        --------      --------       --------       --------
Allowance at beginning of year            $3,524                $3,995          $4,026        $4,484         $4,230         $7,083
Charge offs:
  Commercial and industrial                   40                   269             125           329          1,440            951
  Residential real estate                    -                     344              45           124            101              3

  Home equity lines of credit                -                     -                43           180           -                 3
  Commercial real estate                     108                   200              28           309            403            858
  Other consumer                              30                   288             727         1,161          1,890          4,910
                                        --------              --------        --------      --------       --------       --------
    Total charge-offs                        179                 1,101             968         2,103          3,834          6,725
                                        --------              --------        --------      --------       --------       --------
Recoveries:

  Commercial and industrial                    1                    73             263            87            143            466
  Residential real estate                      1                    18              39             5           -              -
  Home equity lines of credit                -                     -                 1            12           -              -
  Commercial real estate                     488                     7               2            33              5             10
  Other consumer                              54                   373             321           209            363            473
                                        --------              --------        --------      --------       --------       --------
    Total recoveries                         544                   471             626           346            511            949
                                        --------              --------        --------      --------       --------       --------
Net charge-offs (recoveries)               (365)                   630             342         1,757          3,323          5,776
                                        --------              --------        --------      --------       --------       --------
Provision for loan losses                     41                   159             311         1,299          3,577          2,923
                                        --------              --------        --------      --------       --------       --------
Allowance at end of period                $3,930                $3,524          $3,995        $4,026         $4,484         $4,230
                                        --------              --------        --------      --------       --------       --------
                                        --------              --------        --------      --------       --------       --------
Net charge-offs (recoveries) to
 average total loans                        (.12)%                 .21%            .13%          .70%          1.23%          2.02%
Allowance to total loans at end
of                                          1.28                  1.13            1.37          1.51           1.79           1.51
 period

Allowance to nonperforming loans          228.62                197.64          167.29        142.46         101.40          56.14


     The allowance for loan losses was $3.9 million as of March 31, 1996, $3.5 million as of December 31, 1995 and $4.0 million as of December 31, 1994. For the three months ended March 31, 1996, net recoveries on loans previously charged-off were $365,000, due primarily to payment from a former customer's bankruptcy proceeding. Net charge-offs increased $288,000 to $630,000 or 0.21% of average loans in 1995 from $342,000 or 0.13% of average loans in 1994. Management considers the allowance for loan losses to be adequate to meet potential losses in the loan portfolio as of March 31, 1996. See "-- Non-Performing Loans."

ALLOCATION OF ALLOWANCE FOR LOAN LOSS

     The following table sets forth the Company's allocation of the allowance for loan losses by types of loans as of the indicated dates.


                      March 31,                                                December 31,
                  -----------------   ----------------------------------------------------------------------------------------------
                           1996              1995            1994                1993                1992               1991
                          ------            ------          ------              ------              ------             ------
                            Loan                Loan               Loan               Loan             Loan                Loan
                         Category to         Category to        Category to        Category to        Category to        Category to
                  Amount Gross Loans  Amount Gross Loans Amount Gross Loans Amount Gross Loans Amount Gross Loans Amount Gross Loans
                  ------ -----------  ------ ----------- ------ ----------- ------ ----------- ------ ----------- ------ -----------
Allocated:                                                      (dollars in thousands)
Commercial and
  industrial         $576    16.76%     $702     16.10%    $642     17.30%    $469    19.12%     $300    21.50%   $1,297   20.88%

Residential real
  estate              742    37.93       676     38.17      510     37.81      318    29.97       451    20.21       101   18.59
Home equity line
  of credit           139     9.91       129      9.98      164     11.08      135    14.09       210    17.07       -     17.28
Commercial real
  estate              650    23.14       652     23.77      588     22.26      636    21.22       494    21.63       398   19.40


Other consumer        386    12.26       421     11.98      562     11.55    1,634    15.60     1,273    19.59     1,527   23.85
Unallocated         1,437       -        944        -     1,529        -       834       -      1,756       -        907      -
                   ------   ------    ------    ------   ------    ------   ------   ------    ------   ------    ------ -------
Total allowance
  for loan losses  $3,930   100.00%   $3,524    100.00%  $3,995    100.00%  $4,026   100.00%   $4,484   100.00%   $4,230 100.00%
                   ------   ------    ------    ------   ------    ------   ------   ------    ------   ------    ------ ------
                   ------   ------    ------    ------   ------    ------   ------   ------    ------   ------    ------ ------


INVESTMENT SECURITIES

     The Company manages its investment portfolio to provide both a source of liquidity and earnings. To assist in the process, the Company utilizes a firm specializing in portfolio management consultation with commercial banks in the Midwest. The Company follows an investment policy which generally requires the securities in its investment portfolio to be rated, at the date of purchase, investment grade by a nationally recognized rating agency. In accordance with the Company's investment policy, no derivative securities may be purchased, other than collateralized mortgage obligations, without the prior approval of the Board of Directors. As of March 31, 1996, the Company owned short-tranche Fannie Mae and FHLMC collateralized mortgage obligations with an amortized cost totaling $36.6 million, short-term Fannie Mae and U.S. Treasury strips with an amortized cost totaling $14.4 million and short-term structured notes with an amortized cost totaling $5.5 million. As of March 31, 1996, the Company did not hold any off-balance sheet derivative financial instruments such as futures, forwards, swaps or option contracts. As of March 31, 1996, the Company held no securities with a book value exceeding 10% of stockholders' equity of a single issuer other than the U.S. Treasury or other U.S. government agencies or corporations.

     Mortgage backed securities are mortgage backed obligations of Fannie Mae and FHLMC. These obligations have contractual maturities ranging from less than four years to 15 years and have an anticipated average life to maturity ranging from less than one year to 5.5 years. All mortgage backed securities contain a certain amount of risk related to the uncertainty of prepayments of the underlying mortgages. Interest rate changes have a direct impact upon prepayment rates. The Company uses computer simulation models to test the average life and yield volatility of mortgage backed securities under various interest rate assumptions to monitor volatility. At March 31, 1996, the Company owned no high risk mortgage backed securities as defined by the Federal Financial Institutions Examination Council's Supervisory Policy Statement on Securities Activities. The interest rates on the structured notes reprice based on formulas applied to various indices. The maturities on the structured notes range from one to four years.

     Effective January 1, 1994, the Company adopted the provisions of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS No. 115"). SFAS No. 115 requires that all debt and equity securities be classified either as held-to-maturity, available-for-sale or trading. Held-to-maturity securities are classified as such only when the Company determines it has the ability and intent to hold these securities to maturity. Held-to-maturity securities are carried at cost, adjusted for amortization of premiums and accretion of discounts. Available-for-sale securities and trading securities are carried at market value. Net unrealized gains and losses on available-for-sale securities are excluded from earnings and reported as a separate component of stockholders' equity, net of tax. Unrealized gains and losses on trading securities are included in earnings. The Company has not classified any securities as trading. Gains or losses on the sale of investment securities are determined based on the amortized cost of the specific securities sold.

     The following tables set forth the composition of the Company's investment portfolio by major category as of the indicated dates. The investment securities portfolio as of March 31, 1996, December 31, 1995 and December 31, 1994 have been categorized as either available-for-sale or held-to-maturity in accordance with SFAS No. 115.



                                                                        March 31, 1996
                                         -------------------------------------------------------------------------------------------
                                           Available-for-Sale          Held-to-Maturity                Total
                                         -----------------------    -----------------------     -----------------------------------
                                         Amortized     Estimated     Amortized   Estimated      Amortized   Estimated      % of
                                            Cost      Fair Value       Cost      Fair Value       Cost     Fair Value  Portfolio(1)
                                          --------    --------       -------     ----------     --------   ----------  ------------
                                                                           (in thousands)
U.S. Treasury                              $65,798     $65,415        $2,186       $2,122       $67,984     $67,537        28.91%

U.S. government agencies                    78,163      77,913          -            -           78,163      77,913        33.24
Obligations of state and
 political subdivisions                     20,302      20,412        14,420       14,522        34,722      34,934        14.77
Corporate debt securities                   17,536      16,862          -            -           17,536      16,862         7.46

Mortgage backed securities                  21,317      21,176        15,303       15,017        36,620      36,193        15.57
Federal reserve stock and
 other securities                              102         102            10           10           112         112         0.05
                                          --------    --------       -------      -------      --------    --------      -------
    Total                                 $203,218    $201,880       $31,919      $31,671      $235,137    $233,551       100.00%
                                          --------    --------       -------      -------      --------    --------      -------
                                          --------    --------       -------      -------      --------    --------      -------


_____________
(1)  Based on amortized cost.

                                                                       December 31, 1995
                                ----------------------------------------------------------------------------------------------------
                                   Available-for-Sale             Held-to-Maturity                          Total
                                ------------------------      ------------------------     -----------------------------------------
                                Amortized     Estimated       Amortized     Estimated      Amortized      Estimated        % of
                                  Cost        Fair Value        Cost        Fair Value        Cost        Fair Value    Portfolio(1)
                                  ----        ----------        ----        ----------        ----        ----------    ------------
                                                                  (in thousands)
U.S. Treasury                   $ 71,237       $ 71,504        $ 2,196         $2,173       $ 73,433       $ 73,677          35.53%

U.S. government agencies          62,171         62,446              -              -         62,171         62,446          30.08

Obligations of state and
 political subdivisions           15,692         15,974         14,984         15,130         30,676         31,104          14.84

Corporate debt securities         17,556         17,539              -              -         17,556         17,539           8.50

Mortgage backed securities         7,266          7,393         15,449         15,321         22,715         22,714          10.99

Federal reserve stock and
 other securities                    107            107             15             15            122            122           0.06
                                --------       --------        -------        -------       --------       --------         ------
    Total                       $174,029       $174,963        $32,644        $32,639       $206,673       $207,602         100.00%
                                --------       --------        -------        -------       --------       --------         ------
                                --------       --------        -------        -------       --------       --------         ------

- -------------
(1)    Based on amortized cost.

                                                                       December 31, 1995
                                ----------------------------------------------------------------------------------------------------
                                   Available-for-Sale             Held-to-Maturity                          Total
                                ------------------------      ------------------------     -----------------------------------------
                                Amortized     Estimated       Amortized     Estimated      Amortized      Estimated        % of
                                  Cost        Fair Value        Cost        Fair Value        Cost        Fair Value    Portfolio(1)
                                  ----        ----------        ----        ----------        ----        ----------    ------------
                                                                  (in thousands)
U.S. Treasury                    $76,722        $73,192         $8,548         $7,916        $85,320        $81,108          38.50%

U.S. government agencies          39,707         38,337         21,502         20,101         61,209         58,438          27.62

Obligations of state and
 political subdivisions                -              -         30,537         29,507         30,537         29,507          13.78

Corporate debt securities         17,653         14,762              -              -         17,653         14,762           7.97

Mortgage backed securities             -              -         26,760         25,559         26,760         25,559          12.07

Federal reserve stock and
 other securities                    102            102             25             25            127            127           0.06
                                --------       --------        -------        -------       --------       --------         ------
    Total                       $134,234       $126,393        $87,372        $83,108       $221,606       $209,541         100.00%
                                --------       --------        -------        -------       --------       --------         ------
                                --------       --------        -------        -------       --------       --------         ------


- -------------
(1)     Based on amortized cost.


The Company's total investment securities portfolio increased $28.5 million as of March 31, 1996 from December 31, 1995 and decreased $15.0 million as of December 31, 1995 from December 31, 1994.

The increase as of March 31, 1996 is primarily the result of the investment of the influx of deposits in the Will-Cook branch resulting from promotional activities, as well as the investment of approximately $10.0 million from a reduction in the funds sold position. The investments purchased were primarily mortgaged backed securities and tax exempt obligations. The decline in the investment securities portfolio in the year ended December 31, 1995 reflects the use of proceeds from maturing securities to fund higher loan levels.

INVESTMENT MATURITIES AND YIELDS

     The following table sets forth the contractual maturities of investment securities as of March 31, 1996, and the weighted average yields of such securities on a tax-equivalent basis assuming a 34% tax rate.

                                                                              Maturing
                                  --------------------------------------------------------------------------------------------------
                                                        After One But       After Five But
                                   Within One Year    Within Five Years    Within Ten Years    After Ten Years           Total
                                  -----------------   -----------------    ----------------    ---------------    ------------------

                                   Amount     Yield    Amount    Yield     Amount    Yield     Amount    Yield     Amount     Yield
                                   ------     -----    ------    -----     ------    -----     ------    -----     ------     -----
AVAILABLE-FOR-SALE SECURITIES(1):                                      (dollars in thousands)
U.S. Treasury                     $18,839     5.77%   $ 46,576    5.61%    $   -       -  %    $   -       -  %   $ 65,415     5.66%

U.S. government agencies            7,080     6.31      49,001    6.15      21,832    6.38         -       -        77,913     6.23
Obligations of state and
 political subdivisions(2)          1,995     9.37       9,247    7.77       7,531    6.76       1,639    7.24      20,412     7.51
Corporate debt securities             -        -           -       -           577    7.07      16,285    7.52      16,862     7.50

Mortgage backed securities(3)         -        -        21,176    6.47         -       -           -       -        21,176     6.47

Federal reserve stock and
 other securities                     -                    102    6.00         -       -           -       -           102     6.00
                                  -------             --------             -------             -------            --------
   Total available-for-sale       $27,914             $126,102             $29,940             $17,924            $201,880
                                  -------             --------             -------             -------            --------
                                  -------             --------             -------             -------            --------
Weighted average yield(4)                     6.16%               6.12%               6.49%               7.49%                6.31%
                                              -----               -----               -----               -----                -----
                                              -----               -----               -----               -----                -----
Held-to-Maturity Securities(5):
U.S. Treasury                     $   -        -  %   $    -       -  %    $ 2,186    5.68%    $   -       -  %   $  2,186     5.68%
U.S. government agencies              -        -           -       -           -       -           -       -           -        -

Obligations of state and
 political subdivisions(2)        $ 2,972     7.02%   $ 10,583    7.08%       $865    7.37         -       -        14,420     7.09
Corporate debt securities             -        -           -       -           -       -           -       -           -        -

Mortgage backed securities(3)         -        -        15,303    5.86         -       -           -       -        15,303     5.86
Federal reserve stock and
 other securities                      10     5.50         -       -           -       -           -       -            10     5.50
                                  -------             --------             -------             -------            --------
   Total held-to-maturity         $ 2,982             $ 25,886             $ 3,051                 -              $ 31,919
                                  -------             --------             -------             -------            --------
                                  -------             --------             -------             -------            --------
Weighted average yield(4)                     7.02%               6.36%               6.16%                -                   6.40%
                                              -----               -----               -----               -----                -----
                                              -----               -----               -----               -----                -----

- ---------------
(1)  Based on estimated fair value.
(2) Rates on obligations of states and political subdivisions have been adjusted to tax-equivalent yields using a 34% tax rate.
(3) Maturities on mortgage backed securities are based on anticipated lives of the underlying mortgages, not contractual maturities.
(4) The weighted average was computed using estimated fair value for securities available-for-sale and amortized cost for securities held-to-maturity as set forth in the table.
(5)  Based on amortized cost.

DEPOSITS

     The Company has experienced growth in total deposits in recent years. Average total deposits were $533.6 million for the three months ended March 31, 1996, $509.0 million for the year ended December 31, 1995 and $481.1 million for the year ended December 31, 1994.

These increases in deposits are the result of increased marketing activity in connection with the opening of the Will-Cook branch as well as normal growth in the Company's core market area.

     The following table sets forth the average amount of and the average rate paid on deposits by category for the indicated periods.

                          For the Three Months Ended
                                   March 31,                          For the Years Ended December 31,
                      -------------------------------------         ------------------------------------
                                     1996                                           1995
                      -------------------------------------         ------------------------------------
                      Average         Percent of                    Average        Percent of
                      Balance          Deposits        Rate         Balance         Deposits        Rate
                      -------          --------        ----         -------         --------        ----
                                           (dollars in thousands)
Non-interest
 bearing demand       $ 84,642          15.86%           -  %       $88,009          17.29%           -  %

Interest bearing
 demand                111,545          20.90           2.20        108,487          21.31           2.52

Savings                107,699          20.18           2.69        108,656          21.35           2.83

Time:

  Certificates of
   deposit, under
   $100,000(1)         178,067          33.38           5.53        156,589          30.76           5.26

  Certificates of
   deposit, over
   $100,000(1)          35,627           6.68           5.71         28,613           5.62           5.55

  Public funds          16,012           3.00           5.45         18,672           3.67           5.78
                      --------         ------                      --------         ------
    Total time         229,706          43.06           5.55        203,874          40.05           5.35
                      --------         ------                      --------         ------
       Total          $533,592         100.00%          3.39%      $509,026         100.00%          3.28%
                      --------         ------           ----       --------         ------           ----
                      --------         ------           ----       --------         ------           ----
                                               For the Years Ended December 31,
                      ----------------------------------------------------------------------------------
                                     1994                                           1993
                      -------------------------------------         ------------------------------------
                      Average         Percent of                    Average        Percent of
                      Balance          Deposits        Rate         Balance         Deposits        Rate
                      -------          --------        ----         -------         --------        ----
                                           (dollars in thousands)
Non-interest
 bearing demand       $ 91,475          19.01%           -  %      $ 81,274          17.82%           -

Interest bearing
 demand                104,784          21.78           2.40        105,441          23.11           2.27

Savings                112,397          23.36           2.65        106,539          23.36           2.91

Time:

  Certificates of
   deposit, under
   $100,000(1)         141,620          29.44           4.02        143,495          31.46           4.00

  Certificates of
   deposit, over
   $100,000(1)          15,899           3.30           4.22          7,750           1.70           3.70

  Public funds          14,934           3.11           4.33         11,615           2.55           3.83
                      --------         ------                      --------         ------
    Total time         172,453          35.85           4.07        162,860          35.71           3.98
                      --------         ------                      --------         ------
       Total          $481,109         100.00%          2.60%      $456,114         100.00%          2.63
                      --------         ------           ----       --------         ------           ----
                      --------         ------           ----       --------         ------           ----

- ---------------
(1)  Certificates of deposit exclusive of public funds.

     The following table summarizes as of March 31, 1996 the maturity distribution of deposits in amounts of $100,000 or more. These deposits have been made by individuals, businesses and public and other not-for-profit entities, most of which are located within the Company's market area.

                                                   March 31, 1996
                                                   --------------
                                                   (in thousands)

 Three months or less                                 $  25,877

 Over three months through six months                     7,516

 Over six months through nine months                     15,974

 Over twelve months                                       5,780
                                                      ---------
     Total                                            $  55,147
                                                      ---------
                                                      ---------

SHORT-TERM BORROWINGS

     The Company uses short-term borrowings on a limited basis. These borrowings include overnight funds purchased, securities sold under agreements to repurchase, and borrowings under a revolving line of credit maintained with the Company's principal correspondent bank. The following table sets forth categories of short-term borrowings of the Company as of the indicated dates or for the indicated periods.

                                  At or For
                                  the Three
                                    Months
                                    Ended         At or For the Years Ended
                                   March 31,              December 31,
                                  ----------    -------------------------------
                                     1996        1995        1994        1993
                                     ----        ----        ----        ----
Funds Purchased and Securities                (dollars in thousands)
  Sold Under Repurchase Agreements:

  Balance at end of period          $ 2,001     $ 6,292     $ 9,614     $ 8,646

  Weighted average interest rate       5.61%       5.20%       4.77%       4.42%
   at end of period(1)

  Maximum amount outstanding(2)     $10,778     $31,400     $23,402     $35,071

  Average amount outstanding          3,835       7,211       5,680       9,547

  Weighted average interest rate       5.75%       5.26%       4.07%       3.67%
   during period(1)

- -------------
(1)  Interim period annualized.
(2)  Based on amount outstanding at month-end during each period.


SHORT-TERM BANK BORROWINGS

     The Company's short-term bank borrowings at December 31, 1995 consisted of a demand note in the principal amount of $11.0 million payable to the Company's principal correspondent bank. The Company incurred the indebtedness to fund the repurchase of 881,340 shares of Common Stock from the estate of its late chairman in December 1995 for $11.5 million. The indebtedness was reduced to $9.7 million as of March 31, 1996. The note is due on demand, requires quarterly interest payments at a rate pegged to LIBOR (generally less than prime), and is collateralized by the common stock of the Banks. The Company intends to repay this indebtedness with the proceeds from this offering. See "Use of Proceeds."

     The following table sets forth categories of short-term bank borrowings of the Company as of the indicated dates or for the indicated periods.

                                   At or For
                                   the Three
                                    Months
                                     Ended        At or For the Years Ended
                                   March 31,             December 31,
                                   ---------    ------------------------------

                                     1996        1995         1994        1993
                                     ----        ----         ----        ----
Short-Term Bank Borrowings:                    (dollars in thousands)

  Balance at end of period          $ 9,700     $11,000      $1,800      $4,700

  Weighted average interest rate       7.46%       8.20%       8.50%       5.50%
   at end of period(1)

  Maximum amount outstanding(2)     $11,000     $11,000      $4,700      $7,550

  Average amount outstanding         10,103         781       2,971       6,000

  Weighted average interest rate       7.98%       9.90%       7.00%       6.28%
   during period(1)

- ---------------
(1)  Interim period annualized.
(2)  Based on amount outstanding at month-end during each period.


CAPITAL RESOURCES

     The Company monitors compliance with bank and bank-holding company regulatory capital requirements, focusing primarily on risk-based capital
guidelines.   Under the risk-based capital method of capital measurement, the ratio computed is dependent upon the amount and composition of assets recorded on the balance sheet, and the amount and composition of off-balance sheet items, in addition to the level of capital. Included in the risk based capital method are two measures of capital adequacy, Tier 1 or core capital, and Total capital, which consists of Tier 1 plus Tier 2 capital. See "Supervision and Regulation -
- - Regulation of Banks -- Capital Requirements" for definitions of Tier 1 and Tier 2 capital.

     The following tables set forth the Company's capital ratios as of the indicated dates.


                            RISK BASED CAPITAL RATIOS

                                    March 31,                                           December 31,
                               --------------------      ------------------------------------------------------------------------
                                      1996                       1995                      1994                      1993
                               --------------------      --------------------      --------------------      --------------------

                                                                      (dollars in thousands)

                                Amount       Ratio        Amount       Ratio        Amount      Ratio         Amount       Ratio
                               --------     -------      --------     -------      --------     -------      --------     -------

Tier 1 capital                  $40,831       12.47%      $39,442       12.25%      $44,938       14.78%      $38,867       13.15%

Tier 1 capital minimum
 requirement(1)                  19,641        4.00        19,326        4.00        18,248        4.00        11,822        4.00
                               --------     -------      --------     -------      --------     -------      --------     -------

Excess                          $21,190        8.47%       20,116        8.25%      $26,690       10.78%      $27,045        9.15%
                               --------     -------      --------     -------      --------     -------      --------     -------
                               --------     -------      --------     -------      --------     -------      --------     -------

Total capital                   $44,761       13.67%      $42,966       13.34%      $48,933       16.09%      $42,893       14.51%

Total capital minimum
 requirement(1)                  32,736        8.00        32,210        8.00        30,413        8.00        23,644        8.00
                               --------     -------      --------     -------      --------     -------      --------     -------

Excess                          $12,025        5.67%      $10,756        5.34%      $18,520        8.09%      $19,249        6.51%
                               --------     -------      --------     -------      --------     -------      --------     -------
                               --------     -------      --------     -------      --------     -------      --------     -------

Total risk adjusted assets     $327,355                  $322,097                  $304,127                  $295,545
                               --------                  --------                  --------                  --------
                               --------                  --------                  --------                  --------

_______________
(1) Based on risk-based capital guidelines of the Federal Reserve Bank, a bank holding company is required to maintain a Tier 1 capital to risk-adjusted assets ratio of 4% and total capital to risk-adjusted assets ratio of 8%. See "Supervision and Regulation -- Regulation of Banks -- Capital Requirements."


                                 LEVERAGE RATIOS


                                    March 31,                                           December 31,
                               --------------------      ------------------------------------------------------------------------
                                      1996                       1995                      1994                      1993
                               --------------------      --------------------      --------------------      --------------------

                                                                      (dollars in thousands)

                                Amount       Ratio        Amount       Ratio        Amount      Ratio         Amount       Ratio
                               --------     -------      --------     -------      --------     -------      --------     -------

 Tier 1 capital                 $40,831        6.86%      $39,442        6.94%      $44,938        8.42%      $38,867        7.56%
 Minimum
   requirement(1)                17,843        3.00        17,046        3.00        16,019        3.00        15,418        3.00
                               --------     -------      --------     -------      --------     -------      --------     -------

 Excess                         $22,988        3.86%      $22,396        3.94%      $28,919        5.42%      $23,449        4.56%
                               --------     -------      --------     -------      --------     -------      --------     -------
                               --------     -------      --------     -------      --------     -------      --------     -------

 Average total
   assets                      $594,774                 $568,203                   $533,982                  $513,921
                               --------                  --------                  --------                  --------
                               --------                  --------                  --------                  --------

______________

(1) The leverage ratio is defined as the ratio of Tier 1 capital to average total assets. Based on Federal Reserve Bank guidelines, a bank holding company generally is required to maintain a leverage ratio of 3%. See "Supervision and Regulation -- Regulation of Banks -- Capital Requirements."

LIQUIDITY

     The Company manages its liquidity position with the objective of maintaining sufficient funds to respond to the needs of depositors and borrowers and to take advantage of earnings enhancement opportunities. In addition to the normal inflow of funds from core-deposit growth, together with repayments and maturities of loans and investments, the Company utilizes other short-term funding sources such as securities sold under agreements to repurchase, overnight funds purchased from correspondent banks and the acceptance of short-term deposits from public entities.

     The Company monitors and manages its liquidity position on several bases, which vary depending upon the time period. As the time period is expanded, other data is factored in, including estimated loan funding requirements, estimated loan payoffs, investment portfolio maturities or calls, and anticipated depository buildups or runoffs.

     The Company classifies the majority of its investment securities as available-for-sale, thereby maintaining significant liquidity. The Company's liquidity position is further enhanced by structuring the majority of its loan portfolio interest payments as monthly, and also by the significant representation of retail credit and residential mortgage loans in the Company's loan portfolio, resulting in a steady stream of pre-payments. In managing its investment portfolio, the Company provides for staggered maturities so that cash flows are provided as such investments mature.

     The Company's cash flows are composed of three classifications: cash flows from operating activities, cash flows from investing activities, and cash flows from financing activities. Net cash provided by operating activities, consisting primarily of earnings, was $1.1 million for the three months ended March 31, 1996, $800,000 for the three months ended March 31, 1995, $8.9 million for the year ended December 31, 1995, and $9.0 million for the year ended December 31, 1994. Net cash used in investing activities, consisting primarily of loan and investment funding, was $28.6 million for the three months ended March 31, 1996, $7.3 million for the three months ended March 31, 1995, $8.0 million for the year ended December 31, 1995, and $41.2 million for the year ended December 31, 1994. Net cash provided by financing activities, consisting primarily of deposit growth, was $11.6 million for the three months ended March 31, 1996, $31,000 for the three months ended March 31, 1995, $16.7 million for the year ended December 31, 1995, and $42.9 million for the year ended December 31, 1994.


ASSET/LIABILITY MANAGEMENT

     A principal function of asset/liability management is to coordinate the levels of interest-sensitive assets and liabilities to minimize net interest income fluctuations in times of fluctuating market interest rates. Interest-sensitive assets and liabilities are those that are subject to repricing in the near term, including both variable-rate instruments and those fixed-rate instruments which are approaching maturity. Changes in net yield on interest-sensitive assets arise when interest rates on those assets (e.g. loans and investment securities) change in a different time period from that of interest rates on liabilities (e.g. time deposits). Changes in net yield on interest-sensitive assets also arise from changes in the mix and volumes of earning assets and interest-bearing liabilities.

     The Company's strategy with respect to asset/liability management is to maximize net interest income while limiting exposure to risks associated with volatile interest rates. This strategy is implemented by the Company's ongoing analysis and management of its interest rate risk, utilizing duration modeling applied to the actual assets and liabilities comprising the Company's statement of condition. The model uses cash flows and repricing information from each individual loan and certificate of deposit, plus repricing assumptions on products without specific repricing dates (e.g. savings and interest-bearing demand deposits) to calculate the durations of the Company's assets and liabilities. The model also projects the effect on the Company's earnings and theoretical value for a change in interest rates.

     The following table sets forth the interest rate sensitivity of the Company's assets and liabilities as of March 31, 1996, and sets forth the repricing dates of the Company's interest-earning assets and interest-bearing liabilities as of that date, as well as the Company's interest rate sensitivity gap percentages for the periods presented. The table is based upon assumptions as to when assets and liabilities will reprice in a changing interest rate environment, and since such assumptions can be no more than estimates, certain assets and liabilities indicated as maturing or otherwise repricing within a stated period may, in fact, mature or reprice at different times and at different volumes than those estimated. Also, the renewal or repricing of certain assets and liabilities can be discretionary and subject to competitive and other pressures. Therefore, the following table does not and cannot necessarily indicate the actual future impact of general interest rate movements on the Company's net interest income.


                                                                                           Non-Rate
                                                                                          Sensitive
                                            0-3 Months     4-12 Months      1-5 Years     and Over 5        Total
                                                                                            Years
                                        --------------------------------------------------------------------------------
                                                       (dollars in thousands)
Interest Earning Assets:

   Funds sold                                   $10,175       $    -         $    -        $     -          $10,175

   Investment securities                          6,598         30,952        146,361         49,888        233,799

   Total loans                                   86,454         32,638        166,207         26,106        311,405
                                               --------       --------       --------        -------       --------

      Total earning assets                     $103,227        $63,590       $312,568        $75,994       $555,379
                                               --------       --------       --------        -------       --------
                                               --------       --------       --------        -------       --------

Interest Bearing Liabilities:

   Interest bearing demand deposits(1)          $   -          $18,121        $81,199        $15,770       $115,090

   Savings deposits(1)                              -              -           86,862         21,716        108,578

   Time deposits                                 71,642        133,806         33,178            200        238,826
                                               --------       --------       --------        -------       --------

      Total interest bearing deposits            71,642        151,927        201,239         37,686        462,494
                                               --------       --------       --------        -------       --------

Short-term borrowings:

   Securities sold under agreements to
    repurchase, funds purchased,
    and treasury tax deposits                     2,001            -              -              -            2,001

   Short-term bank borrowings                     9,700            -              -              -            9,700
                                               --------       --------       --------        -------       --------


      Total borrowings                           11,701            -              -              -           11,701
                                               --------       --------       --------        -------       --------

Total interest bearing liabilities               83,343        151,927        201,239         37,686        474,195
                                               --------       --------       --------        -------       --------

Interest sensitivity gap                        $19,884       $(88,337)      $111,329        $38,308        $81,184
                                               --------       --------       --------        -------       --------
                                               --------       --------       --------        -------       --------

Cumulative gap                                  $19,884       $(68,453)       $42,876        $81,184        $81,184

Interest sensitivity gap to total assets           3.30%        (14.68)%        18.50%          6.37%         13.49%

Cumulative sensitivity gap to total assets         3.30         (11.38)          7.12          13.49          13.49


______________
(1) Interest bearing demand and savings deposits are included in the repricing categories based on the proposed policy statement issued by bank regulators on August 4, 1995. The table uses the maximum maturity distribution allowed.



EFFECTS OF INFLATION

     Inflation can have a significant effect on the operating results of all industries. However, management believes that inflationary factors are not as critical to the banking industry as they are to other industries, due to the high concentration of relatively short-duration monetary assets in the banking industry. Inflation does, however, have some impact on the Company's growth, earnings and total assets and on its need to closely monitor its equity capital levels.

     Interest rates are significantly affected by inflation, but it is difficult to assess the impact, since neither the timing nor the magnitude of the changes in the various inflation indices coincides with changes in interest rates. Inflation does impact the economic value of longer-term interest-bearing assets and liabilities, but the Company attempts to limit its long-term assets and liabilities, as indicated under the tables set forth under "-- Financial Condition" and "--Asset/Liability Management."

IMPACT OF NEW ACCOUNTING STANDARDS

     Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" ("SFAS No. 121"), requires that long-lived assets and certain identifiable intangibles that are used in operations be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of assets might not be recoverable. The adoption of this standard on January 1, 1996, had no material impact on the Company's consolidated financial statements as of and for the period ended March 31, 1996. Management believes the adoption of SFAS No. 121 will not have a material effect on the Company's 1996 financial condition or results of operations.

     Statement of Financial Accounting Standards No. 122, "Accounting for Mortgage Servicing Rights" ("SFAS No. 122"), was adopted by the Company as of January 1, 1996. As a result of applying SFAS No. 122, the value of retained servicing on loans sold subsequent to January 1, 1996, has been capitalized and amortized over the expected life of the loans. The adoption of this standard on January 1, 1996, had no material impact on the Company's consolidated financial statements as of and for the period ended March 31, 1996. The Company expects that the adoption of SFAS No. 122 will not have a material effect on the reported earnings of the Company in 1996.

     Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"), requires entities to disclose the fair value of their employees' stock options, but permits entities to continue to account for employee stock options under APB 25, Accounting for Stock Issued to Employees. The Company has determined that it will continue to use the method prescribed by APB 25, which recognizes compensation to the extent of the difference between the estimated market value and the exercise price at the grant date. The only effect of the Company's adoption of SFAS No. 123 as of January 1, 1996, will be new disclosure requirements in its 1996 consolidated financial statements.

                                    BUSINESS

THE COMPANY

     The Company is a community-based financial services holding company headquartered in Chicago, Illinois. Through its subsidiaries, the Company provides a full range of banking services and also provides personal and corporate trust services. The Company's principal operating subsidiaries are the Banks and Beverly Trust. The Banks are chartered as Illinois state banks, with the exception of Wilmington, which was federally chartered in 1863 and is the second oldest active national bank in Illinois.

     The Banks are community-oriented, full-service commercial banks, providing a full range of banking services to individuals, small-to-medium-sized businesses, and not-for-profit organizations. The Banks operate out of 12 full-service locations in the south and southwest parts of the Chicago metropolitan area, a business development office located in downtown Chicago and a mortgage origination office located in Naperville, Illinois. Through Wilmington, the Company also operates a full-service insurance agency and a residential mortgage brokerage business and offers a broad range of annuities and mutual funds through a relationship with a securities firm. In 1996, Wilmington formed a joint venture, currently in its initial stages, with a prominent realtor for the purpose of increasing its mortgage origination business. Beverly Trust provides a wide array of trust services for individuals and corporations. As of March 31, 1996, Beverly Trust managed $276.3 million in assets, primarily in the areas of personal living trusts and corporate employee benefit plans, and administered more than 3,000 land trusts. The strategy of the Company is to continue to increase its core banking business and to further develop its mortgage, trust, securities sales and insurance activities in order to provide an array of household financial services encompassing banking and other investment products.

     The Company focuses on establishing and maintaining long-term relationships with customers and is committed to serving the financial services needs of its community. In particular, the Company has and will continue to emphasize its relationship with individuals and small-to-medium-sized businesses. The Company's policy is to respond to all creditworthy segments of its market. Management believes that doing so is basic to good business practice and to the Company's long-term vitality. The Company makes an active effort to determine the credit needs of the community, including those of low- and moderate-income areas and individuals, and to evaluate the products it offers and the design of those products to determine whether the Company's responsiveness to the community can be improved. The markets served by the Company provide a mix of real estate, commercial and consumer lending opportunities, while also providing a stable core deposit base.

     The Company intends to merge Beverly Bank, Beverly Bank Matteson and Beverly Bank Lockport with and into Wilmington by year-end 1996. Pursuant to the merger, Wilmington will be renamed Beverly National Bank and will remain a nationally chartered bank. The anticipated result of the merger will be to consolidate the operations of the Banks and to reduce the administrative costs under which the Banks presently operate.

HISTORY

     The Company was formed in the late 1960's as a one-bank holding company, with its principal asset being Beverly Bank. Beverly Bank has served the Beverly community on Chicago's south side since 1923, providing individuals and businesses with a variety of deposit and loan products in a traditional banking environment. Beverly Bank and the Company were on the leading edge of the banking industry in data processing and marketing during the late 1960's and early 1970's, and the Company provided data processing, marketing, investment and other services on a fee basis for several years to approximately twelve community bank holding companies in the Chicago metropolitan area. In the mid-1970's, the affiliation of the Beverly-serviced bank holding companies ended, and the Company's activities and influence diminished accordingly. Over the late 1970's and the 1980's, Beverly Bank opened three branches, in Oak Lawn, in Orland Hills and at 112th Street and Western Avenue in Chicago, and continued to provide traditional banking services to an increasingly diverse customer and market base.

     In the mid to late 1980's, the Company acquired the Matteson-Richton Bank and renamed it Beverly Bank Matteson, acquired Wilmington, and acquired an inactive bank charter which it used to organize Beverly Bank Lockport. During that period, the Company also separated its longstanding trust business from the banking business by creating Beverly Trust in 1987.

     Although the acquisitions of the late 1980's increased the size of the organization, the Company experienced weakened internal controls and a number of poor quality loans were made. The Company also incurred losses in its credit card business and a significant charge-off for loans to a single borrower.

     As a result of these problems, major changes were made in the management of the Company. The Board of Directors was reconstituted and new management, including the Company's current Chief Executive Officer and Chief Financial Officer, was hired. During the next several years, this new management team strengthened internal controls, identified and resolved problems within the Company and took steps to improve the Company's asset quality. See "Management's Discussion and Analysis of Results of Operations and Financial Condition -- Non-Performing Loans" and "-- Analysis of Allowance for Loan Losses."

     Because of the problems the Company experienced, bank regulatory agencies
imposed restrictions on the Company and its subsidiaries.   Between June 1990
and January 1993, the Federal Reserve Board ("FRB") did not permit the Company to pay dividends on its stock without the FRB's prior consent or notification. In January 1993, because of the Company's improved financial condition, the FRB informed the Company that it could resume paying dividends without restriction. Additionally, in February 1991, Memoranda of Understanding were issued by the FDIC for Beverly Bank and Beverly Bank Matteson, which prohibited these banks from paying dividends without prior FDIC approval and which required these banks to lessen their respective risk positions, increase capital, revise loan, liquidity and other operating policies, improve internal controls and manage growth within specified limitations. Because of operational improvements, the Memoranda of Understanding were terminated in March 1993.

STRATEGY

     The Company's strategy is to continue to increase its core banking business through its commercial community banking presence and its retail product sales and distribution system. The Company will also pursue an increased market share in personal and corporate trust services and intends to further develop its securities sales and insurance activities. Where opportunities arise, the Company may seek to augment its internal growth through the establishment of additional branches and offices, as well as acquisitions or joint ventures in both banking and non-banking areas.

     Management believes the key to its community banking strategy is having high level officers of the Company direct business development in each of its local geographic markets, presenting the Company as highly autonomous within those markets, while at the same time managing all of the markets through a centralized control and delivery system. Management believes that this strategy differentiates the Company from its competition and will result in increased competitiveness of the Company.

     Following the planned consolidation of the Banks by year-end 1996, the Company intends to fully retain the separate market autonomy it has established through its existing organization, but will under the new structure be able to take advantage of the economies of a consolidated charter. This reorganization, combined with a consultant-assisted program of identifying other efficiencies throughout the organization, is intended to enhance the Company's operating performance.

     The Company's competition includes other commercial banks, savings banks, savings and loan associations, mutual funds, money market funds, finance companies, credit unions, mortgage companies, private issuers of debt obligations and suppliers of other investment alternatives, such as securities firms. Competition is intense and increasing. The Company attempts to aggressively address these competitive challenges by creating market differentiation and by maintaining a relatively autonomous presence within its markets. The Company competes for talented people by offering competitive levels of compensation, and by augmenting compensation with stock options pursuant to its stock option plan. Attracting and retaining high quality employees is important in enabling the Company to compete effectively for market share with both the Company's large and small competitors.

     The Company serves in excess of 35,000 customers with more than 125,000 accounts. Additional business from existing customers is a key element of the Company's strategy, since the Company believes that it holds only a portion of its customers' total bankable resources. With more than 80% of the Company's economic activity emanating from roughly 20% of its customer base, the Company intends to focus marketing attention on this segment.

SERVICES

LENDING ACTIVITIES

     The Company aggressively seeks quality loan relationships. The Company's loan portfolio consists of real estate (including residential and commercial), commercial and industrial, home equity lines of credit and consumer loans. The Company's management emphasizes sound credit analysis and loan documentation. Management also seeks to avoid undue concentrations of loans to a single industry or based on a single class of collateral. The Company has concentrated its efforts on building its lending business in the following areas:

     (i) COMMERCIAL AND INDUSTRIAL LOANS. These loans are made to small-to-medium-sized businesses that are sole proprietorships, partnerships, and corporations. Generally, these loans are secured with collateral including accounts receivable, inventory and equipment, and generally require personal guarantees of the principals.

     (ii) COMMERCIAL REAL ESTATE LOANS. These are construction and development loans for acquisition, development, and construction of real estate which are secured by the real estate involved, and other loans secured by farmland, commercial real estate, multi-family residential properties, and other non-farm, nonresidential properties. Loans retained by the Company for its portfolio are short-term balloon loans and adjustable rate mortgages with initial fixed terms of one to five years.

     (iii) RESIDENTIAL REAL ESTATE LOANS. These are loans made to finance residential units that will house from one to four families. While the Company originates both fixed and adjustable rate residential real estate loans, virtually all fixed-rate loans originated pursuant to Fannie Mae and FHLMC guidelines are sold in the secondary market with servicing retained by the Company. In the normal course of business, the Company retains one-to-five year adjustable rate loans. See "Management's Discussion and Analysis of Results of Operations and Financial Condition -- Financial Condition."

     (iv) HOME EQUITY LINES OF CREDIT. These lines of credit are secured by the borrower's home and can be drawn on at the discretion of the borrower. These lines of credit are generally at variable interest rates. When made, home equity lines, combined with the outstanding loan balance of prior mortgage loans, generally do not exceed 80% of the appraised value of the underlying real estate collateral.

     (v) OTHER CONSUMER LOANS. Most of these loans are collateralized loans to individuals for various personal reasons such as automobile financing and home improvements.

     Lending officers are assigned various levels of loan approval authority based upon their respective levels of experience and expertise. Loan approval is also subject to the Company's formal loan policy, as established by each Bank's board of directors, and to concurrence of a higher-ranking officer (or the Bank's board of directors or a committee of the board) in addition to the recommendation of the lending officer. This system is meant to assure that commercial credit is subjected to the independent objective review of at least two lending officers and is believed to be a key element of the Company's low level of loan losses.

     Management believes that the effectiveness of the Company's loan administration is evidenced in its low delinquency rate and its low loss experience in recent periods. See "Management's Discussion and Analysis of Results of Operations and Financial Condition -- Financial Condition" and "-- Analysis of Allowance for Loan Losses."

TRUST ACTIVITIES

     Beverly Trust provides a wide array of trust services for individuals and corporations. As of March 31, 1996, Beverly Trust managed eighteen funds with an aggregate of $276.3 million in assets, primarily in the areas of personal living trusts and corporate employee benefit plans. Beverly Trust also administers more than 3,000 land trusts. Recent PIPER reports cited Beverly Trust's fixed-income funds as among the most consistently high-performing funds among all such funds covered by the PIPER report in each of the past one, five and ten-year periods. The PIPER report is an investment performance report published by Crain Communications, Inc., which records the performance of over 500 financial managers.

OTHER ACTIVITIES

     Through Wilmington, the Company operates a full-service insurance agency and offers investment securities, including a broad range of annuities and mutual funds, through a relationship with a securities firm. Wilmington also provides residential mortgage brokerage services. In 1996, Wilmington formed a joint venture, currently in its initial stages, with a prominent realtor for the purpose of increasing its mortgage origination activities. The Company also services residential real estate loans originated through its mortgage activities. The servicing portfolio as of March 31, 1996 totaled $93.4 million of loans serviced for Fannie Mae, FHLMC and the Illinois Housing Development Authority. The Company believes these services are an important element in its growth strategy.

MARKET

     The Company considers its primary market areas to be those areas immediately surrounding its offices. The Banks operate out of 12 full-service locations in the south and southwest parts of the Chicago metropolitan area, a business development office located in downtown Chicago and a mortgage origination office located in Naperville, Illinois. Accordingly, the Company's business extends throughout the Chicago metropolitan area, but is highly concentrated in the areas in which the Company's offices are located. The communities in which the Company's offices are located have a broad spectrum of demographic characteristics, including a number of densely populated areas as well as rural areas; some extremely high-income areas, as well as many middle-income areas and some low to moderate income areas; and encompass significant diversity in racial, ethnic and other characteristics.

     According to the 1990 census, the Chicago metropolitan area is the third largest metropolitan area in the United States with a population of approximately 7.1 million. With approximately 600,000 manufacturing jobs, 1.1 million service jobs, 1.1 million jobs in retail/wholesale trade, transportation and public utilities, and 300,000 jobs in finance, insurance and real estate, the Chicago metropolitan area followed only the New York and Los Angeles metropolitan areas in total non-agricultural wage and salary employment.

COMPETITION

     The Company competes in the financial services industry through the Banks and Beverly Trust. The financial services business is highly competitive. The Company encounters strong direct competition for deposits, loans and other financial services. The Company's principal competitors include other commercial banks, savings banks, savings and loan associations, mutual funds, money market funds, finance companies, credit unions, mortgage companies, private issuers of debt obligations and suppliers of other investment alternatives, such as securities firms. In addition, in recent years, several major multi-bank holding companies have entered or expanded in the Chicago metropolitan market. Generally, these financial institutions are significantly larger than the Company and have access to greater capital and other resources. Many of the Company's non-bank competitors are not subject to the same degree of regulation as that imposed on bank holding companies, federally insured banks and national or Illinois chartered banks. As a result, such non-bank competitors have advantages over the Company in providing certain services. The Company competes for deposits principally by offering depositors a variety of deposit programs, convenient office locations, hours and other services, and competes for loan originations primarily through the interest rates and loan fees it charges, the efficiency and quality of services it provides to borrowers and the variety of its loan products.

PROPERTIES

     The principal offices of both the Company and Beverly Bank are located at 1357 West 103rd Street, Chicago, Illinois. This two story building is owned by the Company and comprises approximately 40,012 square feet.

     Beverly Bank also maintains five full-service banking facilities in Chicago, Blue Island, Orland Hills, Orland Park (Will-Cook) and Oak Lawn, Illinois and a business development office in Chicago, Illinois. Beverly Bank occupies a total of 42,359 square feet at these locations. All of these facilities are owned by the Company, except the Blue Island and Orland Park banking facilities and the Chicago business development office, which are leased.

     Beverly Bank Matteson is located at 4350 West Lincoln Highway, Matteson, Illinois. This facility is owned by the Company and comprises approximately 15,684 square feet. Beverly Bank Matteson also maintains two full-service banking facilities in Richton Park and Homewood, Illinois. These two facilities, totaling 22,400 square feet, are leased.

     Beverly Bank Lockport is located at 1103 East 9th Street, Lockport, Illinois. This facility is owned by the Company and comprises approximately 4,420 square feet.

     Wilmington maintains its principal office at 417 South Water Street, Wilmington, Illinois and also occupies a full-service banking facility in Braidwood, Illinois and a mortgage origination office in Naperville, Illinois. Wilmington occupies a total of 17,700 square feet at these locations. All of these facilities are owned by the Company, except the Naperville facility, which is leased.

     Beverly Trust is located at 10312 South Cicero Avenue, Oak Lawn, Illinois. This facility is owned by the Company and comprises approximately 6,595 square feet. This facility also houses the Oak Lawn branch of Beverly Bank.

LEGAL PROCEEDINGS

     The Company and its subsidiaries are from time to time parties to various legal actions arising in the normal course of business. Management believes that there is no proceeding threatened or pending against the Company or any of its subsidiaries which, if determined adversely, would have a material adverse effect on the financial condition or results of operations of the Company.

EMPLOYEES

     As of March 31, 1996, the Company had 282 full-time employees and 107 part-time employees. Management considers its relationship with its employees to be good.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The directors and executive officers of the Company are as follows:

        Name                              Position                        Age
        ----                              --------                        ---

Anthony R. Pasquinelli        Chairman of the Board and Director           62

John D. Van Winkle            President, Chief Executive Officer           50
                              and Director

Christopher M. Cronin         Director                                     47

Richard I. Polanek            Director                                     64

William C. Waddell            Director                                     53

Brent E. Frank                Executive Vice President, Chief              36
                              Lending Officer

James W. Martin, Jr.          Executive Vice President, Manager            56
                              of Consumer Sales and President of
                              First National Bank of Wilmington

Charles E. Ofenloch           Executive Vice President, Manager            54
                              of Commercial Sales and President
                              of Beverly Bank Matteson

John T. O'Neill               Executive Vice President, Chief              47
                              Financial Officer

Bruce G. Park                 Executive Vice President, Chief              58
                              Operations Officer

Ronald F. Stajkowski          Executive Vice President and Manager         56
                              of Beverly Trust

     Mr. Pasquinelli has been Chairman of the Board of the Company since November 1995 and a Director of the Company since 1985. Mr. Pasquinelli has been Executive Vice President and Secretary of Pasquinelli Construction Co., a Homewood, Illinois construction company, since 1962. He currently serves on the board of directors of each of the Banks and Beverly Trust.

     Mr. Van Winkle has been President and Chief Executive Officer and a Director of the Company since August 1989, when he joined the Company. He has also served on the board of directors of each of the Banks and Beverly Trust since 1989. Prior to joining the Company, from 1976, Mr. Van Winkle held various management positions at a publicly-held community bank located in Chicago, Illinois.

     Mr. Cronin has been a Director of Beverly Bank since 1985; he was a Director of the Company from 1986 to 1990 and again became a Director of the Company in 1995. Mr. Cronin has been President of Knickerbocker Roofing and Paving Co., a Harvey, Illinois roofing and paving company, since 1986. He currently serves on the board of directors of each of the Banks and Beverly Trust.

     Mr. Polanek has been a Director of the Company since 1989. Mr. Polanek is presently retired. Prior to 1993, Mr. Polanek was Vice President, Finance, and Chief Financial Officer of Interlake Corporation, a metals and materials handling company, for 31 years. He currently serves on the board of directors of each of the Banks and Beverly Trust and also serves as Chairman of the Audit Committee.

     Mr. Waddell has been a Director of the Company since 1989. Mr. Waddell has been First Vice President of Smith Barney Inc., an investment banking firm, and predecessor firms since 1989, and he currently serves on the board of directors of each of the Banks and Beverly Trust.

     Mr. Frank has been Executive Vice President, Chief Lending Officer of the Company since 1995. From 1990 to 1995, he served as Senior Vice President, Lending, of Beverly Bank Matteson. Mr. Frank joined the Company in 1990.

     Mr. Martin has been Executive Vice President, Manager of Consumer Sales of the Company since January 1996. Mr. Martin has also been President of Wilmington since 1990 and a Director of Wilmington since 1963. He has served in various capacities since joining Wilmington in 1967.

     Mr. Ofenloch has been Executive Vice President, Manager of Commercial Sales of the Company since January 1996. Mr. Ofenloch has also been President and a Director of Beverly Bank Matteson since joining the Company in 1991.

     Mr. O'Neill has been Executive Vice President, Chief Financial Officer of the Company since joining the Company in 1990.

     Mr. Park has been Executive Vice President, Chief Operations Officer of the Company since 1991. From 1964 to 1991, he served in various capacities at Wilmington. Mr. Park joined the Company in 1964.

     Mr. Stajkowski has been Executive Vice President of the Company since 1991. He has served as Manager of Beverly Trust since 1980, and has served in various capacities since joining the Company in 1964.

     All directors of the Company hold office until the next annual meeting of stockholders and until their successors have been elected and qualified. Officers of the Company serve at the discretion of the Board of Directors of the Company.

     The Board of Directors has an Audit Committee consisting of all Directors who are not employees of the Company ("Outside Directors"). The Audit Committee recommends to the Board of Directors the appointment of the independent auditors for the following year. The Audit Committee also reviews the scope of the annual audit of the financial statements of the

Company and the auditor's report thereon and the auditor's comments relative to the adequacy of the Company's system of internal controls and accounting systems.

EXECUTIVE COMPENSATION

     The following table sets forth certain information regarding compensation paid or accrued by the Company for services rendered in all capacities with respect to the Company's fiscal year ended December 31, 1995 to the Chief Executive Officer and each of the four other most highly compensated executive officers of the Company.

                                                         Annual Compensation
                                                         ---------------------

Name and Principal Position                  Year        Salary($)    Bonus($)       All Other Compensation($)(1)
- ---------------------------                  ----        ---------    --------       ----------------------------
John D. Van Winkle, President and Chief      1995         $175,000    $150,000                  $7,370
Executive Officer

James W. Martin, Jr., Executive Vice         1995          110,000      75,000                   6,861
President, Manager of Retail Sales

Charles E. Ofenloch, Executive Vice          1995          150,000      85,000                   7,175
President, Manager of Commercial Sales

Bruce G. Park, Executive Vice President,     1995           93,500      25,000                   5,338
Chief Operations Officer

Ronald F. Stajkowski, Executive Vice         1995           90,000      45,000                   6,177
President


_______________
(1) Consists of matching contributions made by the Company pursuant to the Company's Employees Retirement and Savings Plan and life insurance premiums paid by the Company on behalf of each executive officer. For 1995, life insurance premiums in the following amounts were paid by the Company: Mr. Van Winkle, $1,370; Mr. Martin, $861; Mr. Ofenloch, $1,175; Mr. Park, $732; and Mr. Stajkowski, $705.

EMPLOYEE STOCK OPTIONS

     None of the executive officers of the Company named in the Executive Compensation Table were granted or exercised any options to purchase shares of Common Stock during 1995. The following table sets forth certain information regarding the number and value of unexercised options to purchase shares of Common Stock held at December 31, 1995 by the executive officers of the Company named in the Executive Compensation Table.

                          Number of Securities
                         Underlying Unexercised     Value of Unexercised In-the-
                               Options at                  Money Options
                             December 31, 1995        at December 31, 1995(1)
                     -----------------------------  ----------------------------

                       Exercisable/Unexercisable      Exercisable/Unexercisable
Name                   -------------------------      -------------------------
- ----

John D. Van Winkle           8,269/33,075                  $23,897/$95,587

James W. Martin, Jr.         5,513/22,050                   15,931/63,725

Charles E. Ofenloch          6,615/26,460                   19,117/76,469

Bruce G. Park                4,410/17,640                   12,745/50,980

Ronald F. Stajkowski         4,410/17,640                   12,745/50,980

- -----------------
(1) Value of unexercised in-the-money options is equal to the difference between the bid price per share of Common Stock at December 31, 1995 and the option exercise price per share multiplied by the number of shares subject to options.

DIRECTORS' COMPENSATION

     Directors who are employees of the Company do not receive any compensation for serving as directors of the Company. Outside Directors receive an annual retainer of $13,600, plus an attendance fee for each Outside Director of $600 per regular meeting and $500 per committee meeting. Outside Directors receive their annual retainer in the form of shares of Common Stock valued at 95% of the current bid price of the Common Stock on the date of issuance. The Chairman of the Board receives an annual retainer of $84,000 which is also paid in the form of shares of Common Stock valued at 95% of the current bid price of the Common Stock on the date of issuance. Additionally, all non-employee directors are reimbursed for expenses incurred in attending board meetings.


CERTAIN TRANSACTIONS

     Some of the directors, executive officers and affiliates of the Company are, and have been during the preceding three fiscal years, customers of the Banks, and some of the directors, executive officers and affiliates of the Company are direct or indirect owners of 10% or more of the stock of corporations which are, or have been in the past, customers of the Banks. As such customers, they have had transactions in the ordinary course of business of the Banks, including borrowings, all of which transactions are or were on substantially the same terms (including interest rates and collateral on loans) as those prevailing at the time for comparable transactions with nonaffiliated persons. In the opinion of management of the Company, none of the transactions involved more than the normal risk of collectibility or presented any other unfavorable features. As of March 31, 1996 the Banks had $3,186,720 in loans outstanding to the directors, executive officers and affiliates of the Company, which amount represented 7.8% of total stockholders' equity as of that date.

     The Company purchases architectural services from Archideas, Inc., a corporation in which Joseph A. Pasquinelli is a 20% principal. Under the terms of the agreements between the Company and Archideas, Inc., the Company paid Archideas, Inc. $5,606 in 1994, $57,561 in 1995 and $25,568 through June 10,
1996. Joseph A. Pasquinelli is the son of Anthony R. Pasquinelli and the nephew of Bruno A. Pasquinelli.

     The Company leases its Orland Park (Will-Cook) facility from a partnership in which Anthony R. Pasquinelli and Bruno A. Pasquinelli each have a 14.1% partnership interest. Under the terms of the lease, which is a triple net lease that expires in 2016, the Company currently pays annual rent of $100,700, which increases annually as set forth in the lease.

     The Company leases its Homewood facility from a partnership in which Anthony R. Pasquinelli and Bruno A. Pasquinelli have an indirect, minority partnership interest. Under the terms of the leases, which expire in 2008, the Company currently pays an aggregate annual rent of $101,400, subject to three percent annual increases as provided in the leases.

     During 1996, the Company has purchased less than $600,000 of investment securities through Smith Barney Inc. William C. Waddell, a First Vice President of Smith Barney Inc., has received aggregate commissions of less than $3,000 in connection with these transactions.

     The following executive officers of the Company delivered full recourse promissory notes to the Company as consideration for shares of Common Stock:

          John D. Van Winkle purchased 50,000 shares of Common Stock in 1989 and delivered a note in the principal amount of $436,000, of which $436,000 was outstanding as of June 10, 1996. The note is payable on demand and bears interest at a rate which equals the dividend rate on the Common Stock.

          Charles E. Ofenloch purchased 50,000 shares of Common Stock in 1994 and delivered a note in the principal amount of $474,500, of which $474,500 was outstanding as of June 10, 1996. The note is payable on demand and bears interest at the prime rate.

          Ronald F. Stajkowski purchased 1,000 shares of Common Stock in 1987 and delivered a note in the principal amount of $65,000, which was fully repaid in 1995.

     John D. Van Winkle also received a loan from the Company in 1994 of $224,640, of which $224,640 was outstanding as of June 10, 1996. The loan is payable on demand and bears interest at the prime rate.


                             PRINCIPAL STOCKHOLDERS


     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of June 10, 1996, and as adjusted to reflect the sale of the Common Stock offered hereby, by (i) each person who is known by the Company to own beneficially more than 5% of the Company's outstanding Common Stock, (ii) each of the Company's directors, (iii) each of the executive officers of the Company named in the Executive Compensation Table and (iv) all directors and executive officers of the Company as a group.

                                            PERCENTAGE OF OUTSTANDING SHARES (1)
                                            ------------------------------------
                                NUMBER OF
                                 SHARES
                               BENEFICIALLY                              AFTER
              NAME               OWNED(1)        PRIOR TO OFFERING      OFFERING
              ----             ------------      -----------------      --------

Heartland Advisors Inc.(2)       302,625                7.6%              6.1%

Anthony R. Pasquinelli(3)(13)    286,052                7.0               5.6

Bruno A. Pasquinelli(4)          271,317                6.7               5.4

John D. Van Winkle(5)(13)(14)    109,435                2.8               2.2

Christopher M. Cronin(6)(13)       8,390                  *                 *

Richard I. Polanek(7)(13)         75,150                1.9               1.5

William C. Waddell(8)(13)         63,794                1.6               1.3

James W. Martin, Jr.(9)(13)       27,865                  *                 *

Charles E. Ofenloch(10)(13)       91,792                2.3               1.8

Bruce G. Park(11)(13)(14)         26,647                  *                 *

Ronald F. Stajkowski(12)(13)     108,210                2.7               2.1

All directors and executive
officers as a group (11
persons)(13)                     833,346               20.5              16.8


- -------------
*Less than one percent.

(1) Calculated pursuant to Rule 13d-3(d) of the Securities Exchange Act of 1934, as amended. Unless otherwise stated below, each such person has sole voting and investment power with respect to all such shares. Under Rule 13d-3(d), shares not outstanding which are subject to options, warrants, rights or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by such person, but are not deemed outstanding for the purpose of calculating the percentage owned by each other person listed.

(2) Number of shares reported by Heartland Advisors Inc. as of December 31, 1995 in its most recent Schedule 13G filed with the Securities and Exchange Commission. Includes

     50,025 shares as to which Heartland Advisors Inc. has sole voting power and 60,525 shares as to which Heartland Advisors Inc. has sole dispositive power. The business address of Heartland Advisors Inc. is 790 N. Milwaukee Street, Milwaukee, Wisconsin 53202.

(3) Includes 11,783 shares held in trust for Anthony R. Pasquinelli's benefit. Anthony R. Pasquinelli's business address is 905 W. 175th Street, Homewood, Illinois 60430.

(4) Includes 11,757 shares held in trust for Bruno A. Pasquinelli's benefit. Bruno A. Pasquinelli's business address is 905 W. 175th Street, Homewood, Illinois 60430.

(5) Includes 64,280 shares beneficially owned by Mr. Van Winkle and his wife and 12 shares beneficially owned by Mr. Van Winkle's daughters.

(6)  Includes 3,030 shares in the Knickerbocker Roofing Pension Plan.

(7) Includes 59,680 shares held in trust for Mr. Polanek's benefit and 2,865 shares beneficially owned by Mr. Polanek's wife.

(8)  Includes 4,711 shares beneficially owned by Mr. Waddell's wife.

(9)  Includes 16,840 shares held in trust for Mr. Martin's benefit.

(10) Includes 11,312 shares beneficially owned by Mr. Ofenloch and his wife.

(11) Includes 10,291 shares held in trust for Mr. Park's benefit.

(12) Includes 99,390 shares beneficially owned by Mr. Stajkowski and his wife.

(13) Includes shares of Common Stock that could be acquired through the exercise of stock options as follows: Mr. A. Pasquinelli, 6,615 shares; Mr. Van Winkle, 16,538 shares; Mr. Cronin, 1,103 shares; Mr. Polanek, 6,615 shares; Mr. Waddell, 6,615 shares; Mr. Martin, 11,026 shares; Mr. Ofenloch, 13,230 shares; Mr. Park, 8,820 shares; Mr. Stajkowski, 8,820 shares; and all directors and executive officers as a group, 94,711 shares.

(14) Excludes 9,112 shares of Common Stock held by the Company's Employees Retirement and Savings Plan (the "Plan"). Messrs. Van Winkle and Park and three other persons are members of the administration committee of the Plan. As such, they are entitled to vote the shares of Common Stock held by the Plan and therefore may be deemed to beneficially own such shares.

                           SUPERVISION AND REGULATION

GENERAL

     Financial institutions and their holding companies are extensively regulated under federal and state laws. As a result, the business, financial condition and prospects of the Company and the Banks can be materially affected not only by management decisions and general economic conditions, but also by applicable statutes and regulations and other regulatory pronouncements and policies promulgated by regulatory agencies with jurisdiction over the Company and the Banks, such as the Board of Governors of the Federal Reserve System ("FRB"), the Office of the Comptroller of the Currency ("OCC"), the Federal Deposit Insurance Corporation ("FDIC") and the Office of the Illinois Commissioner of Banks and Real Estate (the "Commissioner"). The effect of such statutes, regulations and other pronouncements and policies can be significant, cannot be predicted with a high degree of certainty and can change over time. Furthermore, such statutes, regulations and other pronouncements and policies are intended to protect depositors and the FDIC's deposit insurance funds, not to protect stockholders.

     Bank holding companies and banks are subject to enforcement actions by their regulators for regulatory violations. In addition to compliance with statutory and regulatory limitations and requirements concerning financial and operating matters, regulated financial institutions such as the Company and the Banks must file periodic and other reports and information with their regulators and are subject to examination by each of their regulators.

     The statutory requirements applicable to and regulatory supervision of bank holding companies and banks have increased significantly and have undergone substantial change in recent years. To a great extent, these changes are embodied in the Financial Institutions Reform, Recovery and Enforcement Act ("FIRREA"), enacted in August 1989, the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), enacted in December 1991, and the regulations promulgated under FIRREA and FDICIA. Many of the regulations promulgated pursuant to FDICIA have only recently been finalized and their impact on the business, financial condition and prospects of the Company and the Banks cannot be predicted with certainty.

     Currently, various initiatives have been proposed that could result in a wide-ranging restructuring of the bank regulatory system in the United States. These include (i) the merger or other combination of the financial institution regulators, including the FRB, the OCC and the FDIC, (ii) the combination of the OCC and FDIC, with the FRB remaining independent, and (iii) the creation of a new federal banking agency to provide comprehensive supervision of financial institutions. There can be no certainty as to the effect, if any, that such restructuring would have on the regulation of the Company or the Banks.

     The following discussion and other references to and descriptions of the regulation of financial institutions contained herein constitute brief summaries thereof. This discussion is not intended to constitute and does not purport to be a complete statement of all legal restrictions and requirements applicable to the Company and the Banks and all such descriptions are qualified in their entirety by reference to applicable statutes, regulations and other regulatory pronouncements.

REGULATION OF BANK HOLDING COMPANIES AND THEIR NON-BANK SUBSIDIARIES

     The Company is a registered bank holding company within the meaning of the Bank Holding Company Act of 1956, as amended ("BHCA"). As such, the Company is subject to regulation, supervision and examination by the FRB. The Company is also subject to the limitations and requirements of the Illinois Bank Holding Company Act ("IBHCA"). These limitations and requirements, however, are no more restrictive in most instances than those imposed by the BHCA and the FRB. The business and affairs of the Company are regulated in a variety of ways, including limitations on acquiring control of other banks and bank holding companies, limitations on activities and investments, limitations on interstate acquisitions, regulatory capital requirements and limitations on payment of dividends. In addition, it is the FRB's policy that a bank holding company is expected to act as a source of financial strength to banks that it owns or controls and, as a result, the FRB could require the Company to commit resources to support the Banks in circumstances in which the Company might not do so absent the FRB's policy.

ACQUISITION OF BANKS AND BANK HOLDING COMPANIES

     The BHCA generally prohibits a bank holding company from (i) acquiring, directly or indirectly, more than 5% of the outstanding shares of any class of voting securities of a bank or bank holding company, (ii) acquiring control of a bank or another bank holding company, (iii) acquiring all or substantially all the assets of a bank, or (iv) merging or consolidating with another bank holding company, without first obtaining FRB approval. In considering an application with respect to any such transaction, the FRB is required to consider a variety of factors, including the potential anti-competitive effects of the transaction, the financial condition and future prospects of the combining and resulting institutions, the managerial resources of the resulting institution, the convenience and needs of the communities the combined organization would serve, the record of performance of each combining organization under the Community Reinvestment Act ("CRA"), and the prospective availability to the FRB of information appropriate to determine ongoing regulatory compliance with applicable banking laws.

     In addition, the federal Change in Bank Control Act imposes limitations on the ability of one or more individuals or other entities to acquire control of the Company or the Banks. Further, the Illinois Banking Act ("IBA") also regulates the acquisition of control of Illinois-chartered banks.

     Banking laws and regulations, including the Federal Reserve Act, generally impose certain limitations on extensions of credit and other transactions by and between banks and other banks and non-bank companies in the same holding company system. See "Regulation of Banks --

Insider and Affiliate Transactions." A bank holding company and its subsidiaries also are prohibited from engaging in certain tie-in arrangements in connection with any extension of credit, lease or sale of property or furnishing of services.

     The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Act"), which became effective in September 1995, has eliminated many of the historical barriers to the acquisition of banks by out-of-state bank holding companies. The Interstate Act facilitates the interstate expansion and consolidation of banking organizations by permitting: (i) bank holding companies that are adequately capitalized and managed to acquire banks located in states outside their home states regardless of whether such acquisitions are authorized under the law of the host state; (ii) the interstate merger of banks after June 1, 1997, subject to the right of individual states either to pass legislation providing for earlier effectiveness of such mergers or to "opt out" of this authority prior to such date; (iii) banks to establish new branches on an interstate basis provided that such action is specifically authorized by the law of the host state; (iv) foreign banks to establish, with approval of the appropriate regulators in the United States, branches outside their home states to the same extent that national or state banks located in such state would be authorized to do so; and (v) banks to receive deposits, renew time deposits, close loans, service loans and receive payments on loans and other obligations as agent for any bank or thrift affiliate, whether the affiliate is located in the same or different state.

     The IBHCA permits Illinois bank holding companies to acquire control of banks in any state and permits bank holding companies whose principal place of business is in another state to acquire control of Illinois banks or bank holding companies upon satisfactory application to the Commissioner. In reviewing any such application, the Commissioner will review, among other things, compliance by the applicant banks with the requirements of the CRA, and other information designed to determine such banks' abilities to meet community credit needs.

PERMISSIBLE NON-BANKING ACTIVITIES

     The BHCA generally prohibits a bank holding company from engaging in activities or acquiring or controlling, directly or indirectly, voting securities or assets of any company engaged in any activity other than banking, managing or controlling banks or another activity that the FRB has determined, by regulation or otherwise, to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. Subject to certain exceptions, before making any such acquisition or engaging in any such activity, a bank holding company must obtain the prior approval of the FRB as provided in applicable regulations.

     In evaluating such applications, the FRB will consider, among other relevant factors, whether permitting the bank holding company to engage in the activity in question can reasonably be expected to produce benefits to the public (such as increased convenience, competition or efficiency) that outweigh any possible adverse effects (such as undue concentration of resources, decreased or unfair competition, conflicts of interest or safety and soundness concerns). Those activities that the FRB has determined by regulation to be closely related to banking include: (i) making, acquiring and servicing loans such as would be made by mortgage companies (for the company's account or the account of others); (ii) trust company functions; (iii) certain investment advisory services; (iv) certain security brokerage services; and (v) certain insurance agency activities.

     Notwithstanding applicable restrictions on both the acquisition of control of banks and companies engaged in permissible non-banking activities, a bank holding company may acquire, without the prior approval of the FRB, 5% or less of the outstanding shares of any class of voting securities of a company, assuming the investment does not otherwise result in control of such company. The BHCA prohibits bank holding companies, with certain exceptions, from acquiring direct or indirect ownership of more than five percent of the voting securities of any company that is not a bank or does not engage in specifically permitted activities such as those described in the preceding paragraph.

     As mentioned above, trust company activities are among those determined by the FRB to be closely related to banking. Beverly Trust is an Illinois-chartered trust company with a Certificate of Authority to perform trust functions from the Commissioner. Beverly Trust is subject to regulation and examination by the Commissioner and, as a direct subsidiary of the Company, by the FRB.

CAPITAL REQUIREMENTS

     Regulatory capital requirements applicable to all regulated financial institutions, including bank holding companies and banks, have increased significantly in recent years and further increases are possible in future periods. The FRB has adopted risk-based capital standards for bank holding companies. The articulated objectives of Congress and the FRB in establishing a risk-based method of measuring capital adequacy are (i) to make regulatory capital requirements applicable to bank holding companies more sensitive to differences in risk profiles among bank holding companies, (ii) to factor off-balance sheet liabilities into the assessment of capital adequacy, (iii) to reduce disincentives for bank holding companies to hold liquid, low risk assets and (iv) to achieve greater consistency in the evaluation of capital adequacy of major banking organizations throughout the world by conforming to the framework developed jointly by supervisory authorities from countries that are parties to the so-called "Basle Accord" adopted by such supervisory authorities in July 1988.

     The FRB requires bank holding companies to maintain a minimum ratio of qualifying total capital to risk-weighted assets. Banking organizations, however, generally are expected to operate well above the minimum risk-based ratios. Risk-weighted assets include a "credit equivalent amount" of off balance sheet items, determined in accordance with conversion formulae set forth in the FRB's regulations. Each asset and off balance sheet item, after certain adjustments, is assigned to one of four risk-weighting categories, 0%, 20%, 50% or 100%, and the risk-adjusted values then are added together to determine risk-weighted assets.

     A bank holding company must meet two risk-based capital standards, a "core" or "Tier 1" capital requirement and a total capital requirement. The current regulations require that a bank holding company maintain Tier 1 capital equal to 4% of risk-weighted assets and qualifying total capital equal to 8% of risk-weighted assets. Tier 1 capital must represent at least 50% of total capital and may consist of those items defined in applicable regulations as core capital elements. Core capital elements include common stockholders' equity; qualifying noncumulative, perpetual preferred stock; qualifying (i.e., up to 25% of total Tier 1 capital) cumulative perpetual preferred stock; and minority interests in the equity accounts of consolidated subsidiaries. Core capital excludes goodwill, deferred tax assets and other intangible assets required to be deducted in accordance with applicable regulations.

     Total capital represents the sum of Tier 1 capital plus "Tier 2" capital, less certain deductions. Tier 2 or "supplementary" capital consists of: allowances for loan and lease losses; perpetual preferred stock (to the extent not included in Tier 1 capital); hybrid capital instruments; perpetual debt; mandatory convertible debt securities; term subordinated debt; and intermediate term preferred stock, in each case subject to applicable regulatory limitations. The maximum amount of Tier 2 capital that may be included in an organization's qualifying total capital cannot exceed 100% of Tier 1 capital. In determining total capital, a bank holding company must deduct from the sum of Tier 1 and Tier 2 capital: its investments in unconsolidated subsidiaries; reciprocal holdings of certain securities of banking organizations; and other deductions required by regulation or determined on a case-by-case basis by the appropriate supervisory authority.

     Another capital measure, the Tier 1 leverage ratio, is defined as Tier 1 capital divided by average total assets (net of allowance for loan and lease losses, goodwill, and other intangible assets). The minimum leverage ratio is 3% for banking organizations that do not anticipate significant growth and that have well-diversified risk (including no undue interest rate risk), excellent asset quality, high liquidity and good earnings. Other banking organizations are expected to have ratios of at least 4%-5%, depending upon their particular condition and growth plans. Higher capital ratios could be required if warranted by the particular circumstances or risk profile of a given banking organization. The FRB has not advised the Company of any specific minimum Tier 1 leverage ratio applicable to it.

     As of March 31, 1996, the Company had Tier 1 and total risk-based capital ratios of 12.47% and 13.67%, respectively, and had a Tier 1 leverage ratio of 6.86%.

     The failure of a bank holding company to meet its required capital ratios may result in supervisory action, as well as inability to obtain approval of any regulatory applications and, potentially, increased frequency of examination. The nature and intensity of the supervisory action will depend upon the level of noncompliance. Under the IBHCA, no bank holding company may acquire control of a bank if, at the time it applies for approval or at the time the transaction is consummated, its ratio of total capital to total assets, as determined in accordance with then applicable FRB regulations, is or will be less than 7%.

     Risk-based capital ratios focus principally on broad categories of credit risk and do not incorporate factors that can affect the Company's financial condition, such as overall interest rate risk exposure, liquidity, funding and market risks, the quality and level of earnings, investment or loan portfolio concentrations, the quality of loans and investments, the effectiveness of loan and investment policies and management's ability to monitor and control financial and operating risks. For this reason, the overall financial health of the Company and the Banks and the assessment of the Company and the Banks by various regulatory agencies may differ from conclusions that might be drawn solely from the level of the Company or the Banks' risk-based capital ratios.

DIVIDENDS

     The FRB has issued a policy statement on the payment of cash dividends by bank holding companies. In the policy statement, the FRB expressed its view that a bank holding company should not pay cash dividends unless net income over the past year was sufficient to fully fund the dividends and the prospective rate of earnings retention appears consistent with capital needs, asset quality and overall financial condition. Further, the FRB stated that it believes it is inappropriate for a banking organization that is experiencing serious financial problems or that has inadequate capital to borrow in order to fund dividends. The FRB also may impose limitations on the payment of dividends as a condition to its approval of certain applications, including applications for approval of mergers and acquisitions. Between June 1990 and January 1993, the FRB did not permit the Company to pay dividends on its stock without the FRB's prior consent or notification. In January 1993, because of the Company's improved financial condition, the FRB informed the Company that it could resume paying dividends without restriction.

REGULATION OF BANKS

     Beverly Bank, Beverly Bank Matteson and Beverly Bank Lockport are Illinois banking corporations (sometimes collectively referred to herein as the "Illinois Banks") organized under the IBA. Wilmington is a national banking association organized under the National Bank Act. As Illinois banks, Beverly Bank, Beverly Bank Matteson and Beverly Bank Lockport are subject to regulation, supervision and examination by the Commissioner, and Wilmington is subject to regulation, supervision and examination by the OCC. Beverly Bank Lockport is a member of the Federal Reserve System and, therefore, is also subject to regulation, supervision and examination by the FRB. The deposit accounts of the Banks are insured up to applicable limits by the FDIC's Bank Insurance Fund ("BIF").
Thus, the Banks also are subject to regulation, supervision and examination by the FDIC. In certain instances, the statutes administered by and regulations promulgated by certain of these agencies are more stringent than those of other agencies with jurisdiction. In these instances, the Banks must comply with the more stringent restrictions, prohibitions or requirements.

     The business and affairs of the Banks are regulated in a variety of ways. Regulations apply to, among other things, insurance of deposit accounts, the Banks' capital ratios, payment of dividends, liquidity requirements, the nature and amount of the investments that the Banks may make, transactions with affiliates, community and consumer lending laws, internal policies and controls, reporting by and examination of the Banks and changes in control of the Banks.

DEPOSIT INSURANCE

     As FDIC-insured institutions, the Banks are required to pay deposit insurance premiums to the FDIC. FDICIA authorized the FDIC to implement a risk-based deposit insurance assessment system. Pursuant to this requirement, the FDIC has adopted a risk-based assessment system, under which each insured depository institution is placed into one of nine categories and assessed insurance premiums accordingly. Beginning with the first semi-annual assessment period of 1996, these premiums range from 0% to .27% of deposits included in an institution's "assessment base," depending upon its level of capital and evaluation of other supervisory factors, and subject to an annual minimum payment of $2,000. A bank's assessment base generally includes all of its demand, time and savings deposits, regardless of whether they are FDIC insured.

     Institutions classified as "well-capitalized" (see "Regulation of Banks -- Capital Requirements") and part of a supervisory subgroup of financially sound institutions with a few minor weaknesses would pay the lowest premium while institutions that are "undercapitalized" (see "Regulation of Banks -- Capital Requirements") and considered of substantial supervisory concern would pay the highest premium. Risk classification of all insured institutions is made by the FDIC for each semi-annual assessment period. In the first semi-annual assessment period of 1995, the Banks were assessed at the rate of .23% of deposits and in the second semi-annual period were assessed at the rate of .04% of deposits.

     The FDIC may terminate the deposit insurance of any insured depository institution if the FDIC determines, after a hearing, that the institution has engaged or is engaging in unsafe or unsound banking practices, is in a condition that is unsafe or unsound for the continuation of operations or otherwise has violated any applicable law, regulation or order, or any condition imposed in writing by or in a written agreement with the FDIC. The FDIC also may suspend deposit insurance temporarily during the pendency of a proceeding to terminate insurance if the institution has no tangible capital. Management of the Company is not aware of any activity or condition that could result in termination of the deposit insurance of the Banks.

     Legislation also is being considered by Congress that would result in the merger of the Bank Insurance Fund and the Savings Association Insurance Fund ("SAIF"). This legislation could result in banks sharing in the payments for Financing Corp. ("FICO") bonds, which were issued in connection with the savings and loan crisis. FICO bonds currently are supported through the payment of SAIF assessments by savings institutions, and thus adoption of this legislation could result in higher BIF premium payments by banks.

CAPITAL REQUIREMENTS

     The FRB regulations establish the same three minimum capital standards for insured state member banks as are in place for bank holding companies. The OCC and FDIC regulations also establish the same minimum Tier 1 and risk-based capital ratios and Tier 1 leverage ratios for national banks and state nonmember banks. Under the FRB, OCC and FDIC regulations, the Banks' capital ratios are computed in a manner substantially similar to the manner in which bank holding company capital ratios are determined. See "Regulation of Bank Holding Companies and Their Non-Bank Subsidiaries -- Capital Requirements." These capital requirements are minimum requirements and higher levels of capital will be required if warranted by the particular circumstances or risk profile of an individual bank.

     FDICIA provides the federal banking regulators with broad power to take "prompt corrective action" to resolve the problems of undercapitalized institutions. The extent of the regulators' powers depends on whether the institution in question is "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" or "critically undercapitalized." Under regulations adopted by the federal banking regulators, a bank would be considered "well capitalized" if it (i) has a total risk-based capital ratio of 10% or greater, (ii) has a Tier 1 risk-based capital ratio of 6% or greater, (iii) has a leverage ratio of 5% or greater and (iv) is not subject to any order or written directive to meet and maintain a specific capital level. An "adequately capitalized" bank is defined under the regulations as one that (i) has a total risk-based capital ratio of 8% or greater, (ii) has a Tier 1 risk-based capital ratio of 4% or greater, (iii) has a leverage ratio of 4% or greater (or 3% or greater in the case of a bank with the highest composite regulatory examination rating that is not experiencing or anticipating significant growth) and (iv) does not meet the definition of a well capitalized bank. A bank would be considered (A) "undercapitalized" if it has
(i) a total risk-based capital ratio of less than 8%, (ii) a Tier 1 risk-based capital ratio of less than 4% or (iii) a leverage ratio of less than 4% (or 3% in the case of a bank with the highest composite regulatory examination rating that is not experiencing or anticipating significant growth); (B) "significantly undercapitalized" if the bank has (i) a total risk-based capital ratio of less than 6%, (ii) a Tier 1 risk-based capital ratio of less than 3% or (iii) a leverage ratio of less than 3%; and (C) "critically undercapitalized" if the bank has a ratio of tangible equity to total assets of equal to or less than 2%. The regulations would permit the appropriate federal banking regulator to downgrade a bank to the next lower category if the regulator determines (i) after notice and opportunity for hearing or response, that the bank is in an unsafe or unsound condition or (ii) that the bank has received (and not corrected) a less-than-satisfactory rating for any of the categories of asset quality, management, earnings or liquidity in its most recent exam.

     As of March 31, 1996, Beverly Bank qualified as "well-capitalized," with a total risk-based capital ratio of 13.70%; a Tier 1 risk-based capital ratio of 12.50% and a leverage ratio of 7.72%. As of March 31, 1996, Beverly Bank Matteson qualified as "well-capitalized," with a total risk-based capital ratio of 13.10%; a Tier 1 risk-based capital ratio of 12.23% and a leverage ratio of 7.37%. As of March 31, 1996, Beverly Bank Lockport qualified as "well-capitalized," with a total risk-based capital ratio of 13.70%; a Tier 1 risk-based capital ratio of

12.60% and a leverage ratio of 6.99%. As of March 31, 1996, Wilmington qualified as "well-capitalized," with a total risk-based capital ratio of 14.02%; a Tier 1 risk-based capital ratio of 13.03% and a leverage ratio of 7.69%.

     Depending upon the capital category to which an institution is assigned, the regulators' corrective powers, many of which are mandatory in certain circumstances, include: prohibition on capital distributions; prohibition on payment of management fees to controlling persons; requiring the submission of a capital restoration plan; placing limits on asset growth; limiting acquisitions, branching or new lines of business; requiring the institution to issue additional capital stock (including additional voting stock) or to be acquired; restricting transactions with affiliates; restricting the interest rates that the institution may pay on deposits; ordering a new election of directors of the institution; requiring that senior executive officers or directors be dismissed; prohibiting the institution from accepting deposits from correspondent banks; prohibiting the institution's bank holding company from making any capital distributions; requiring the institution to divest certain subsidiaries; prohibiting the payment of principal or interest on subordinated debt; and, ultimately, appointing a receiver for the institution.

DIVIDENDS

     Under the IBA, each of the Illinois Banks is permitted to declare and pay dividends in amounts up to the amount of its accumulated net profits, provided that it shall retain in its surplus at least one-tenth of its net profits since the date of the declaration of its most recent previous dividend until said additions to surplus, in the aggregate, equal at least the paid-in capital of the Bank. In no event may any Illinois Bank, while it continues its banking business, pay dividends in excess of its net profits then on hand (after deductions for losses and bad debts).

     The FRB permits a state member bank such as Beverly Bank Lockport to pay dividends, while it continues its banking operations, in an amount not greater than its net profits then on hand, after deducting therefrom its losses and bad debts. No state member bank may pay as a dividend a portion of its paid-in capital and no state member bank may pay dividends if its accumulated losses equal or exceed its undivided profits then on hand. The FRB policy statement described above (see "Regulation of Bank Holding Companies and Their Non-Bank Subsidiaries -- Dividends") also applies to the payment of dividends by state member banks. Accordingly, it is the FRB's view that a state member bank experiencing earnings weaknesses should not pay cash dividends exceeding current net income or that only can be funded in ways that weaken such bank's financial health, such as by borrowing.

     The payment of dividends by Wilmington is regulated by the OCC under the National Bank Act. Pursuant to the National Bank Act, all dividends must be paid out of the undivided profits of the bank. The National Bank Act further restricts the payment of dividends by prohibiting a national bank from declaring a dividend on its shares of common stock until its surplus fund equals the amount of capital stock or, if the surplus fund does not equal the amount of capital stock, until not less than one-tenth of a bank's net income for the preceding half year in the case of quarterly or semi-annual dividends, or the preceding two half-year periods in the case of annual dividends, are transferred to the surplus fund. The approval of the OCC is required prior to the payment of a dividend if the total of all dividends declared by a national bank in any calendar year would exceed the total of its net income for that year combined with its retained net income for the two preceding years, less any required transfers to surplus or a fund for the retirement of any preferred stock.

     Under FDICIA, none of the Banks may pay a dividend if, after paying the dividend, such Bank would be undercapitalized.

INSIDER AND AFFILIATE TRANSACTIONS

     Each of the Banks is subject to certain restrictions on "covered transactions" between and among the Banks, the Company and other affiliates. "Covered transactions" are defined by the Federal Reserve Act to include a loan or extension of credit to an affiliate, a purchase of securities issued by an affiliate, a purchase of assets from the affiliate (unless otherwise exempted by the FRB), the acceptance of securities issued by an affiliate as collateral for a loan and the issuance of a guarantee, acceptance, or letter of credit for the benefit of an affiliate. The covered transactions that an insured bank and its subsidiaries are permitted to engage in with their nonbank affiliates are limited to the following amounts: (i) in the case of any one such affiliate, the aggregate amount of "covered transactions" of the insured bank and its subsidiaries cannot exceed 10% of the capital stock and the surplus of the insured bank; and (ii) in the case of all affiliates, the aggregate amount of "covered transactions" of the insured bank and its subsidiaries cannot exceed 20% of the capital stock and surplus of the insured bank. Loans and other extensions of credit by insured banks and their affiliates must, in general, also be collateralized at required minimum levels. In addition, covered transactions, as well as certain other transactions between or among an insured bank and its affiliates, must be on terms that are substantially the same as those prevailing for comparable transactions with nonaffiliated entities.

     Certain limitations and reporting requirements also are placed on extensions of credit by the Banks to principal stockholders of the Company, and to directors and certain executive officers of the Company, its non-bank subsidiaries and the Banks and to "related interests" of such principal stockholders, directors and officers. Extensions of credit (i) must be made on substantially the same terms, including interest rates and collateral as, and following credit underwriting procedures that are not less stringent than, those prevailing at the time for comparable transactions with persons not covered above and who are not employees, and (ii) must not involve more than the normal risk of repayment or present other unfavorable features. In addition, any director or officer of the Company or the Banks or principal stockholder of the Company may be limited in his or her ability to obtain credit from banks with which the Banks maintain a correspondent relationship.

COMMUNITY INVESTMENT AND CONSUMER PROTECTION LAWS

     In connection with its lending activities, each of the Banks is subject to a variety of federal laws designed to protect borrowers and promote lending to various sectors of the economy and population. Included among these are the federal Home Mortgage Disclosure Act, Real Estate Settlement Procedures Act, Truth-in-Lending Act, Equal Credit Opportunity Act, Fair Credit Reporting Act and the CRA. The Illinois Banks are subject to similar Illinois laws applicable to, among other things, usury, credit discrimination and business practices.

     The CRA requires banks to define the communities that they serve, identify the credit needs of those communities and adopt and implement a "Community Reinvestment Act Statement" pursuant to which they offer credit products and take other actions that respond to the credit needs of the community. Under FIRREA, the responsible federal banking regulatory agency must conduct annual CRA examinations of insured financial institutions and assign to them a CRA rating of "outstanding," "satisfactory," "needs to improve" or "substantial noncompliance."

     The federal banking regulatory agencies will take into account the CRA ratings of institutions in connection with their consideration of applications filed by the institutions, including applications to establish branch offices or applications of depository institutions to convert to national bank charters.
In addition, regulatory agencies will take CRA ratings of combining organizations into account in connection with acquisitions involving the change of control of a financial institution. Based on the institutions' records of performance, the appropriate agency may deny the application on CRA grounds or require corrective action as a condition of its approval. In 1995, Beverly Bank's CRA rating was outstanding, Beverly Bank Matteson's CRA rating was outstanding, Beverly Bank Lockport's CRA rating was satisfactory, and Wilmington's CRA rating was outstanding.

     In September 1994, the Riegle Community Development and Regulatory Improvement Act (the "Community Development Act") was enacted. The Community Development Act includes (i) Subtitle A, the "Community Development and Financial Institutions Act," which establishes the "Community Development Financial Institutions Fund" to promote economic revitalization and community development through investment in "Community Development Financial Institutions," and (ii) Subtitle B, "The Home Ownership and Equity Protection Act of 1994," which seeks to increase the protections afforded to individuals most at risk from abusive lending practices, particularly high-interest mortgages secured by the borrowers' homes.

     The Community Development Act also provides a number of initiatives to lessen the regulatory burden placed upon depository institutions and also affects a number of the consumer compliance laws by allowing streamlined disclosures for radio advertising of consumer leases, providing consumers with information necessary to challenge an "adverse characterization" due to a credit reporting agency report and by clarifying the disclosure requirements under the Real Estate Settlement Procedures Act regarding the transfer of serviced mortgaged loans.

     In addition, the Community Development Act reforms currency transaction reports to increase their usefulness to the Federal Government and to various law enforcement agencies in combating money laundering. The measure also calls for improvement in the identification of money laundering schemes, better controls over negotiable instruments drawn on foreign banks by making them subject to reporting, and uniform licensing and registration of check cashing and money transmitting businesses, which are often used to facilitate illegal currency transactions.

ANNUAL AUDIT, REPORTING AND MANAGERIAL CONTROL REQUIREMENTS

     Under FDICIA, the FDIC was required to promulgate regulations requiring FDIC insured financial institutions over a certain size to have an annual independent audit of their financial statements in accordance with generally accepted auditing standards, to have an independent audit committee of outside directors, and to file with the FDIC and their respective primary federal regulators annual reports, attested to by their independent auditors, as to their internal control structure and compliance with certain designated laws and regulations (including laws and regulations governing insider transactions and payment of dividends). The FDIC's regulations apply these requirements to insured depository institutions with total assets of $500 million or more. The requirements can be satisfied by audit procedures adhered to by a parent entity such as the Company that is consolidated with the Banks for financial reporting purposes.

OTHER FDICIA RULES

     Other rules adopted or currently proposed to be adopted pursuant to FDICIA include: (i) real estate lending standards for banks, which provide guidelines concerning loan-to-value ratios for various types of real estate loans; (ii) revisions to the risk-based capital rules to account for interest rate risk, concentration of credit risk and the risks posed by "non-traditional activities"; (iii) rules requiring depository institutions to develop and implement internal procedures to evaluate and control credit and settlement exposure to their correspondent banks; (iv) rules implementing the FDICIA provision prohibiting, with certain exceptions, state banks from making equity investments of types and amounts not permissible for national banks; (v) rules addressing various "safety and soundness" issues, including operations and managerial standards, standards for asset quality, earnings and stock valuations, and compensation standards for the officers, directors, employees and principal shareholders of the depository institution; and (vi) rules restricting the ability of depository institutions, in certain cases, to accept brokered deposits.

CHANGE IN CONTROL

     In addition to the restrictions imposed by the BHCA, the Federal Deposit Insurance Act imposes the requirements of prior notice to the appropriate federal banking agency in the event of the acquisition of control of an insured bank. The appropriate federal banking agency in the case of state nonmember banks is the FDIC, in the case of state member banks and bank holding companies is the FRB, and in the case of national banks is the OCC. In reviewing change-in-control notices, the agencies generally review factors such as: the effect of the transaction upon competition; the convenience and needs of the community to be served; the financial history and condition of the institutions; the existence of insider transactions; the competence of the acquiring person and the impact on the BIF. In addition, each of the Illinois Banks is subject to the rules regarding change in control of Illinois banks contained in the IBA. The Company is also subject to these rules by virtue of its control of the Illinois Banks. Generally, the IBA provides that no person or entity or group of affiliated persons or entities may, without the Commissioner's consent, directly or indirectly, acquire control of an Illinois bank. Such control is presumed if any person owns or controls 20% or more of the outstanding stock of an Illinois bank or such lesser amount as would enable the holder or holders, by applying cumulative voting, to elect one director of the bank.

     In evaluating applications for acquisition of control of an Illinois bank or bank holding company, in addition to the Commissioner's consideration of other factors deemed relevant, the Commissioner must find that the character of the proposed management of the bank after the change in control will assure reasonable promise of successful, safe and sound operation; that the future earnings prospects of the bank after the proposed change in control are favorable; and that any prior involvement that the proposed controlling persons or the proposed management of the institution after the change in control have had with any other financial institution has been conducted in a safe and sound manner. See "Regulation of Bank Holding Companies and Their Non-Bank Subsidiaries -- Acquisition of Banks and Bank Holding Companies."





                          DESCRIPTION OF CAPITAL STOCK

     As of the date hereof, the authorized capital stock of the Company consists of 8,000,000 shares of Common Stock, par value $.01 per share, of which 3,974,940 shares are outstanding and held of record by approximately 310 stockholders, and 1,000,000 shares of Preferred Stock, par value $.01 per share, none of which is outstanding.

COMMON STOCK

     Each holder of Common Stock is entitled to one vote per share on all matters voted upon by the Company's stockholders. Common stockholders have no preemptive or other rights to subscribe for additional shares or other securities of the Company. There are no cumulative voting rights, and, accordingly, holders of more than fifty percent of the outstanding shares of Common Stock will be able to elect all of the members of the Board of Directors.

     Common stockholders are entitled to dividends in such amounts as may be declared by the Board of Directors from time to time from funds legally available therefor. In the event of liquidation, the common stockholders are entitled to share ratably in any assets of the Company remaining after payment in full of creditors and preferred stockholders to the extent of any liquidation preferences.

     The outstanding shares of Common Stock are, and the shares of Common Stock to be issued in the offering will be (when issued and delivered in accordance with the terms and conditions of the offering), validly issued, fully paid and nonassessable.

PREFERRED STOCK

     The Board of Directors is authorized, pursuant to the Company's Certificate of Incorporation, to issue one or more series of Preferred Stock with respect to which the Board, without stockholder approval, may determine voting, conversion and other rights which could adversely affect the rights of holders of Common Stock. The rights of the holders of the Common Stock would generally be subject to the prior rights of the Preferred Stock with respect to dividends, liquidation preferences and other matters. Among other things, Preferred Stock could be issued by the Company to raise capital or to finance acquisitions. The issuance of Preferred Stock under certain circumstances could have the effect of delaying or preventing a change in control of the Company. The Company has no present plans to issue any shares of Preferred Stock.

CERTAIN ANTI-TAKEOVER PROVISIONS

     The Company's Certificate of Incorporation establishes certain procedures, including advance notice procedures, with regard to the nomination, other than by or at the direction of the Board of Directors, of candidates for election as directors and the proposal of business to be considered at annual stockholders meetings. In general, notice must be delivered to the Company at its principal executive offices not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year's annual meeting. The Company's Certificate of Incorporation also provides that stockholders may not take action by written consent. The Company's Bylaws also provide that special meetings of stockholders may only be called by the Chairman of the Board or the Board of Directors. These provisions could delay or defer a change in control of the Company if the Board determines that such a change in control is not in the best interests of the Company and its stockholders, and could have the effect of making it more difficult to acquire the Company or remove incumbent management.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the Common Stock of the Company is Harris Trust and Savings Bank, Chicago, Illinois.

                         SHARES ELIGIBLE FOR FUTURE SALE

     Following completion of the offering, the Company will have 4,974,940 shares of Common Stock issued and outstanding (5,124,940 shares if the Underwriters' over-allotment option is exercised in full.) The 1,000,000 shares offered hereby (1,150,000 shares if the over-allotment option is exercised in full) along with 2,815,237 previously issued and outstanding shares will be freely tradeable without restriction under the 1933 Act, except for any shares which are purchased in this offering by affiliates of the Company. The 1,159,703 remaining shares (the "Restricted Shares") were issued and sold by the Company in reliance upon exemptions from registration under the 1933 Act and may not be sold in the absence of registration thereunder unless an exemption from registration is available.

     All of the Restricted Shares will be eligible for sale pursuant to the exemption contained in Rule 144 under the 1933 Act, if the conditions of that rule have been met. In general, under Rule 144, as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned Restricted Shares for at least two years is entitled to sell within any three-month period a number of shares that does not exceed the greater of one percent of the then outstanding shares of Common Stock (49,749 shares immediately after this offering) or the average weekly trading volume in the Common Stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain manner-of-sale provisions, notice requirements and the availability of current public information about the Company. Approximately 964,600 Restricted Shares, including shares held by affiliates, will be eligible for sale subject to the volume limitations described above, as such shares will have been beneficially owned for at least two years by the holders thereof. However, Rule 144 will not become available to any such two-year holders of the Common Stock until 90 days after the date of this Prospectus.

     As of June 10, 1996, options to purchase 421,965 shares of Common Stock were outstanding under the Company's stock option plan, of which options with respect to 168,756 shares of Common Stock are presently exercisable. A total of 91,075 shares of Common Stock are also available for future option grants under the Company's stock option plan.

     The Company and all directors and executive officers of the Company have agreed with the Underwriters not to offer, sell or otherwise dispose of any shares of Common Stock (except, in the case of the Company, shares issuable pursuant to outstanding options) for a period of 180 days after the date of this Prospectus without the prior written consent of the Representative.

     Prior to this offering, there has been a limited public market for the Common Stock, and no predictions can be made as to the effect, if any, that market sales of shares or the availability of shares for sale will have on the market price prevailing from time to time. Sales of substantial amounts of Common Stock in the public market could adversely affect prevailing market prices.

                                  UNDERWRITING


     The Company has entered into an Underwriting Agreement (the "Underwriting Agreement") with the underwriters listed in the table below (referred to individually as an "Underwriter" and collectively as the "Underwriters"), for whom Howe Barnes Investments, Inc. is acting as representative (the "Representative"). Subject to the terms and conditions set forth in the Underwriting Agreement, the Company has agreed to sell to each of the Underwriters, and each of the Underwriters has severally agreed to purchase from the Company, the number of shares of Common Stock set forth opposite each Underwriter's name in the table below.


Underwriters                                        Number of Shares
- ------------                                        ----------------

Howe Barnes Investments, Inc. . . . . . . . . . .
                                                    ---------

     TOTAL  . . . . . . . . . . . . . . . . . . .   1,000,000
                                                    ---------
                                                    ---------


     Subject to the terms and conditions of the Underwriting Agreement, the Underwriters have agreed to purchase all of the Common Stock being sold pursuant to the Underwriting Agreement if any is purchased (excluding shares covered by the over-allotment option granted therein). In the event of a default by any Underwriter, the Underwriting Agreement provides that, in certain circumstances, purchase commitments of the non-defaulting Underwriters may be increased or the Underwriting Agreement may be terminated.

     The Representative has advised the Company that the Underwriters propose to offer the Common Stock to the public initially at the public offering price set forth in the cover page of this Prospectus and to selected dealers at such price less a concession of not more than $_____ per share. Additionally, the Underwriters may allow, and such dealers may reallow, a concession not in excess of $_____ per share to certain other dealers. After the initial public offering, the public offering price and other selling terms may be changed by the Underwriters.

     The Company has granted to the Underwriters an option, exercisable within 30 days after the date of this Prospectus, to purchase up to an additional 150,000 shares of Common Stock at the same price per share to be paid by the Underwriters for the other shares offered hereby. If the Underwriters purchase any of such additional shares pursuant to this option, each Underwriter will be committed to purchase such additional shares in approximately the same proportion as set forth in the table above. The Underwriters may exercise the option only for the purpose of covering over-allotments, if any, made in connection with the distribution of the Common Stock offered hereby.

     The Company, and the executive officers and directors of the Company who in the aggregate own 738,635 shares of Common Stock as of the date hereof, have agreed not to offer, sell, contract to sell or otherwise dispose of any capital stock of the Company or any security convertible into or exchangeable for such capital stock (except, in the case of the Company, shares issuable pursuant to outstanding options) for a period of 180 days after the effective date of the Registration Statement of which this Prospectus is a part without the written consent of the Representative.

     The initial public offering price of the shares of Common Stock will be determined by negotiation between the Company and the Representative. Among the factors to be considered in determining the initial public offering price are prevailing market and economic conditions, revenues and earnings of the Company, estimates of the business potential and prospects of the Company, the present state of the Company's business operations, an assessment of the Company's management and the consideration of the above factors in relation to market valuations of companies in related businesses.

     The Representative has informed the Company that the Underwriters will not, without customer authority, confirm sales to any accounts over which they exercise discretionary authority.

     The Company has agreed to indemnify the Underwriters and their controlling persons against certain liabilities, including civil liabilities under the 1933 Act, or to contribute to payments the Underwriters may be required to make in respect thereof.


                                  LEGAL MATTERS

     Certain legal matters in connection with this offering are being passed upon for the Company by Lord, Bissell & Brook, Chicago, Illinois, and for the Underwriters by Chapman and Cutler, Chicago, Illinois.


                                     EXPERTS

     The consolidated financial statements of the Company as of December 31, 1995 and 1994 and for each of the years in the three-year period ended December 31, 1995 have been included herein in reliance on the report of Grant Thornton LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.


                              AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission"), in Washington, D.C., a Registration Statement on Form S-1 (together with all amendments and exhibits thereto, the "Registration Statement") under the 1933 Act with respect to the Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the Rules and Regulations of the Commission. Statements made in the Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description thereof, and each such statement shall be deemed qualified in its entirety by such reference. The Registration Statement, including the exhibits filed therewith, may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, Room 1204; 500 West Madison Street, Chicago, Illinois 60661, Suite 1400; and Seven World Trade Center, New York, New York 10048. Copies of such material may be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549.

                          BEVERLY BANCORPORATION, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                            PAGE

Report of Independent Certified Public Accountants . . . . . . . . . . . .   F-2

Consolidated Financial Statements

   Consolidated Balance Sheets as of March 31, 1996 (unaudited) and as of
      December 31, 1995 and 1994 . . . . . . . . . . . . . . . . . . . . .   F-3

   Consolidated Statements of Income for the Three Months Ended March 31,
      1996 and 1995 (unaudited) and the Years ended December 31, 1995,
      1994 and 1993. . . . . . . . . . . . . . . . . . . . . . . . . . . .   F-4

   Consolidated Statements of Changes in Stockholders' Equity for the
      Three Months Ended March 31, 1996 (unaudited) and the Years ended
      December 31, 1995, 1994 and 1993 . . . . . . . . . . . . . . . . . .   F-6

   Consolidated Statements of Cash Flows for the Three Months Ended
      March 31, 1996 and 1995 (unaudited) and the Years ended December 31,
      1995, 1994 and 1993. . . . . . . . . . . . . . . . . . . . . . . . .   F-7

   Notes to Consolidated Financial Statements. . . . . . . . . . . . . . .   F-9

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors and Stockholders
Beverly Bancorporation, Inc.

We have audited the consolidated balance sheets of Beverly Bancorporation, Inc. and Subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Beverly Bancorporation, Inc. and Subsidiaries as of December 31, 1995 and 1994, and the consolidated results of their operations and their consolidated cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

As discussed in the notes to the consolidated financial statements, the Company changed its method of accounting for investment securities in 1994 and income taxes in 1993.


                                                              GRANT THORNTON LLP

Chicago, Illinois
February 9, 1996 (except for Note 17, as to which the date is March 29, 1996 and
   Note 18, as to which the date is June 13, 1996)


- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------


The foregoing report of independent certified public accountants is in the form which will be signed upon consummation of the transactions described in Note 18 to the consolidated financial statements.


                                                              GRANT THORNTON LLP

Chicago, Illinois
June 21, 1996

BEVERLY BANCORPORATION, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
MARCH 31, 1996 (UNAUDITED) AND DECEMBER 31, 1995 AND 1994
(AMOUNTS IN THOUSANDS)

- ------------------------------------------------------------------------------------------------------
- ------------------------------------------------------------------------------------------------------
ASSETS                                                                              December 31,
                                                                              ------------------------
                                                            March 31, 1996      1995           1994
                                                            --------------    ---------      ---------
                                                              (unaudited)
Cash and due from banks. . . . . . . . . . . . . . . . . . .   $  26,657      $  32,635      $  34,572
Funds sold . . . . . . . . . . . . . . . . . . . . . . . . .      10,175         20,075            500
Investment securities:
  Available-for-sale, at fair value. . . . . . . . . . . . .     201,880        174,963        126,393
  Held-to-maturity, at amortized cost (fair value $31,671,
    $32,639, and $83,108, respectively). . . . . . . . . . .      31,919         32,644         87,372

Loans. . . . . . . . . . . . . . . . . . . . . . . . . . . .     311,405        312,160        291,042
  Less allowance for possible loan losses. . . . . . . . . .       3,930          3,524          3,995
                                                                --------       --------       --------
          Net loans. . . . . . . . . . . . . . . . . . . . .     307,475        308,636        287,047

Premises and equipment, net. . . . . . . . . . . . . . . . .      13,810         13,204         13,944
Accrued interest receivable. . . . . . . . . . . . . . . . .       5,433          4,826          4,571
Other real estate. . . . . . . . . . . . . . . . . . . . . .         858            858          1,081
Intangible assets, net . . . . . . . . . . . . . . . . . . .       1,231          1,301          1,606
Other assets . . . . . . . . . . . . . . . . . . . . . . . .       2,372          2,061          4,253
                                                                --------       --------       --------
  TOTAL ASSETS . . . . . . . . . . . . . . . . . . . . . . .    $601,810       $591,203       $561,339
                                                                --------       --------       --------
                                                                --------       --------       --------
- ------------------------------------------------------------------------------------------------------
- ------------------------------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits:
  Interest bearing . . . . . . . . . . . . . . . . . . . . .    $462,493       $439,020       $403,771
  Non-interest bearing . . . . . . . . . . . . . . . . . . .      81,959         88,111        100,674
                                                                --------       --------       --------
          Total deposits . . . . . . . . . . . . . . . . . .     544,452        527,131        504,445

Securities sold under agreements to repurchase,
  funds purchased, and treasury tax deposits . . . . . . . .       2,001          6,292          9,614
Bank notes payable . . . . . . . . . . . . . . . . . . . . .       9,700         11,000          1,800
Accrued expenses and other liabilities . . . . . . . . . . .       4,776          5,819          4,672
                                                                --------       --------       --------
  Total liabilities. . . . . . . . . . . . . . . . . . . . .     560,929        550,242        520,531

STOCKHOLDERS' EQUITY:
  Preferred stock, par value $.01 per share; authorized
    1,000,000 shares; no shares issued and outstanding . . .           -              -              -
  Common stock, $.01 par value; authorized
    8,000,000 shares; issued and outstanding, 3,966,485,
    3,769,815 and 4,383,690, respectively. . . . . . . . . .          40             38             44
  Additional paid-in capital . . . . . . . . . . . . . . . .      11,315          9,005         17,792
  Retained earnings. . . . . . . . . . . . . . . . . . . . .      32,032         33,011         29,886
  Net unrealized gains (losses) on available-for-sale
    securities . . . . . . . . . . . . . . . . . . . . . . .        (816)           617         (5,175)
  Note receivable - officer stockholders . . . . . . . . . .      (1,690)        (1,710)        (1,739)
                                                                --------       --------       --------
  Total stockholders' equity . . . . . . . . . . . . . . . .      40,881         40,961         40,808
                                                                --------       --------       --------
  TOTAL LIABILITIES AND
    STOCKHOLDERS' EQUITY . . . . . . . . . . . . . . . . . .    $601,810       $591,203       $561,339
                                                                --------       --------       --------
                                                                --------       --------       --------

The accompanying notes are an integral part of these statements.

BEVERLY BANCORPORATION, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
THREE MONTHS ENDED MARCH 31, 1996 AND 1995 (UNAUDITED) AND
YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
(AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

- -------------------------------------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------------------------------------

                                                Three months ended
                                                     March 31,                      Years ended December 31,
                                              ------------------------      ---------------------------------------
                                                1996           1995           1995           1994           1993
                                              ---------      ---------      ---------      ---------      ---------
                                                     (unaudited)
Interest income:
  Interest and fees on loans . . . . . . . .  $   6,710      $   6,253      $  26,972      $  22,343      $  20,596
  Interest on investment securities:
    Taxable. . . . . . . . . . . . . . . . .      2,848          2,887         11,168         11,393         11,680
    Tax-exempt . . . . . . . . . . . . . . .        336            346          1,352          1,242          1,015
  Funds sold . . . . . . . . . . . . . . . .        359             42            478            228            177
                                              ---------      ---------      ---------      ---------      ---------
    Total interest income. . . . . . . . . .     10,253          9,528         39,970         35,206         33,468

Interest expense:
  Deposits . . . . . . . . . . . . . . . . .      4,525          3,858         16,726         12,512         12,078
  Securities sold under agreements to
    repurchase, funds purchased,
    and treasury tax deposits. . . . . . . .         55             99            379            231            350
  Notes payable. . . . . . . . . . . . . . .        188             27             79            206            377
                                              ---------      ---------      ---------      ---------      ---------
    Total interest expense . . . . . . . . .      4,768          3,984         17,184         12,949         12,805
                                              ---------      ---------      ---------      ---------      ---------
    Net interest income. . . . . . . . . . .      5,485          5,544         22,786         22,257         20,663

Provision for loan losses. . . . . . . . . .         41             76            159            311          1,299
                                              ---------      ---------      ---------      ---------      ---------
    Net interest income after provision
      for loan losses. . . . . . . . . . . .      5,444          5,468         22,627         21,946         19,364

Other income:
  Income from fiduciary activities . . . . .        497            467          1,927          1,872          1,764
  Service charges on deposit accounts. . . .      1,105          1,005          4,078          4,256          4,123
  Net gains (losses) on sales of investment
    securities . . . . . . . . . . . . . . .          -            (14)            49            207          1,421
  Mortgage origination and
    servicing fees . . . . . . . . . . . . .        195            127            761            532          1,464
  Other. . . . . . . . . . . . . . . . . . .        326            259          1,055          1,150          1,048
                                              ---------      ---------      ---------      ---------      ---------
    Total other income . . . . . . . . . . .      2,123          1,844          7,870          8,017          9,820

BEVERLY BANCORPORATION, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME - CONTINUED
THREE MONTHS ENDED MARCH 31, 1996 AND 1995 (UNAUDITED) AND
YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
(AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

- -------------------------------------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------------------------------------

                                                Three months ended
                                                     March 31,                     Years ended December 31,
                                             -------------------------     ----------------------------------------
                                                1996           1995           1995           1994           1993
                                             ----------     ----------     ----------     ----------     ----------
                                                    (unaudited)
Operating expenses:
  Salaries and employee benefits . . . . . . $    2,755     $    2,698     $   10,730     $   10,496     $   10,486
  Occupancy. . . . . . . . . . . . . . . . .        623            504          2,134          2,003          2,102
  Equipment. . . . . . . . . . . . . . . . .        420            529          1,918          2,155          2,156
  FDIC insurance . . . . . . . . . . . . . .          1            278            570          1,035            999
  Marketing and promotion. . . . . . . . . .        203            190            952            647            854
  Computer system and services . . . . . . .        242             26            492            124            158
  Supplies . . . . . . . . . . . . . . . . .        207            174            724            717            782
  Loan legal and collection. . . . . . . . .        109             77            257            143            443
  Other real estate. . . . . . . . . . . . .          -              -             53             50            388
  Other. . . . . . . . . . . . . . . . . . .        917            884          3,586          3,505          3,801
                                              ---------      ---------      ---------      ---------      ---------
    Total operating expenses . . . . . . . .      5,477          5,360         21,416         20,875         22,169
                                              ---------      ---------      ---------      ---------      ---------
    Income before income taxes and
      cumulative effect of change
      in accounting principle. . . . . . . .      2,090          1,952          9,081          9,088          7,015

Income tax expense . . . . . . . . . . . . .        647            579          2,877          2,672          2,143
                                              ---------      ---------      ---------      ---------      ---------
    Income before cumulative effect
      of change in accounting
      principle. . . . . . . . . . . . . . .      1,443          1,373          6,204          6,416          4,872

Cumulative effect of change in accounting
  for income taxes . . . . . . . . . . . . .          -              -              -              -            374
                                              ---------      ---------      ---------      ---------      ---------
    NET INCOME . . . . . . . . . . . . . . . $    1,443     $    1,373     $    6,204     $    6,416     $    5,246
                                              ---------      ---------      ---------      ---------      ---------
                                              ---------      ---------      ---------      ---------      ---------
Income per share:
  Income before cumulative effect of
    change in accounting principle . . . . . $      .35     $      .28     $     1.26     $     1.34     $     1.05
  Cumulative effect of change in
    accounting for income taxes. . . . . . .          -              -              -              -            .08
                                              ---------      ---------      ---------      ---------      ---------
Net income per share . . . . . . . . . . . . $      .35     $      .28     $     1.26     $     1.34     $     1.13
                                              ---------      ---------      ---------      ---------      ---------
                                              ---------      ---------      ---------      ---------      ---------
Common and common equivalent shares. . . . .  4,076,380      4,904,485      4,908,930      4,782,460      4,655,975
                                              ---------      ---------      ---------      ---------      ---------
                                              ---------      ---------      ---------      ---------      ---------

The accompanying notes are an integral part of these statements.

BEVERLY BANCORPORATION, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
FOR THE THREE MONTHS ENDED MARCH 31, 1996 (UNAUDITED) AND THE
YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
(AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

- ------------------------------------------------------------------------------------------------------------------------------------
- ------------------------------------------------------------------------------------------------------------------------------------

                                                                   Preferred                               Additional
                                                                     Stock       Preferred      Common      Paid-in        Retained
                                                                    Series B       Stock         Stock      Capital        Earnings
                                                                   ----------    ---------      -------    ----------     ----------
Balance at January 1, 1993 . . . . . . . . . . . . . . . . . . . .    $ 226       $    -           $37      $ 13,218        $22,562
Net income . . . . . . . . . . . . . . . . . . . . . . . . . . . .        -            -             -             -          5,246
Common stock cash dividend declared ($.17 per share) . . . . . . .        -            -             -             -           (800)
Preferred stock Series B dividends declared ($8.55 per share). . .       20            -             -             -            (20)
Conversion of 2,590 shares of preferred stock Series B into
  33,980 shares of common stock. . . . . . . . . . . . . . . . . .     (246)           -             -           246              -
Issuance of 52,780 shares of common stock. . . . . . . . . . . . .        -            -             1           326              -
5% common stock dividend (188,115 shares). . . . . . . . . . . . .        -            -             2         1,182         (1,184)
Note paydown . . . . . . . . . . . . . . . . . . . . . . . . . . .        -            -             -             -              -
                                                                      -----       ------           ---      --------        -------
Balance December 31, 1993. . . . . . . . . . . . . . . . . . . . .        -            -            40        14,972         25,804

Net income . . . . . . . . . . . . . . . . . . . . . . . . . . . .        -            -             -             -          6,416
Cumulative effect of change in accounting for investment
  securities available-for-sale at January 1, 1994 . . . . . . . .        -            -             -             -              -
Common stock cash dividend declared ($.18 per share) . . . . . . .        -            -             -             -           (870)
5% common stock dividend (201,770 shares). . . . . . . . . . . . .        -            -             2         1,462         (1,464)
Issuance of 149,455 shares of common stock . . . . . . . . . . . .        -            -             2         1,361              -
Cancellation of 500 shares of Treasury Stock . . . . . . . . . . .        -            -             -            (3)             -
Note paydowns. . . . . . . . . . . . . . . . . . . . . . . . . . .        -            -             -             -              -
Change in net unrealized losses on available-for-sale securities .        -            -             -             -              -
                                                                      -----       ------           ---      --------        -------
Balance at December 31, 1994 . . . . . . . . . . . . . . . . . . .        -            -            44        17,792         29,886

Net income . . . . . . . . . . . . . . . . . . . . . . . . . . . .        -            -             -             -          6,204
Common stock cash dividend declared ($.19 per share) . . . . . . .        -            -             -             -           (887)
5% common stock dividend (219,175 shares). . . . . . . . . . . . .        -            -             2         2,190         (2,192)
Issuance of 48,290 shares of common stock. . . . . . . . . . . . .        -            -             1           471              -
Repurchase and cancellation of 881,340 shares of common stock. . .        -            -            (9)      (11,448)             -
Note paydowns. . . . . . . . . . . . . . . . . . . . . . . . . . .        -            -             -             -              -
Change in net unrealized gains on available-for-sale securities. .        -            -             -             -              -
                                                                      -----       ------           ---      --------        -------
Balance at December 31, 1995 . . . . . . . . . . . . . . . . . . .        -            -            38         9,005         33,011

Net income (unaudited) . . . . . . . . . . . . . . . . . . . . . .        -            -             -             -          1,443
Common stock cash dividend ($.05 per share) (unaudited). . . . . .        -            -             -             -           (198)
5% common stock dividend (188,473 shares) (unaudited). . . . . . .        -            -             2         2,222         (2,224)
Issuance of 8,195 shares of common stock (unaudited) . . . . . . .        -            -             -            88              -
Note paydowns (unaudited). . . . . . . . . . . . . . . . . . . . .        -            -             -             -              -
Change in net unrealized losses on available-for-sale
  securities (unaudited) . . . . . . . . . . . . . . . . . . . . .        -            -             -             -              -
                                                                      -----       ------           ---      --------        -------
Balance at March 31, 1996 (unaudited). . . . . . . . . . . . . . .   $    -       $    -           $40      $ 11,315        $32,032
                                                                      -----       ------           ---      --------        -------
                                                                      -----       ------           ---      --------        -------
                                                                    Net Unrealized        Note
                                                                   Gains (Losses) on   Receivable -                   Total
                                                                   Available-For-Sale    Officer        Treasury   Stockholders'
                                                                       Securities      Stockholders       Stock       Equity
                                                                   ------------------  ------------     ---------  ------------
Balance at January 1, 1993 . . . . . . . . . . . . . . . . . . . .      $     -        $   (787)           $(3)      $ 35,253
Net income . . . . . . . . . . . . . . . . . . . . . . . . . . . .            -               -              -          5,246
Common stock cash dividend declared ($.17 per share) . . . . . . .            -               -              -           (800)
Preferred stock Series B dividends declared ($8.55 per share). . .            -               -              -              -
Conversion of 2,590 shares of preferred stock Series B into
  33,980 shares of common stock. . . . . . . . . . . . . . . . . .            -               -              -              -
Issuance of 52,780 shares of common stock. . . . . . . . . . . . .            -               -              -            327
5% common stock dividend (188,115 shares). . . . . . . . . . . . .            -               -              -              -
Note paydown . . . . . . . . . . . . . . . . . . . . . . . . . . .            -              29              -             29
                                                                        -------        --------            ---       --------
Balance December 31, 1993. . . . . . . . . . . . . . . . . . . . .            -            (758)            (3)        40,055

Net income . . . . . . . . . . . . . . . . . . . . . . . . . . . .            -               -              -          6,416
Cumulative effect of change in accounting for investment
  securities available-for-sale at January 1, 1994 . . . . . . . .          947               -              -            947
Common stock cash dividend declared ($.18 per share) . . . . . . .            -               -              -           (870)
5% common stock dividend (201,770 shares). . . . . . . . . . . . .            -               -              -              -
Issuance of 149,455 shares of common stock . . . . . . . . . . . .            -          (1,221)             -            142
Cancellation of 500 shares of Treasury Stock . . . . . . . . . . .            -               -              3              -
Note paydowns. . . . . . . . . . . . . . . . . . . . . . . . . . .            -             240              -            240
Change in net unrealized losses on available-for-sale securities .       (6,122)              -              -         (6,122)
                                                                        -------        --------            ---       --------
Balance at December 31, 1994 . . . . . . . . . . . . . . . . . . .       (5,175)         (1,739)             -         40,808

Net income . . . . . . . . . . . . . . . . . . . . . . . . . . . .            -               -              -          6,204
Common stock cash dividend declared ($.19 per share) . . . . . . .            -               -              -           (887)
5% common stock dividend (219,175 shares). . . . . . . . . . . . .            -               -              -              -
Issuance of 48,290 shares of common stock. . . . . . . . . . . . .            -               -              -            472
Repurchase and cancellation of 881,340 shares of common stock. . .            -               -              -        (11,457)
Note paydowns. . . . . . . . . . . . . . . . . . . . . . . . . . .            -              29              -             29
Change in net unrealized gains on available-for-sale securities. .        5,792               -              -          5,792
                                                                        -------        --------            ---       --------
Balance at December 31, 1995 . . . . . . . . . . . . . . . . . . .          617          (1,710)             -         40,961

Net income (unaudited) . . . . . . . . . . . . . . . . . . . . . .            -               -              -          1,443
Common stock cash dividend ($.05 per share) (unaudited). . . . . .            -               -              -           (198)
5% common stock dividend (188,473 shares) (unaudited). . . . . . .            -               -              -              -
Issuance of 8,195 shares of common stock (unaudited) . . . . . . .            -               -              -             88
Note paydowns (unaudited). . . . . . . . . . . . . . . . . . . . .            -              20              -             20
Change in net unrealized losses on available-for-sale
  securities (unaudited) . . . . . . . . . . . . . . . . . . . . .       (1,433)              -              -         (1,433)
                                                                        -------        --------            ---       --------
Balance at March 31, 1996 (unaudited). . . . . . . . . . . . .         $   (816)       $ (1,690)           $ -       $ 40,881
                                                                        -------        --------            ---       --------
                                                                        -------        --------            ---       --------


The accompanying notes are an integral part of these statements.

BEVERLY BANCORPORATION, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
THREE MONTHS ENDED MARCH 31, 1996 AND 1995 (UNAUDITED) AND
YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
(AMOUNTS IN THOUSANDS)

- ----------------------------------------------------------------------------------------------------------------------------------
- ----------------------------------------------------------------------------------------------------------------------------------

                                                               Three months ended
                                                                    March 31,                     Years ended December 31,
                                                             ------------------------      ---------------------------------------
                                                               1996           1995           1995           1994           1993
                                                             ---------      ---------      ---------      ---------      ---------
                                                                    (unaudited)
Cash flows from operating activities:
  Net income . . . . . . . . . . . . . . . . . . . . . . .   $   1,443      $   1,373      $   6,204      $   6,416      $   5,246
  Adjustments to reconcile net income to net cash
    provided by operating activities
      Provision for credit losses. . . . . . . . . . . . .          41             76            159            311          1,299
      Provision for depreciation and amortization. . . . .         459            389          1,560          1,813          1,823
      Investment security accretion and
        amortization - net . . . . . . . . . . . . . . . .         188            189            673            825          1,204
      Deferred tax expense (benefit) . . . . . . . . . . .         294            (21)           189           (155)           635
      Cumulative effect of change in accounting
        principle. . . . . . . . . . . . . . . . . . . . .           -              -              -              -           (374)
      Amortization of intangible assets. . . . . . . . . .          46             45            320            464            467
      Realized investment security losses (gains), net . .           -             14            (49)          (207)        (1,421)
      Realized gain on credit card and lease sale. . . . .           -              -              -              -           (215)
      Gain on sale of other real estate. . . . . . . . . .           -            (25)           (79)          (180)          (228)
      (Increase) decrease in accrued interest receivable .        (607)          (585)          (255)          (492)           574
      Decrease (increase) in other assets. . . . . . . . .         (54)          (279)          (243)           (39)          (124)
      (Decrease) increase in accrued expense and
        other liabilities. . . . . . . . . . . . . . . . .      (1,326)          (379)           408            280           (563)
                                                             ---------      ---------      ---------      ---------      ---------
          Net cash provided by operating activities. . . .         484            797          8,887          9,036          8,323

Cash flows from investment activities:
  Investment securities available-for-sale:
    Proceeds from sales or maturities of securities. . . .      13,305          4,976         29,040         34,944              -
    Purchases of securities. . . . . . . . . . . . . . . .     (42,354)             -        (20,206)       (50,826)             -
  Investment securities held-to-maturity:
    Proceeds from sales, calls and maturities of
      investment securities. . . . . . . . . . . . . . . .         701            935         11,059         10,783        102,343
    Purchases of securities. . . . . . . . . . . . . . . .        (300)        (1,221)        (5,582)        (9,152)      (102,332)
  Net decrease (increase) in loans . . . . . . . . . . . .       1,112        (12,209)       (22,349)       (26,587)       (19,497)
  Purchases of premises and equipment. . . . . . . . . . .        (474)          (103)          (936)          (926)        (1,227)
  Proceeds from sale of other real estate and equipment. .           8            301          1,004            610          2,065
                                                             ---------      ---------      ---------      ---------      ---------
          Net cash used in investment activities . . . . .     (28,002)        (7,321)        (7,970)       (41,154)       (18,648)

BEVERLY BANCORPORATION, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS - CONTINUED
THREE MONTHS ENDED MARCH 31, 1996 AND 1995 (UNAUDITED) AND
YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
(AMOUNTS IN THOUSANDS)

- ------------------------------------------------------------------------------------------------------------------------------------
- ----------------------------------------------------------------------------------------------------------------------------------

                                                               Three months ended
                                                                    March 31,                     Years ended December 31,
                                                             ------------------------      ---------------------------------------
                                                               1996           1995           1995           1994           1993
                                                             ---------      ---------      ---------      ---------      ---------
                                                                    (unaudited)
Cash flow from financing activities:
  Net increase (decrease) in deposits. . . . . . . . . . .   $  17,321      $    (430)     $  22,686      $  45,313      $   4,215
  Net (decrease) increase in securities sold under
    agreements to repurchase, funds purchased and
    treasury tax deposits. . . . . . . . . . . . . . . . .      (4,291)         1,372         (3,322)           968          5,005
  Proceeds from notes payable. . . . . . . . . . . . . . .         200              -         11,000              -              -
  Principal reductions on notes payable. . . . . . . . . .      (1,500)          (800)        (1,800)        (2,900)        (2,850)
  Cash dividends . . . . . . . . . . . . . . . . . . . . .        (198)          (231)          (887)          (870)          (800)
  Proceeds from issuance of common stock . . . . . . . . .          88             91            472            142            298
  Repurchase of common stock . . . . . . . . . . . . . . .           -              -        (11,457)             -              -
  Proceeds from notes receivable - officer stockholders. .          20             29             29            240             29
                                                             ---------      ---------      ---------      ---------      ---------
          Net cash provided by financing activities. . . .      11,640             31         16,721         42,893          5,897
                                                             ---------      ---------      ---------      ---------      ---------
          (Decrease) increase in cash and cash
            equivalents. . . . . . . . . . . . . . . . . .     (15,878)        (6,493)        17,638         10,775          (4,428)

Cash and cash equivalents, beginning of period . . . . . .      52,710         35,072         35,072         24,297         28,725
                                                             ---------      ---------      ---------      ---------      ---------
Cash and cash equivalents, end of period . . . . . . . . .   $  36,832      $  28,579      $  52,710      $  35,072      $  24,297
                                                             ---------      ---------      ---------      ---------      ---------
                                                             ---------      ---------      ---------      ---------      ---------
Supplemental disclosures of cash flow information:
  Cash paid during the period for:
    Interest . . . . . . . . . . . . . . . . . . . . . . .   $   4,546      $   3,831      $  16,641      $  12,811      $  13,002
    Income taxes . . . . . . . . . . . . . . . . . . . . .         125            700          2,900          2,775          2,000
  Non-cash investing and financing activities:
    Unrealized gain (loss) on available-for-sale
      securities . . . . . . . . . . . . . . . . . . . . .       2,627          3,226          8,775         (7,841)             -
    Transfer of held-to-maturity securities to
      available-for-sale . . . . . . . . . . . . . . . . .           -              -         49,472              -              -
    Net change in loans transferred to other real estate .           8             49            472            110          1,071
    Decrease in recourse obligations . . . . . . . . . . .           -              -              -          2,710          1,749
    Common stock issued for notes receivable . . . . . . .           -              -              -          1,221              -
    Common stock dividends . . . . . . . . . . . . . . . .       2,224          2,192          2,192          1,464          1,184
    Capital lease obligations. . . . . . . . . . . . . . .         601              -              -              -              -


The accompanying notes are an integral part of these statements.

BEVERLY BANCORPORATION, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Beverly Bancorporation, Inc. (the "Company"), and its wholly-owned subsidiaries (the "Banks"), Beverly Bank, Beverly Bank Matteson, Beverly Trust Company, Beverly Bank Lockport, and First Wilmington Corporation and its wholly-owned subsidiary, First National Bank of Wilmington, follow generally accepted accounting principles including, where applicable, general practices within the banking industry.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

BASIS OF PRESENTATION

The consolidated financial statements of the Company include the accounts of its respective subsidiaries. All significant intercompany accounts and transactions have been eliminated. Certain amounts in the 1993 and 1994 financial statements have been reclassified to conform to the 1995 presentation.

INTERIM FINANCIAL INFORMATION (UNAUDITED)

The unaudited interim financial statements have been prepared in conformity with generally accepted accounting principles and include all adjustments which are, in the opinion of management, normal and recurring in nature and necessary to a fair presentation of the interim periods presented. Results of operations for the three months ended March 31, 1996 are not necessarily indicative of the results to be expected for the full year.

INVESTMENT SECURITIES

Effective January 1, 1994, the Company adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities." SFAS No. 115 requires that all debt and equity securities be classified either as held-to-maturity, available-for-sale or trading. Held-to-maturity securities are classified as such only when the Company determines it has the ability and intent to hold these securities to maturity. Held-to-maturity securities are carried at cost, adjusted for amortization of premiums and accretion of discounts. Available-for-sale securities and trading securities are carried at market value. Net unrealized gains and losses on available-for-sale securities are excluded from earnings and reported as a separate component of stockholders' equity, net of tax.
Unrealized gains and losses on trading securities are included in earnings. The Company has not classified any securities as trading. Gains or losses on the sale of investment securities are determined based on the amortized cost of the specific securities sold.

BEVERLY BANCORPORATION, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

INVESTMENT SECURITIES - CONTINUED

On adoption of this standard, the Company classified debt securities with a market value of $120,835,000 as available-for-sale and recorded a $947,000 increase in stockholders' equity.

LOANS

Loans are stated at the principal amount outstanding, net of allowance for loan losses, unearned discount and deferred loan fees. Interest income is accrued daily as earned. Loan origination fees in excess of incremental direct costs are deferred and recognized to approximate a level yield. The accrual of interest income is discontinued when management determines that there is doubt as to future collectibility and the loan is impaired.

The Company adopted SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures," as of January 1, 1995. SFAS No. 114 requires that certain impaired loans be measured based on the present value of expected future cash flows discounted at the loans' original effective interest rate. As a practical expedient, impairment may be measured based on the loan's observable market price of the fair value of the collateral if the loan is collateral dependent. When the measure of the impaired loan is less than the recorded investment in the loan, the impairment is recorded through a valuation allowance. Payments received on impaired loans are recorded as reductions of principal. As a result of adopting these statements, no specific allowance for possible loan losses was required as of January 1, 1995.

ALLOWANCE FOR LOAN LOSSES

The allowance for loan losses is maintained at a level considered adequate to provide for potential loan losses. The allowance is increased by provisions charged to operations and by recoveries, and decreased by charge-offs. The provision for loan losses is based on past loan loss experience and management's evaluation of the loan portfolio under current economic conditions. Loans are charged to the allowance for loan losses when, and to the extent, they are deemed by management to be uncollectible. The allowance for loan loss is composed of specific reserves for impaired loans and general reserves for all other loans.

OTHER REAL ESTATE

Other real estate represents properties acquired through foreclosure or other proceedings and is recorded at the lower of the amount of the loan satisfied or the net realizable value of the property acquired. Any write-down at the time of foreclosure is charged to the allowance for loan losses.

BEVERLY BANCORPORATION, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

PREMISES AND EQUIPMENT

Premises, equipment and leasehold improvements are carried at cost, less accumulated depreciation and amortization. Depreciation is charged to expense on a straight-line basis over the estimated useful lives of the assets. Leasehold improvements are amortized on a straight-line basis over the lease terms.

TRUST ASSETS

Assets held in fiduciary or agency capacities are not included in the consolidated balance sheet, since such items are not assets of the Company.

INTANGIBLE ASSETS

The excess of cost over fair value of net assets acquired, resulting from the acquisitions of Beverly Bank Matteson and First Wilmington Corporation, is being amortized on a straight-line basis over periods of 10 and 15 years, respectively.

INCOME TAXES

The Company and its subsidiaries file consolidated federal and state income tax returns. The Banks determine their income taxes on the separate return method. Under this method, the Banks pay to or receive from the parent the amount of income taxes which would have been calculated had each of the Banks filed a separate return.

Amounts provided for income tax expense are based on income reported for financial statement purposes, rather than amounts currently payable under tax laws. Deferred taxes, which arise from temporary differences between the period in which certain income and expenses are recognized for financial accounting purposes and the period in which they affect taxable income, are included in the amounts provided for income tax.

CASH FLOWS

For the purposes of the consolidated statement of cash flows, the Company considers amounts due from banks and Federal funds sold to be cash equivalents.

PER SHARE COMPUTATIONS

Net income per share is based upon the weighted average number of common shares and common share equivalents outstanding during each year. All per share financial information has been adjusted to reflect the 5% stock dividends paid to stockholders and the proposed merger and conversion of shares (Note 18). The calculation of net income per share reflects shares issuable upon exercise of stock options under the treasury stock method for the years ended December 31, 1995, 1994 and 1993 and periods ended March 31, 1996 and 1995.

BEVERLY BANCORPORATION, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

NEW ACCOUNTING PRONOUNCEMENTS

In March, 1995, the Financial Accounting Standards Board ("FASB") issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," which is effective for financial statements issued for fiscal years beginning after December 15, 1995. SFAS No. 121 requires that long-lived assets and certain identifiable intangibles that are used in operations be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of assets might not be recoverable. On January 1, 1996, the Company adopted this standard. There was no material effect on the Company's consolidated financial condition or consolidated results of operations as a result of this adoption nor is any anticipated in fiscal 1996.

The FASB issued SFAS No. 122, "Accounting for Mortgage Servicing Rights." The Company adopted this statement as of January 1, 1996. As a result of applying the new rules, the value of retained servicing of loans sold subsequent to January 1, 1996, will be capitalized and amortized over the expected life of the loans. On January 1, 1996, the Company adopted this standard. There was no material effect on the Company's consolidated financial condition or consolidated results of operations as a result of this adoption nor is any anticipated in fiscal 1996.

The FASB issued SFAS No. 123, "Accounting for Stock Based Compensation." The statement requires entities to disclose the fair value of their employee stock options, but permits entities to continue to account for employee stock options under APB 25, "Accounting for Stock Issued to Employees." The Company has determined that it will continue to use the method prescribed by APB 25, which recognizes compensation to the extent of the difference between the estimated market value and the exercise price at the grant date. The only effect of the Company's adoption of SFAS No. 123 on January 1, 1996 will be the new disclosure requirements.

BEVERLY BANCORPORATION, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

NOTE 2 - INVESTMENT SECURITIES AVAILABLE-FOR-SALE

A comparison of the amortized cost, fair value and unrealized gains and losses of the investment securities available-for-sale is as follows (in thousands):

                                                                                   Gross            Gross
                                                   Amortized        Fair         Unrealized       Unrealized
DECEMBER 31, 1995                                    Cost           Value           Gain             Loss
                                                   ---------      ---------      ----------       ----------
U.S. Treasury. . . . . . . . . . . . . . . .        $ 71,237       $ 71,504         $  429           $162
U.S. government agencies and
  corporations . . . . . . . . . . . . . . .          62,171         62,446            513            238
Obligations of state and political
  subdivisions . . . . . . . . . . . . . . .          15,692         15,974            325             43
Corporate debt securities. . . . . . . . . .          17,556         17,539            281            298
Mortgage backed securities . . . . . . . . .           7,266          7,393            127              -
Federal Reserve stock and other
  securities . . . . . . . . . . . . . . . .             107            107              -              -
                                                    --------       --------         ------           ----
      Total. . . . . . . . . . . . . . . . .        $174,029       $174,963         $1,675           $741
                                                    --------       --------         ------           ----
                                                    --------       --------         ------           ----
DECEMBER 31, 1994

U.S. Treasury. . . . . . . . . . . . . . . .        $ 76,772       $ 73,192         $   18         $3,598
U.S. government agencies and
  corporations . . . . . . . . . . . . . . .          39,707         38,337              4          1,374
Corporate debt securities. . . . . . . . . .          17,653         14,762              -          2,891
Federal Reserve stock. . . . . . . . . . . .             102            102              -              -
                                                    --------       --------         ------         ------
      Total. . . . . . . . . . . . . . . . .        $134,234       $126,393         $   22         $7,863
                                                    --------       --------         ------         ------
                                                    --------       --------         ------         ------

The amortized cost and fair value of debt securities available-for-sale at December 31, 1995, by contractual maturity are shown below (in thousands). Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                        Amortized        Fair
                                                          Cost           Value
                                                        ---------      ---------
Due in one year or less. . . . . . . . . . . . . . . .   $ 40,922       $ 40,977
Due in one year through five years . . . . . . . . . .     92,802         93,478
Due in five years through ten years. . . . . . . . . .     14,689         14,790
Due after ten years. . . . . . . . . . . . . . . . . .     18,248         18,223
Federal Reserve stock. . . . . . . . . . . . . . . . .        102            102
Mortgage backed securities . . . . . . . . . . . . . .      7,266          7,393
                                                         --------       --------
   Total . . . . . . . . . . . . . . . . . . . . . . .   $174,029       $174,963
                                                         --------       --------
                                                         --------       --------

BEVERLY BANCORPORATION, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

NOTE 2 - INVESTMENT SECURITIES AVAILABLE-FOR-SALE - CONTINUED

At December 31, 1995, investment securities with a carrying value of approximately $54,296,000 were pledged as collateral for public funds deposits and other purposes.

For the year ended December 31, 1995, net realized gains on securities sales were $37,000 comprised of gross realized gains of $73,000 and gross realized losses of $36,000. Proceeds from sales of securities totaled $15,394,000 in 1995.

For the year ended December 31, 1994, net realized gains on securities sales were $207,000 comprised of gross realized gains of $277,000 and gross realized losses of $70,000. Proceeds from sales of securities totaled $32,900,000 in 1994.

Mortgage backed securities include mortgage backed obligations of U.S. government agencies and corporations, and mortgage backed securities issued by other organizations. These obligations have contractual maturities ranging from four to 15 years and have an anticipated average life to maturity ranging from less than one to 5.5 years. All mortgage backed securities contain a certain amount of risk related to the uncertainty of prepayments of the underlying mortgages. Interest rate changes have a direct impact upon prepayment rates. The Company uses computer simulation models to test the average life and yield volatility of mortgage backed securities under various interest rate assumptions to determine whether volatility falls within acceptable limits. At December 31, 1995 and 1994, the Company owned no high risk mortgage backed securities as defined by the Federal Financial Institutions Examination Council's Supervisory Policy Statement on Securities Activities.

The Company did not hold any off-balance sheet derivative financial instruments such as futures, forwards, swaps or option contracts during 1995 or 1994. In accordance with the Company's investment policy, derivative securities and derivative financial instruments, other than mortgage backed securities, may not be purchased without the prior approval of the Board of Directors.

Included in the available-for-sale portfolio are certain securities classified as U.S. Treasury and U.S. agency and corporations strips and structured notes. The interest rates on the structured notes reprice based on formulas applied to various indexes. The maturities on these securities range from one to four years. The market values and amortized costs of the structured notes in the available-for-sale portfolio are shown below (in thousands):

                                                                December 31,
                                                           ---------------------
                                                            1995           1994
                                                           ------         ------
Market value . . . . . . . . . . . . . . . . . . . . .     $5,377         $5,100
Amortized cost . . . . . . . . . . . . . . . . . . . .      5,503          5,504

BEVERLY BANCORPORATION, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

NOTE 2 - INVESTMENT SECURITIES AVAILABLE-FOR-SALE - CONTINUED

The market values and amortized costs of the U.S. Treasury and U.S. agency and corporations strips in the available-for-sale portfolio are shown below (in thousands):

                                                               December 31,
                                                          ----------------------
                                                           1995           1994
                                                          -------        -------

Market value . . . . . . . . . . . . . . . . . . . . .    $14,366        $12,882
Amortized cost . . . . . . . . . . . . . . . . . . . .     14,379         13,357


- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

NOTE 3 - INVESTMENT SECURITIES HELD-TO-MATURITY

A comparison of the amortized cost, fair value and unrealized gains and losses of the investment securities held-to-maturity is as follows (in thousands):

                                                                                    Gross          Gross
                                                   Amortized        Fair          Unrealized     Unrealized
DECEMBER 31, 1995                                    Cost           Value            Gain           Loss
                                                   ---------       --------       ----------     ----------
U.S. Treasury. . . . . . . . . . . . . . . .        $  2,196       $  2,173          $   -         $   23
Obligations of state and political
  subdivisions . . . . . . . . . . . . . . .          14,984         15,130            180             34
Mortgage backed securities . . . . . . . . .          15,449         15,321             14            142
Other securities . . . . . . . . . . . . . .              15             15              -              -
                                                     -------        -------           ----         ------
  Total. . . . . . . . . . . . . . . . . . .         $32,644        $32,639           $194           $199
                                                     -------        -------           ----         ------
                                                     -------        -------           ----         ------
DECEMBER 31, 1994

U.S. Treasury. . . . . . . . . . . . . . . .         $ 8,548        $ 7,916           $  -         $  632
U.S. government agencies and
  corporations . . . . . . . . . . . . . . .          21,502         20,101             30          1,431
Obligations of state and political
  subdivisions . . . . . . . . . . . . . . .          30,537         29,507            219          1,249
Mortgage backed securities . . . . . . . . .          26,760         25,559              -          1,201
Other securities . . . . . . . . . . . . . .              25             25              -              -
                                                     -------        -------           ----         ------
  Total. . . . . . . . . . . . . . . . . . .         $87,372        $83,108          $ 249         $4,513
                                                     -------        -------           ----         ------
                                                     -------        -------           ----         ------

BEVERLY BANCORPORATION, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

NOTE 3 - INVESTMENT SECURITIES HELD-TO-MATURITY - CONTINUED

The amortized cost and fair value of debt securities held-to-maturity at December 31, 1995, by contractual maturity are shown below (in thousands). Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                        Amortized        Fair
                                                          Cost           Value
                                                        ---------       --------

Due in one year or less. . . . . . . . . . . . . .        $ 3,688        $ 3,694
Due in one year through five years . . . . . . . .         10,145         10,282
Due in five years through ten years. . . . . . . .          2,863          2,844
Due after ten years. . . . . . . . . . . . . . . .            499            498
Mortgage backed securities . . . . . . . . . . . .         15,449         15,321
                                                          -------        -------
   Total . . . . . . . . . . . . . . . . . . . . .        $32,644        $32,639
                                                          -------        -------
                                                          -------        -------

At December 31, 1995, investment securities with an adjusted cost of approximately $8,302,000 were pledged as collateral for public funds deposits and other purposes.

For the year ended December 31, 1995, a security was called. Gross realized gain was $12,000 and proceeds from this security were $1,000,000. No held-to-maturity securities were sold during 1994. For the year ended December 31, 1993, prior to the adoption of SFAS No. 115, net realized gains on securities sales were $1,421,000. There were no realized losses in 1993. Proceeds from sales of securities totaled $61,559,000 in 1993.

On November 30, 1995, the Company transferred certain investment securities from held-to-maturity to available-for-sale in accordance with the guidance issued in the SPECIAL REPORT ON STATEMENT NO. 115. At the date of transfer, the amortized cost and unrealized gains on these securities were $49,472,000 and $313,000, respectively.

BEVERLY BANCORPORATION, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

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NOTE 4 - LOANS

The components of the loan portfolio are summarized as follows (in thousands):

                                                              December 31,
                                                        ------------------------
                                       March 31, 1996     1995           1994
                                       --------------   ---------      ---------
                                        (unaudited)

Commercial and industrial. . . . . .      $ 52,176       $ 50,258       $ 50,339
Commercial real estate . . . . . . .        72,080         74,199         64,789
Residential real estate. . . . . . .       118,109        119,153        110,045
Home equity lines of credit. . . . .        30,875         31,152         32,256
Other consumer . . . . . . . . . . .        38,165         37,398         33,613
                                          --------       --------       --------
  Total loans. . . . . . . . . . . .       311,405        312,160        291,042
Less allowance for loan losses . . .         3,930          3,524          3,995
                                          --------       --------       --------
  Loans, net . . . . . . . . . . . .      $307,475       $308,636       $287,047
                                          --------       --------       --------
                                          --------       --------       --------

The Company extends credit to businesses in the Chicago metropolitan area, with minimal exposure in other geographic areas. The Company is primarily a secured lender, with the security depending on the loan type. The Company's opinion as to the ultimate collectibility of its loan portfolio is subject to estimates regarding the future cash flows of its customers' operations, and the value of customers' collateral utilized as security. These estimates are affected by changing economic conditions and the economic prospect of the customers.

Loans with three or more installment payments past due, and loans past due 90 days or more which are still accruing interest, amounted to $177,000 and $167,000 at December 31, 1995 and 1994, respectively.

The Company has extended loans to directors and executive officers of the Company and their related interests. The aggregate loans outstanding as reported by the directors and executive officers of the Company and their related interests, which exceeded $60,000, totaled $6,044,000 and $8,526,000 at December 31, 1995 and 1994, respectively. During 1995, new loans totaled $4,166,000 and repayments totaled $6,648,000. In the opinion of management, these loans were made in the normal course of business and on substantially the same terms for comparable transactions with other borrowers and do not involve more than a normal risk of collectibility. The Company relies on its directors and executive officers for identification of loans to their related interests.

BEVERLY BANCORPORATION, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

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NOTE 5 - ALLOWANCE FOR LOAN LOSSES

The following summarizes the changes in the allowance for loan losses (in thousands):

                                   Period ended March 31,               Year ended December 31,
                                   ----------------------        -------------------------------------
                                    1996           1995           1995           1994           1993
                                   -------        -------        -------        -------        -------
                                         (unaudited)
Balance, beginning of period . .    $3,524         $3,995         $3,995         $4,026         $4,484
Recoveries . . . . . . . . . . .       544            122            471            626            346
Charge-Offs. . . . . . . . . . .      (179)          (299)        (1,101)          (968)        (2,103)
Provision for loan losses. . . .        41             76            159            311          1,299
                                    ------         ------         ------         ------         ------
  Balance, end of period . . . .    $3,930         $3,894         $3,524         $3,995         $4,026
                                    ------         ------         ------         ------         ------
                                    ------         ------         ------         ------         ------

As of December 31, 1995, the Company's recorded investment in impaired loans was $1,606,000. No specific valuation allowance was required for these loans as of December 31, 1995. The average recorded investment in impaired loans for the year ended December 31, 1995 was $1,824,000. The Company recognized $110,000 of interest on impaired loans for the year ended December 31, 1995. There was no significant change in impaired loans as of March 31, 1996 or during the period then ended.



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NOTE 6 - PREMISES AND EQUIPMENT

Premises and equipment are summarized as follows (in thousands):


                                                              December 31,
                                                          ----------------------
                                                           1995           1994
                                                          -------        -------

Land . . . . . . . . . . . . . . . . . . . . . . . . .    $ 2,482        $ 2,482
Buildings and improvements (note 13) . . . . . . . . .     11,413         10,864
Furniture, equipment and leasehold improvements. . . .     12,563         14,312
                                                          -------        -------
Total cost . . . . . . . . . . . . . . . . . . . . . .     26,458         27,658
Less allowance for depreciation and amortization . . .     13,254         13,714
                                                          -------        -------
   Premises and equipment, net . . . . . . . . . . . .    $13,204        $13,944
                                                          -------        -------
                                                          -------        -------

Depreciation and amortization amounted to $1,560,000, $1,813,000 and $1,823,000 for the years ended December 31, 1995, 1994 and 1993, respectively.

BEVERLY BANCORPORATION, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

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NOTE 7 - DEPOSITS

Certificates of deposit, including public funds, greater than $100,000 totaled $50,635,000 and $41,315,000, at December 31, 1995 and 1994, respectively.


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- --------------------------------------------------------------------------------

NOTE 8 - NOTES PAYABLE

At December 31, 1995, the $11,000,000 note payable bears interest at 30 basis points less than the prime rate of the lending bank (8.5% at December 31, 1995), is due on demand, requires quarterly interest payments and is collateralized by shares of common stock of the Company's banking subsidiaries, having book values of approximately $46,375,000 at December 31, 1995. In January, 1996, the Company exercised its option under the note agreement to split the note into two separate components: $7,000,000 bearing interest at 6-month LIBOR plus 200 basis points and $4,000,000 bearing interest at 30-day LIBOR plus 200 basis points. The Company may repay principal for each component on the interest repricing date. At March 31, 1996, the principal balance of the 30-day LIBOR component had been reduced to $2,500,000, resulting in a total note payable balance at March 31, 1996 of $9,500,000.

The note payable at December 31, 1994 was a demand note, bearing interest at the lending bank's prime rate, and was collateralized by the shares of common stock of the Company's banking subsidiaries. This loan was repaid in 1995.

The Company has a $500,000 demand line of credit, bearing interest on advances at the lending bank's prime rate plus 30 basis points. At March 31, 1996, the Company had $200,000 outstanding under this line.


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NOTE 9 - EMPLOYEE BENEFIT PLANS

The Company's 401(k) Plan covers all full-time and certain part-time employees after completion of one year of service as defined. Contributions from participants are voluntary and are limited to the Internal Revenue Code maximum contribution.

The Plan requires the Company to match 50% of the first 4% of a participant's contributions. In addition, the Company contributes another 2% of gross salaries of all participants. Total contributions to the Plan for 1995, 1994 and 1993 were $290,000, $272,000 and $383,000, respectively.

BEVERLY BANCORPORATION, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

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NOTE 10 - STOCK OPTIONS

The stockholders approved the adoption of an Incentive Stock Option Plan in 1994. The plan is administered by the Stock Option Plan Committee of the Board of Directors. Directors and key officers of the Company are eligible to participate in the plan. Under the plan, 513,040 shares of common stock are available for distribution. The options allow for the purchase of common stock at a price not less than fair market value on the date the option is granted. The options vest ratably over a five year period and are exercisable no later than ten years after the date of grant. In addition, the plan provides that all options become fully vested upon a change of control of the Company as defined in the plan. As of December 31, 1995 and March 31, 1996, 84,393 of the issued options are vested and exercisable.

The following table summarizes the changes in the number of common shares under the stock option plan granted:

                                                                     Price range
                                                        Shares        of options
                                                       --------      -----------

Options outstanding at January 1, 1993 . . . . . . .     42,500          $  9.49
   Granted . . . . . . . . . . . . . . . . . . . . .     62,500             9.49
                                                       --------
Options outstanding at December 31, 1993 . . . . . .    105,000             9.49
   Granted . . . . . . . . . . . . . . . . . . . . .    416,195             8.16
   Exercised . . . . . . . . . . . . . . . . . . . .   (105,000)            9.49
                                                       --------
Options outstanding at December 31, 1994 . . . . . .    416,195             8.16
   Granted . . . . . . . . . . . . . . . . . . . . .     36,750     9.90 - 10.00
   Exercised . . . . . . . . . . . . . . . . . . . .     (5,855)            8.16
   Canceled or terminated. . . . . . . . . . . . . .    (24,465)            8.16
                                                       --------
Options outstanding at December 31, 1995 . . . . . .    422,625     8.16 - 10.00
   Granted . . . . . . . . . . . . . . . . . . . . .     13,125            11.43
   Exercised . . . . . . . . . . . . . . . . . . . .     (1,105)            8.16
   Canceled or terminated. . . . . . . . . . . . . .    (12,680)            8.16
                                                       --------
Options outstanding at March 31, 1996. . . . . . . .    421,965   $8.16 - $11.43
                                                       --------
                                                       --------

BEVERLY BANCORPORATION, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

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NOTE 11 - INCOME TAXES

The components of income tax expense for the periods indicated were as follows (in thousands):

                                                 Years ended December 31,
                                           -------------------------------------
                                            1995           1994           1993
                                           -------        -------        -------
Currently payable
   Federal . . . . . . . . . . . . . . .   $ 2,475        $ 2,827        $ 1,508
   State . . . . . . . . . . . . . . . .       213            -              -
                                           -------        -------        -------
                                             2,688          2,827          1,508

Deferred expense (benefit)
   Federal . . . . . . . . . . . . . . .       153           (155)           635
   State . . . . . . . . . . . . . . . .        36            -              -
                                           -------        -------        -------
                                               189           (155)           635
                                           -------        -------        -------
   Total . . . . . . . . . . . . . . . .   $ 2,877        $ 2,672        $ 2,143
                                           -------        -------        -------
                                           -------        -------        -------

Deferred tax assets (liabilities) consist of the following (in thousands):

                                                               December 31,
                                                           --------------------
Deferred Tax Assets:                                        1995          1994
                                                           ------        ------

Allowance for loan loss. . . . . . . . . . . . . . .       $  887        $  622
Deferred loan fees and other . . . . . . . . . . . .          163           160
Unrealized loss on available-for-sale securities . .          -           2,666
                                                           ------        ------
   Total deferred tax assets . . . . . . . . . . . .        1,050         3,448

Deferred Tax Liabilities:

Premises and equipment . . . . . . . . . . . . . . .         (409)         (453)
Deferred loan costs and other. . . . . . . . . . . .         (370)         (290)
Unrealized gain on available-for-sale securities . .         (317)          -
                                                           ------        ------
   Total deferred tax liabilities. . . . . . . . . .       (1,096)         (743)
                                                           ------        ------
   Net deferred tax (liabilities) asset. . . . . . .       $  (46)       $2,705
                                                           ------        ------
                                                           ------        ------

BEVERLY BANCORPORATION, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

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NOTE 11 - INCOME TAXES - CONTINUED

There was no valuation allowance for deferred tax assets as of December 31, 1995 or 1994. Management believes that it is more likely than not that the deferred tax assets will be recoverable from available income tax carrybacks or future taxable income.

The total income tax expense for the years ended December 31, 1995, 1994 and 1993 reflect effective tax rates of 31.7%, 29.4% and 30.5%, respectively. The differences between the U.S. Federal income tax rate of 34% and the effective rates derive from the following (in thousands):

                                                    Year ended December 31,
                                                 ----------------------------
                                                   1995      1994      1993
                                                 --------  --------  --------

Provision computed at statutory rate . . . . . .  $ 3,088   $ 3,090    $2,385
Tax-exempt interest, net of cost to carry. . . .     (498)     (470)     (407)
State income taxes, net of Federal tax benefit .      164        -         -
Non-deductible amortization of intangible assets      109       158       159
Other. . . . . . . . . . . . . . . . . . . . . .       14      (106)        6
                                                    -----     -----     -----

   Total . . . . . . . . . . . . . . . . . . . .  $ 2,877   $ 2,672    $2,143
                                                   ------    ------     -----
                                                   ------    ------     -----


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NOTE 12 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

During the normal course of meeting the needs of its customers, the Company is a party to financial instruments with off-balance sheet risk. These financial instruments include commitments to extend credit and letters of credit, and they involve elements of credit risk in excess of the amount recognized in the balance sheet. The contractual amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments. The Company's exposure to credit loss in the event of non-performance by the debtor for commitments to extend credit and letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. The Company requires collateral or other security to support financial instruments with off-balance sheet credit risk. The approximate amount of such commitments and conditional obligations is as follows:

                                                           December 31,
                                                    -------------------------
                                                        1995         1994
                                                    -----------   -----------

Stand-by letters of credit . . . . . . . . . . .    $ 2,729,000   $ 3,741,000
Unused home equity lines . . . . . . . . . . . .     18,150,000    19,554,000
Unused credit card lines . . . . . . . . . . . .      5,523,000     5,047,000
Other unused commitments . . . . . . . . . . . .     30,607,000    30,718,000

BEVERLY BANCORPORATION, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

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NOTE 12 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK - CONTINUED

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Such instruments are generally issued for one year or less. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The majority of the standby letters of credit are collateralized by deposits.


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NOTE 13 - COMMITMENTS AND CONTINGENT LIABILITIES

LEASES

Rental expense related to facilities and equipment leases was $158,000 in 1995, $153,000 in 1994 and $150,000 in 1993. Two of the facilities agreements are with an entity in which a stockholder and director of the Company has an interest. Future minimum rental commitments under these leases at December 31, 1995 are as follows (in thousands):

Year ending December 31,                           Related Party     Other
                                                   -------------     -----

   1996. . . . . . . . . . . . . . . . . . . . .       $ 97           $ 19
   1997. . . . . . . . . . . . . . . . . . . . .         99             21
   1998. . . . . . . . . . . . . . . . . . . . .        102             11
   1999. . . . . . . . . . . . . . . . . . . . .        104              6
   2000. . . . . . . . . . . . . . . . . . . . .         71              6
                                                        ---             --

   Total Future Minimum Lease Payments . . . . .       $473            $63
                                                        ---             --
                                                        ---             --

BEVERLY BANCORPORATION, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

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NOTE 13 - COMMITMENTS AND CONTINGENT LIABILITIES - CONTINUED

In February, 1996, the Company entered into a 20-year lease agreement for ground and building leases with an entity in which a stockholder and director of the Company has an interest. Currently, the lease provisions are being finalized. The Company will account for the ground lease as an operating lease and the building lease as a capital lease. The Company has the option to purchase the building in years 11, 16, and 20 of the lease for approximately $931,000, $1,112,000, and $1,289,000, respectively. The Company also has an option to renew the leases for another 10-year term at the expiration of the original 20-year lease term. At March 31, 1996, the Company capitalized building costs (included in premises and equipment) and the obligation under capital lease (included in accrued expenses and other liabilities) in the amount of $601,000. At March 31, 1996, estimated minimum future lease payments, including interest, are as follows (in thousands):

                                                       Ground        Builiding
                                                       Lease           Lease
                                                      -------        ---------

Year ending December 31,
   1996. . . . . . . . . . . . . . . . . . . . .       $   23          $   54
   1997. . . . . . . . . . . . . . . . . . . . .           30              72
   1998. . . . . . . . . . . . . . . . . . . . .           30              72
   1999. . . . . . . . . . . . . . . . . . . . .           31              74
   2000. . . . . . . . . . . . . . . . . . . . .           33              76
   Thereafter. . . . . . . . . . . . . . . . . .          873           1,473
                                                        -----          ------

     . . . . . . . . . . . . . . . . . . . . . .       $1,020           1,821
                                                        -----
                                                        -----

Amount representing interest . . . . . . . . . .                       (1,220)
                                                                       ------

Obligation under capital lease . . . . . . . . .                      $   601
                                                                       ------
                                                                       ------

LEGAL PROCEEDINGS

The Company and its subsidiaries are from time to time parties to various legal actions arising in the normal course of business. Management believes that there is no proceeding threatened or pending against the Company or any of its subsidiaries which, if determined adversely, would have a material adverse effect on the financial condition or results of operations of the Company.

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NOTE 14 - STOCKHOLDER'S EQUITY AND REGULATORY RESTRICTIONS

In July 1995, the Company entered into Stock Repurchase Agreements with certain of its shareholders. The agreements grant the Company the option to repurchase common shares held by those shareholders upon the shareholders' deaths.
Pursuant to one of the agreements, the Company repurchased 881,340 common shares of stock from the estate of its late chairman in December, 1995. The purchase price of $13.00 per share was based on a valuation by an independent investment banking firm. As of December 31, 1995, agreements cover 772,335 shares of the Company's common stock.

BEVERLY BANCORPORATION, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

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NOTE 14 - STOCKHOLDER'S EQUITY AND REGULATORY RESTRICTIONS - CONTINUED

Cash dividends paid to the parent Company by the Banks amounted to $4,000,000, $3,424,000 and $4,000,000 for the years ended December 31, 1995, 1994 and 1993, respectively. The payment of dividends to the Company by the Banks is subject to various state and federal regulatory limitations. At December 31, 1995, the total amount of subsidiary-retained earnings available for dividends, while maintaining the subsidiaries in a well-capitalized status, amounted to approximately $16,000,000.

The Company is required to maintain consolidated minimum levels of "risk-based capital" and "leverage capital" as defined by banking regulations as a "well-capitalized" institution. At December 31, 1995, the minimum Tier 1 and total risk-based capital ratios required to be maintained, to be considered "well-capitalized," were 6% and 10%, respectively. Consolidated ratios were approximately 12.25% and 13.34%, respectively. The Company's leverage ratio at December 31, 1995 was 6.94% which is in excess of the minimum requirement of 5% to be considered "well-capitalized." The subsidiary banks maintained capital ratios in excess of the requirements to be considered "well-capitalized."

The Company has provided financing for certain officers to purchase common stock of the Company. The notes are demand notes, secured by the common stock, and require annual or quarterly interest payments at either the prime rate (8.5% at December 31, 1995) or the Company's dividend rate. The balance of these notes is shown as a reduction of stockholders' equity.

The Banks are required to maintain average reserve balances with the Federal Reserve Bank. The average amount of reserve balances for the years ended December 31, 1995 and 1994 were approximately $6,777,000 and $6,086,000, respectively.


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NOTE 15 - FAIR VALUE OF FINANCIAL INSTRUMENTS

SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," requires disclosure of fair value information about those financial instruments for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates, using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate, and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. The statement excludes certain financial instruments, and all non-financial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

BEVERLY BANCORPORATION, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED


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NOTE 15 - FAIR VALUE OF FINANCIAL INSTRUMENTS - CONTINUED

The following table provides summary information on the carrying amounts and fair values of the Company's financial instruments at December 31, 1995 and 1994 (in thousands):



                                                         December 31, 1995             December 31, 1994
                                                      --------------------------    --------------------------
                                                      Carrying       Estimated      Carrying       Estimated
                                                       Amount        Fair Value      Amount        Fair Value
                                                      of Assets      of Assets      of Assets      of Assets
                                                     (Liabilities)  (Liabilities)  (Liabilities)  (Liabilities)
                                                     ------------   ------------   ------------   ------------

Cash and equivalents . . . . . . . . . . . . . .      $ 52,710       $ 52,710       $  35,072     $  35,072
Investment securities. . . . . . . . . . . . . .       207,607        207,603         213,765       209,501
Loans and notes receivable . . . . . . . . . . .       310,346        320,917         288,786       285,699
Non-Interest Bearing Demand Deposits . . . . . .       (88,111)       (88,111)       (100,674)     (100,674)
Money Market, NOW and Savings
   Accounts. . . . . . . . . . . . . . . . . . .      (218,943)      (218,943)       (215,124)     (215,124)
Certificates of Deposit. . . . . . . . . . . . .      (220,077)      (221,962)       (188,647)     (188,432)
Short-Term Borrowings. . . . . . . . . . . . . .       (17,292)       (17,292)        (11,514)      (11,514)



The following notes summarize the major methods and assumptions used in estimating the fair values of financial instruments.

CASH AND CASH EQUIVALENTS

Fair value of cash, cash equivalents and federal funds sold approximate their carrying amounts. The Company places its cash and funds with various financial institutions and, by policy, limits its credit exposure to only well-capitalized institutions. The Company performs periodic evaluations on the capital adequacy of the financial institutions.

INVESTMENT SECURITIES

Fair values of investments are based on quoted market prices.

LOANS AND NOTES RECEIVABLE

For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. The fair values for other loans are estimated using discounted cash flow analysis, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. The fair values do not include any potential value from the bulk sale of loans.

BEVERLY BANCORPORATION, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

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NOTE 15 - FAIR VALUE OF FINANCIAL INSTRUMENTS - CONTINUED

DEPOSITS

The fair values disclosed for deposits payable on demand, interest and non-interest bearing checking, savings accounts and money market accounts are, by definition, equal to their carrying amounts. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

The value derived from retaining demand and savings deposits, commonly referred to as core deposit intangibles, is not considered in the above fair value amounts.

SHORT-TERM BORROWINGS

The carrying amounts of securities sold under repurchase agreements, funds purchased, treasury tax deposits, bank notes payable and other short-term borrowings approximate their fair values.

OFF-BALANCE-SHEET ITEMS

There is no material difference between the notional amount and the estimated fair value of off-balance-sheet items, primarily comprised of unfunded loan commitments, which are generally priced at the time of funding.

BEVERLY BANCORPORATION, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

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NOTE 16 - CONDENSED FINANCIAL STATEMENTS - PARENT COMPANY ONLY

The following presents the condensed Balance Sheets as of December 31, 1995 and 1994 and the period ended March 31, 1996, and Statements of Income and Statements of Cash Flows for each of the three years ended December 31, 1995 and the three months ended March 31, 1996 and 1995 (unaudited), for Beverly Bancorporation, Inc. (in thousands):

BALANCE SHEETS



                                                                              December 31,
                                                                          --------------------
                                                        March 31, 1996     1995         1994
                                                        --------------    --------    --------
                                                         (Unaudited)
       ASSETS
Cash in non-interest-bearing deposits with subsidiaries    $    67        $   734     $   270
Investment in subsidiaries . . . . . . . . . . . . . .      49,375         50,856      41,955
Other assets, net. . . . . . . . . . . . . . . . . . .       1,633          1,030       1,003
                                                            ------         ------      ------

       Total assets. . . . . . . . . . . . . . . . . .     $51,075        $52,620     $43,228
                                                            ------         ------      ------
                                                            ------         ------      ------

       LIABILITIES AND STOCKHOLDERS' EQUITY
Bank notes payable . . . . . . . . . . . . . . . . . .     $ 9,700        $11,000     $ 1,800
Accrued interest, taxes and other liabilities. . . . .         494            659         620
Stockholders' equity . . . . . . . . . . . . . . . . .      40,881         40,961      40,808
                                                            ------         ------      ------

       Total liabilities and stockholders' equity. . .     $51,075        $52,620     $43,228
                                                            ------         ------      ------
                                                            ------         ------      ------


STATEMENTS OF INCOME


                                            Three months ended
                                                 March 31,               Years ended December 31,
                                            ------------------       --------------------------------
                                              1996      1995           1995         1994       1993
                                            --------  --------       --------     --------   --------
                                                (Unaudited)
Income:
   Dividends from subsidiaries . . . .      $1,700    $1,700          $4,000       $3,424     $4,000
   Interest. . . . . . . . . . . . . .          29        32             126           76         41
   Intercompany fees . . . . . . . . .       1,190       972           3,770        3,478      3,063
                                             -----     -----           -----        -----      -----


       Total income. . . . . . . . . .       2,919     2,704           7,896        6,978      7,104

Expenses:
   Interest. . . . . . . . . . . . . .         188        27              79          206        377
   Salaries and benefits . . . . . . .         983       778           3,263        2,810      2,261
   Amortization of intangibles . . . .          46        45             320          464        467
   Other . . . . . . . . . . . . . . .         393       443           1,607        1,545      1,603
                                             -----     -----           -----        -----      -----

       Total expenses. . . . . . . . .       1,610     1,293           5,269        5,025      4,708
                                             -----     -----           -----        -----      -----


BEVERLY BANCORPORATION, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

NOTE 16 - CONDENSED FINANCIAL STATEMENTS - PARENT COMPANY ONLY - CONTINUED



                                            Three months ended
                                                 March 31,              Years ended December 31,
                                            ------------------       ------------------------------
                                              1996      1995           1995       1994       1993
                                            --------  --------       --------   --------   --------
                                                (Unaudited)

STATEMENTS OF INCOME -
   CONTINUED

Income before income taxes and
   equity in undistributed net income
   of subsidiaries . . . . . . . . . .       $1,309    $1,411          $2,627    $1,953     $2,396

Income tax benefit . . . . . . . . . .          105        71             352       400        745

Equity in undistributed net income
   of subsidiaries . . . . . . . . . .           29      (109)          3,225     4,063      2,105
                                              -----     -----           -----     -----      -----

       Net income. . . . . . . . . . .       $1,443    $1,373          $6,204    $6,416     $5,246
                                              -----     -----           -----     -----      -----
                                              -----     -----           -----     -----      -----


STATEMENTS OF CASH FLOWS


                                            Three months ended
                                                 March 31,              Years ended December 31,
                                            ------------------       ------------------------------
                                              1996      1995           1995       1994       1993
                                            --------  --------       --------   --------   --------
                                                (Unaudited)

Cash flows from operating activities:
   Net income. . . . . . . . . . . . .       $ 1,443    $1,373       $  6,204    $ 6,416    $ 5,246
   Adjustments to reconcile net
    income to net cash provided by
    operating activities
      Amortization of intangible
       assets. . . . . . . . . . . . .            46        45            320        464        467
      Provision for depreciation . . .            30        93            255        388        407
      Equity in undistributed net
       income of subsidiaries. . . . .           (29)      109         (3,225)    (4,063)    (2,105)
     (Increase) decrease in other
       assets. . . . . . . . . . . . .            74      (232)          (286)      (268)      (166)
      Increase (decrease) in
       accrued expense and other
       liabilities . . . . . . . . . .          (821)     (366)            39        (65)      (143)
                                              ------     -----        -------     ------     ------


BEVERLY BANCORPORATION, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

NOTE 16 - CONDENSED FINANCIAL STATEMENTS - PARENT COMPANY ONLY - CONTINUED


STATEMENTS OF CASH FLOWS -
    CONTINUED



                                            Three months ended
                                                 March 31,                 Years ended December 31,
                                            ------------------       ------------------------------
                                              1996      1995           1995       1994       1993
                                            --------  --------       --------   --------   --------
                                                (Unaudited)

       Net cash provided by
         operating activities. . . . .      $   743     $1,022       $  3,307    $ 2,872    $ 3,706

Cash flows from investing activities:
   Investment in subsidiaries. . . . .          (20)        44           (200)       -          -
                                             ------      -----        -------     ------     ------

       Net cash used in
         investment activities . . . .          (20)        44           (200)       -          -

Cash flows from financing activities:
   Cash dividends. . . . . . . . . . .         (198)      (231)          (887)      (870)      (800)
   Proceeds from issuance of stock . .           88         91            472        142        298
   Proceeds from note payable. . . . .          200         -          11,000         -          -
   Repayments of note payable. . . . .       (1,500)      (800)        (1,800)    (2,900)    (2,850)
   Repurchase of common stock. . . . .           -          -         (11,457)        -          -
   Proceeds from note receivable -
    officer stockholders . . . . . . .           20         29             29        240         29
                                             ------      -----        -------     ------     ------

       Net cash used in
         financing activities. . . . .       (1,390)      (911)        (2,643)    (3,388)    (3,323)
                                             ------      -----        -------     ------     ------

       Net (decrease) increase
         in cash . . . . . . . . . . .         (667)       155            464       (516)       383

Cash, beginning of period. . . . . . .          734        270            270        786        403
                                             ------      -----        -------     ------     ------

Cash, end of period. . . . . . . . . .      $    67     $  425       $    734    $   270    $   786
                                             ------      -----        -------     ------     ------
                                             ------      -----        -------     ------     ------


BEVERLY BANCORPORATION, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

NOTE 17 - SUBSEQUENT EVENTS

On February 27, 1996, the Board of Directors declared a 5% stock dividend on the Company's common stock. The record date for the foregoing stock dividend is April 5, 1996. The 5% stock dividend has been given retroactive effect in the consolidated financial statements and notes thereto.

On March 29, 1996, the Company's Stock Repurchase Agreements covering 772,335 shares of the Company's common stock were revoked.


- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

NOTE 18 - PROPOSED INITIAL PUBLIC OFFERING, REINCORPORATION AND MERGER

The Company was incorporated in Delaware on June 13, 1996 as a wholly-owned subsidiary of Bevery Bancorporation, Inc., an Illinois Company ("Beverly Illinois"). The Company has authorized 8,000,000 common shares with a par value of $.01 per common share. The Company intends to file a Registration Statement on Form S-1 with the Securities and Exchange Commission for an offering of its common stock and intends to sell 1,000,000 common shares with an additional 150,000 shares subject to the Underwriters' over-allotment option.

The Board of Directors is authorized to issue one or more series of preferred stock. The Board, without stockholder approval, may determine voting, conversion and other rights. Under the certificate of incorporation, the Board of Directors has authorized 1,000,000 shares of preferred stock.

Prior to the completion of the offering, Beverly Illinois will be merged with and into the Company and the Company will be the surviving corporation. Each outstanding share of common stock of Beverly Illinois will be converted into five shares of common stock of the Company. The reincorporation and merger must be approved by the holders of at least two-thirds of the outstanding shares of common stock of Beverly Illinois.

The consolidated financial statements have been restated to reflect the reincorporation and merger.

                             GRAPHIC MATERIAL - PICTURE OF
                        BEVERLY BANK'S 1923 FINANCIAL STATEMENT

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
     No dealer, salesperson or other person has been authorized to give information or to make any representation not contained in this Prospectus in connection with the offer contained herein and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or the Underwriters. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date as of which information is set forth herein. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation.

                                   _______________

                                  TABLE OF CONTENTS
                                                                            Page
                                                                            ----
Prospectus Summary..............................................................
Risk Factors....................................................................
Use of Proceeds.................................................................
Market for Common Stock and Dividends...........................................
Capitalization..................................................................
Dilution........................................................................
Selected Consolidated Financial Data............................................
Management's Discussion and Analysis
  of Results of Operations and Financial
  Condition.....................................................................
Business........................................................................
Management......................................................................
Principal Stockholders..........................................................
Supervision and Regulation......................................................
Description of Capital Stock....................................................
Shares Eligible for Future Sale.................................................
Underwriting....................................................................
Legal Matters...................................................................
Experts.........................................................................
Available Information...........................................................
Index to Consolidated Financial Statements...................................F-1
                                   _______________
     Until ______________, 1996 (25 days after the date of this Prospectus), all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligations of dealers to deliver a Prospectus when acting as Underwriters and with respect to their unsold allotments or subscriptions.


- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------


                                   1,000,000 SHARES



                             BEVERLY BANCORPORATION, INC.



                                     COMMON STOCK



                                      __________

                                      PROSPECTUS
                                      __________




                            HOWE BARNES INVESTMENTS, INC.



                                    JULY __, 1996
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                       PART II
                        INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution.



SEC registration fee . . . . . . . . . . . . . .       $ 6,345
NASD filing fee    . . . . . . . . . . . . . . .         2,340
Nasdaq listing fee . . . . . . . . . . . . . . .        29,875
Printing and engraving expenses    . . . . . . .        55,000
Fees and expenses of counsel . . . . . . . . . .       150,000
Fees and expenses of accountants . . . . . . . .       150,000
Transfer agent and registrar fees. . . . . . . .         5,000
Blue sky fees and expenses . . . . . . . . . . .        15,000
Miscellaneous      . . . . . . . . . . . . . . .        36,440
                                                       -------
           Total   . . . . . . . . . . . . . . .      $450,000
                                                      --------
                                                      --------


    Except for the SEC registration, NASD filing and Nasdaq listing fees, all of the foregoing expenses have been estimated. All expenses will be paid by the Company.

Item 14.  Indemnification of Directors and Officers.

    Under Delaware law, a corporation may indemnify any person who was or is a party or is threatened to be made a party to an action (other than an action by or in the right of the corporation) by reason of his service as a director or officer of the corporation, or his service, at the corporation's request, as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys' fees) that are actually and reasonably incurred by him ("Expenses"), and judgments, fines and amounts paid in settlement that are actually and reasonably incurred by him, in connection with the defense or settlement of such action, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. Although Delaware law permits a corporation to indemnify any person referred to above against Expenses in connection with the defense or settlement of an action by or in the right of the corporation, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests, if such person has been judged liable to the corporation, indemnification is only permitted to the extent that the Court of Chancery (or the court in which the action was brought) determines that, despite the adjudication of liability, such person is entitled to indemnity for such Expenses as the court deems proper. The General Corporation Law of the State of Delaware also provides for mandatory indemnification of any director, officer, employee or agent against Expenses to the extent such person has been successful in any proceeding covered by the statute. In addition, the General Corporation Law of the State of Delaware provides the general authorization of advancement of a director's or officer's litigation expenses in lieu of requiring the authorization of such advancement by the board of directors in specific cases, and that indemnification and advancement of expenses provided by the statute shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement or otherwise.

    The Certificate of Incorporation of the Registrant provides for the broad indemnification of the directors and officers of the Registrant and for advancement of litigation expenses to the fullest extent permitted by current Delaware law.

    The Certificate of Incorporation of the Registrant eliminates the personal liability of a director to the Registrant or its stockholders under certain circumstances, for monetary damages for breach of fiduciary duty as a director.

    Under the terms of the Underwriting Agreement filed as Exhibit 1 hereto, the Underwriters have agreed to indemnify, under certain conditions, the Company, its directors, certain of its officers and persons who control the Company within the meaning of the Securities Act of 1933, as amended (the "1933 Act"), against certain liabilities.

Item 15.  Recent Sales of Unregistered Securities.

    Pursuant to the Reincorporation, prior to the completion of the offering, Beverly Illinois will be merged with and into the Company and the Company will be the surviving corporation. After the Reincorporation, the Company will own all of the outstanding capital stock of the Banks and Beverly Trust. In connection with the Reincorporation, each outstanding share of common stock of Beverly Illinois will be converted into five shares of Common Stock of the Company.

    The only other securities sold by the Company within the past three years and not registered under the 1933 Act have been in connection with either the exercise of employee stock options granted to certain key employees of the Company pursuant to the Company's stock option plan; with the purchase of Common Stock through the Company's Dividend Reinvestment Plan; or with the issuance of Common Stock as Director's compensation.

    During fiscal year 1994, four employees of the Company exercised stock options for the purchase of a total of 105,000 shares of Common Stock at an average exercise price of $9.49 per share. During fiscal year 1995, three employees of the Company exercised stock options for the purchase of a total of 5,575 shares of Common Stock at an average exercise price of $8.57 per share. As of June 10, 1996, in fiscal year 1996, one employee of the Company has exercised stock options for the purchase of a total of 1,050 shares of Common Stock at an average exercise price of $8.57 per share.

    During fiscal year 1993, 91 stockholders of the Company acquired a total of 52,780 shares of Common Stock through the Dividend Reinvestment Plan at an average price of $6.23 per share. During fiscal year 1994, 103 stockholders of the Company acquired a total of 44,905 shares of

Common Stock through the Dividend Reinvestment Plan at an average price of $8.49 per share. During fiscal year 1995, 114 stockholders of the Company acquired a total of 38,633 shares of Common Stock through the Dividend Reinvestment Plan at an average price of $9.96 per share. As of June 10, 1996, in fiscal year 1996, 114 stockholders of the Company acquired a total of 11,808 shares of Common Stock through the Dividend Reinvestment Plan at an average price of $11.12 per share. Only stockholders who are Illinois residents could participate in the Dividend Reinvestment Plan.

    During fiscal year 1995, four directors of the Company were issued a total of 3,060 shares of Common Stock as compensation for their services at an average price of $9.52 per share. As of June 10, 1996, in fiscal year 1996, four directors of the Company were issued a total of 3,935 shares of Common Stock as compensation for their services at an average price of $11.05 per share.

    Such issuances have not and will not involve an underwriter, and no discount or commission has been or will be paid in connection therewith. Exemption from registration is provided under Rule 145 regarding transactions the sole purpose of which is to change an issuer's domicile solely within the United States, Section 4(2) of the 1933 Act for transactions by an issuer not involving any public offering, and Section 3(a)(11) of the 1933 Act for securities offered and sold only to persons resident within a single state.

ITEM 16.  Exhibits and Financial Statement Schedules.

(a)  Exhibits:

Exhibit
Number   Description of Exhibit
- ------   ----------------------

1        Form of Underwriting Agreement
2 Agreement and Plan of Merger between Beverly Bancorporation, Inc., an Illinois corporation, and Beverly Bancorporation, Inc., a Delaware corporation
3(a)     Certificate of Incorporation of the Registrant
3(b)     By-laws of the Registrant
4(a)     Form of Common Stock certificate (to be filed by amendment)
5        Opinion of Lord, Bissell & Brook (to be filed by amendment)
10(a) Promissory Note by Beverly Bancorporation, Inc. to Harris Trust & Savings Bank dated December 22, 1995 for $11,000,000.
10(b) Pledge and Security Agreement between Beverly Bancorporation, Inc. and Harris Trust & Savings Bank dated December 22, 1995.
10(c) Letter approving $500,000 revolving credit facility from Harris Trust & Savings Bank to Beverly Bancorporation, Inc. dated January 31, 1996.
10(d) Floating Rate Loan - Procedures letter between Beverly Bancorporation and Harris Trust & Savings Bank dated January 31, 1996.
10(e)    Beverly Bancorporation, Inc. Stock Option Plan.
10(f) Architecture service proposals from Archideas, Inc. to Beverly Bancorporation, Inc. and First National Bank of Wilmington dated February 5, 1996, February 8, 1996 and April 25, 1996. (to be filed by amendment)
10(g) Leases between Halstead Investment Group and Matteson-Richton Bank, as amended, relating to facility in Homewood, Illinois. (to be filed by amendment)
10(h) Lease between Beverly Bank and LaSalle National Trust, as Trustee, relating to a facility in Orland Park, Illinois. (to be filed by amendment)
21       Subsidiaries of the Registrant
23(a)    Consent of Grant Thornton LLP
23(b)    Consent of Lord, Bissell & Brook (to be included in Exhibit 5)
24       Powers of Attorney (included on page II-5)
27       Financial Data Schedule

(b)  Financial Statement Schedules:

    All schedules have been omitted either as inapplicable or because the required information is included in the financial statements or notes thereto.

Item 17.  Undertakings.

    (a) The undersigned Registrant hereby undertakes to provide to the Representative of the Underwriters at the closings specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by such Representative to permit prompt delivery to each purchaser.

    (b) Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

    (c) The undersigned Registrant hereby undertakes that for purposes of determining any liability under the 1933 Act, (i) the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the 1933 Act shall be deemed to be part of this Registration Statement as of the time it was declared effective, and (ii) each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                      SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago and State of Illinois on June 21, 1996.

                                  BEVERLY BANCORPORATION, INC.

                                  By/s/ Anthony R. Pasquinelli
                                    ---------------------------------------
                                     Anthony R. Pasquinelli
                                     Chairman of the Board

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Anthony R. Pasquinelli, John D. Van Winkle and John T. O'Neill, and each or any of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments and post-effective amendments to this Registration Statement, and to file the same with all exhibits thereto, unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their substitutes, may lawfully do or cause to be done by virtue thereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on June 21, 1996 by the following persons in the capacities indicated.


Name                                             Title
- ----                                             -----

/s/ Anthony R. Pasquinelli                  Chairman of the Board
- --------------------------------------
Anthony R. Pasquinelli

/s/ John D. Van Winkle                      President, Chief Executive Officer
- --------------------------------------      and Director
John D. Van Winkle


/s/ John T. O'Neill                         Executive Vice President, Chief
- --------------------------------------      Financial Officer and Principal
John T. O'Neill                             Accounting Officer



/s/ Christopher M. Cronin                   Director
- --------------------------------------
Christopher M. Cronin

/s/ Richard I. Polanek                      Director
- --------------------------------------
Richard I. Polanek

/s/ William C. Waddell                      Director
- --------------------------------------
William C. Waddell

                                    EXHIBIT INDEX

Exhibit
Number   Description of Exhibit                                           Page
- ------   ----------------------                                           ----

1        Form of Underwriting Agreement
2 Agreement and Plan of Merger between Beverly Bancorporation, Inc., an Illinois corporation, and Beverly Bancorporation, Inc., a Delaware corporation
3(a)     Certificate of Incorporation of the Registrant
3(b)     By-Laws of the Registrant
4(a)     Form of Common Stock certificate (to be filed by amendment)
5        Opinion of Lord, Bissell & Brook (to be filed by amendment)
10(a) Promissory Note by Beverly Bancorporation, Inc. to Harris Trust & Savings Bank dated December 22, 1995 for $11,000,000.
10(b) Pledge and Security Agreement between Beverly Bancorporation, Inc. and Harris Trust & Savings Bank dated December 22, 1995.
10(c) Letter approving $500,000 revolving credit facility from Harris Trust & Savings Bank to Beverly Bancorporation, Inc. dated January 31, 1996.
10(d) Floating Rate Loan - Procedures letter between Beverly Bancorporation and Harris Trust & Savings Bank dated January 31, 1996.
10(e)    Beverly Bancorporation, Inc. Stock Option Plan.
10(f) Architecture service proposals from Archideas, Inc. to Beverly Bancorporation, Inc. and First National Bank of Wilmington dated February 5, 1996, February 8, 1996 and April 25, 1996. (to be filed by amendment)
10(g) Leases between Halstead Investment Group and Matteson-Richton Bank, as amended, relating to facility in Homewood, Illinois. (to be filed by amendment)
10(h) Lease between Beverly Bank and LaSalle National Trust, as Trustee, relating to a facility in Orland Park, Illinois. (to be filed by amendment)
21       Subsidiaries of the Registrant
23(a)    Consent of Grant Thornton LLP
23(b)    Consent of Lord, Bissell & Brook (to be included in Exhibit 5)
24       Powers of Attorney (included on page II-5)
27       Financial Data Schedule